UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Conmed Healthcare Management, Inc.

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CONMED HEALTHCARE MANAGEMENT, INC.
7250 Parkway Drive
Suite 400
Hanover, Maryland 21076

October 25, 2011

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Conmed Healthcare Management, Inc. (Conmed) to be held on Tuesday, November 15, 2011 at 9:00 a.m. (local time), at the offices of Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036.

At the meeting, you will be asked to adopt the Agreement and Plan of Merger, dated July 11, 2011, as amended, that Conmed has entered into with Ayelet Investments LLC (Ayelet) and Ayelet Merger Subsidiary, Inc. (Merger Sub) and approve the merger of Conmed with Merger Sub. If the merger is completed, Conmed will become a wholly-owned subsidiary of Ayelet and each share of our common stock will be converted into the right to receive $3.85 in cash, without interest and less any applicable withholding taxes.

After careful consideration, Conmed’s board of directors has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Conmed and its stockholders. Accordingly, Conmed’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Agreement and Plan of Merger and approve the merger of Conmed and Ayelet Merger Subsidiary under the laws of the State of Delaware and Conmed’s continuation as a Delaware corporation and a wholly-owned subsidiary of Ayelet.

In addition, at the meeting, you will be asked to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to Conmed’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table on page 40 of the accompanying proxy statement. Conmed’s board of directors recommends that you vote “FOR” the proposal to approve a nonbinding advisory vote on the “golden parachute” compensation payable to Conmed’s named executive officers in connection with the merger. Adoption of the merger agreement and advisory approval of the “golden parachute” compensation are subject to separate votes by Conmed’s stockholders, and approval of the “golden parachute” compensation is not a condition to the completion of the merger. You are also being asked to approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Conmed’s board of directors recommends that you vote “FOR” the proposal to approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The enclosed proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and other related matters. A copy of the merger agreement is attached as Annex A to the proxy statement that is enclosed with the notice of the special meeting. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain additional information about Conmed from documents Conmed has filed with the Securities and Exchange Commission. If you have any questions, you may contact our investor relations department at (410) 567-5520.

Your vote is very important.  We cannot complete the merger unless the holders of at least a majority of our outstanding shares of common stock vote in favor the merger proposal, whether in person or by proxy.

Whether or not you plan to attend the special meeting, please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed postage prepaid envelope. If you have Internet access, we encourage you to record your vote through the Internet. If you receive more than one proxy card because you own shares of common stock that are registered differently, please vote all of your shares of common stock shown on all of your proxy cards. If you own common stock that is held in “street name,” please follow the instructions of your bank, broker, nominee or other holder of record through which you hold your shares. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Richard W. Turner
Richard W. Turner, Ph.D.
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 25, 2011, and is first being mailed to stockholders on or about October 25, 2011.

CONMED HEALTHCARE MANAGEMENT, INC.
7250 Parkway Drive
Suite 400
Hanover, Maryland 21076

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON November 15, 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Conmed Healthcare Management, Inc. (Conmed) will be held on Tuesday, November 15, 2011, at 9:00 a.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, and at any adjournment or postponement thereof, for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 11, 2011, as amended (the merger agreement), among Conmed, Ayelet Investments LLC, a Delaware limited liability company (Ayelet), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Ayelet (Merger Sub), and approve the merger of Conmed and Merger Sub and Conmed’s continuation as a Delaware corporation and a wholly-owned subsidiary of Ayelet (referred to as the merger);
2.	to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to Conmed’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table on page 40 of the accompanying proxy statement; and
3.	to approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies; and
4.	to transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of Conmed.

Conmed’s board of directors has fixed the close of business on October 24, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting or any adjournments thereof. For a period of ten days prior to the special meeting, a list of stockholders will be kept at Conmed’s corporate headquarters and shall be available for inspection by stockholders during usual business hours. A list of stockholders will also be available for inspection at the special meeting.

Conmed’s board of directors has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Conmed and its stockholders.

Conmed’s board of directors unanimously recommends that Conmed’s stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger, “FOR” the nonbinding proposal to approve the “golden parachute” compensation and “FOR” the proposal to approve any adjournment or postponement of the meeting.

All holders of common stock are cordially invited to attend the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of outstanding shares of common stock, whether in person or by proxy. Directions to the offices of Kramer Levin Naftalis & Frankel, LLP are included on the outside back cover of this proxy statement.

By Order of the Board of Directors,
/s/ Richard W. Turner

Richard W. Turner, Ph.D., Chairman

October 25, 2011

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR BY MAIL IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY.

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SUMMARY TERM SHEET

This summary term sheet summarizes selected information in this proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. We encourage you to read this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, as well as the other annexes to this proxy statement, for a more complete understanding of the matters being considered at the special meeting. Each of the items in this summary includes a page reference directing you to a more complete description of that item.

Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to the “Company,” “Conmed,” “we,” “us” or “our” refer to Conmed Healthcare Management, Inc. and its subsidiaries; all references to “Ayelet” refer to Ayelet Investments LLC, a Delaware limited liability company; all references to “Merger Sub” refer to Ayelet Merger Subsidiary, Inc., a Delaware corporation; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated July 11, 2011, as amended, among Conmed, Ayelet and Merger Sub, which is attached to this proxy statement as Annex A; all references to the “merger” refer to the merger of Conmed and Merger Sub under the laws of the State of Delaware pursuant to the merger agreement and Conmed’s continuation as a Delaware corporation and a wholly-owned subsidiary of Ayelet; all references to the “merger proposal” refer to the proposal to adopt the merger agreement and approve the merger; all references to the “golden parachute proposal” refer to the proposal to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table; and all references to the “adjournment proposal” refer to the proposal to approve any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The Parties to the Merger

Conmed Healthcare Management, Inc.  Conmed Healthcare Management, Inc., a Delaware corporation, provides healthcare services to county and municipal detention centers across the U.S. Conmed’s principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, and its telephone number is (410) 567-5520.

Ayelet Investments LLC.  Ayelet Investments LLC, a Delaware limited liability company, is controlled by James H. Desnick, M.D. and his affiliates, who we refer to as “Dr. Desnick,” and which was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions.

Ayelet Merger Subsidiary, Inc.  Ayelet Merger Subsidiary, Inc., a Delaware corporation, which we refer to as “Merger Sub,” is a wholly-owned subsidiary of Ayelet and was formed solely for the purpose of effecting the merger. Merger Sub has not conducted any operations or engaged in any activities other than entering into the merger agreement and the transactions contemplated thereby.

See “The Merger — Parties to the Merger” on page 20.

The Merger

On July 11, 2011, Conmed entered into the merger agreement with Ayelet and Merger Sub. Pursuant to the merger agreement, Merger Sub and Conmed will merge under the laws of the State of Delaware, and Conmed will continue as a Delaware corporation, which we refer to as the “merger company.” Following the merger, Ayelet will directly own all of the outstanding capital shares of Conmed, and Conmed will be a wholly-owned subsidiary of Ayelet and will cease to be an independent, publicly traded company. A copy of the merger agreement is attached to this proxy statement as Annex A. See “The Merger” beginning on page 20 ..

Merger Consideration

If the merger is completed, you will be entitled to receive $3.85 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Conmed, which we sometimes refer to as “common stock,” that you own (except for shares owned by Ayelet, Merger Sub, Conmed or any of its subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the “excluded shares”).

Treatment of Stock Options and Warrants

On July 11, 2011, the board of directors of Conmed approved an amendment to the 2007 Stock Option Plan of Conmed, which we refer to as “our equity incentive plan,” to provide that if we enter into a definitive plan of merger or consolidation which provides for the cancellation of all outstanding stock options and the payment in cash or other property therefor, then such stock options will be deemed automatically amended, modified or otherwise adjusted in accordance with the terms of such definitive plan of merger or consolidation. A condition to consummating the merger requires that we obtain the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying the outstanding stock options to the amendment. The merger agreement provides upon the completion of the merger, stock options will be cancelled in exchange for an amount of cash equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of such options, without interest and less any applicable withholding taxes.

Another condition to consummating the merger requires that we obtain the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying outstanding warrants to a proposed amendment to the warrants. The proposed amendment provides that if we merge with another company in which we continue as the surviving entity following such merger, under the terms of which the holders of common stock will receive upon consummation of the merger a cash payment for each share surrendered in the merger, any portion of the warrant which remains unexercised upon the consummation of the merger will be canceled at the effective time of the merger, and the warrant holder will be entitled to receive from the surviving corporation in the merger, in exchange for the termination of the warrant, an amount of cash equal to the excess, if any, of the per share merger consideration over the per share exercise price of such warrant. If a holder of an outstanding warrant executes the amendment, upon the completion of the merger, such warrant will be cancelled in exchange for an amount of cash equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of such warrant, without interest and less any applicable withholding taxes.

See “The Merger — Effect of the Merger” on page 20 and “The Merger Agreement — Treatment of Stock Options” and “— Treatment of Warrants” on page 45.

Procedures for Receiving the Merger Consideration

If the merger is completed, each stockholder will receive materials from the exchange agent, Wells Fargo Bank, National Association. As soon as reasonably practicable after the completion of the merger, the exchange agent will provide to each holder of record of common stock a letter of transmittal containing detailed instructions that explain how to surrender stock certificates. Each stockholder will receive cash for his, her or its shares of common stock from the exchange agent after complying with these instructions. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of the “street name” shares and receive the merger consideration for those shares. Please do not return your stock certificates with the enclosed proxy or send your stock certificates without a properly completed letter of transmittal. See “The Merger Agreement — Payment for Shares and Exchange Procedures” on page 46.

The Special Meeting

Purpose.  At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement and approve the merger, a proposal to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger, and a proposal to approve any adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies or to satisfy certain conditions to the completion of the merger.

Record Date and Voting.  You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on October 24, 2011, the record date for the determination of stockholders entitled to vote at the special meeting. Each outstanding share of common stock at the close of business on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment or postponement thereof. As of the record date, there were outstanding an aggregate of 13,132,481 shares of common stock entitled to vote at the special meeting. See “The Special Meeting — Record Date,” “— Shares Entitled to Vote,” and “— Quorum” beginning on page 16.

Shareholder Vote Required.  Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. See “The Special Meeting — Vote Required for Approval” on page 16 and “The Special Meeting — Voting; Proxies and Revocation” beginning on page 18.

Voting Information.  Before voting your shares, we encourage you to read this proxy statement in its entirety, including its annexes, and carefully consider how the merger will affect you. To ensure that your shares are voted at the special meeting, please submit your vote through the Internet or by telephone or complete, sign, date and mail the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the U.S.) as soon as possible. If you hold shares in “street name,” you should follow the instructions provided by your broker, bank or other nominee regarding the voting of your shares.

Shares Held by Executive Officers and Directors.  At the close of business on the record date, our directors and executive officers held and are entitled to vote at the special meeting an aggregate of 2,662,461 shares of common stock, representing 20.3% of the aggregate number of shares of common stock outstanding on that date. Each of our directors and executive officers has informed us that he intends to vote all of his shares “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal. John Pappajohn, who is one of our directors, has entered into a voting agreement with Ayelet pursuant to which he agreed to vote all of his shares of common stock “FOR” the merger proposal. See “Voting Agreements” beginning on page 17.

Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger

After careful consideration of the various factors described in the section entitled “The Merger —  Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger,” our board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Conmed and its stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger proposal. See “The Merger — Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger” beginning on page 25. Our board of directors also unanimously recommends that you vote “FOR” the golden parachute proposal and “FOR” the adjournment proposal. See “Golden Parachute Proposal” on page 9 and “Adjournment Proposal” on page 18.

Opinion of Conmed’s Financial Advisor

On July 11, 2011, Gleacher & Company Securities, Inc., which we refer to as “Gleacher,” rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Gleacher’s written opinion dated the same date) to the effect that, as of July 11, 2011, the consideration to be received by the holders of common stock other than the “excluded persons” and their affiliates in the merger was fair, from a financial point of view, to such holders. For purposes of Gleacher’s opinion, the “excluded persons” were Dr. Desnick, investment funds and other parties affiliated or associated with Dr. Desnick, and LLCP and its affiliated or associated funds, which we collectively refer to as the “excluded persons.”

Gleacher’s opinion was directed to our board of directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the holders of common stock other than the excluded persons and their affiliates in the merger, and did not address any other aspect or implication of the proposed merger. The summary of Gleacher’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gleacher in preparing its opinion. However, neither Gleacher’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder of Conmed as to how such stockholder should act or vote with respect to any matter relating to the merger.

See “The Merger — Opinion of Conmed’s Financial Advisor” beginning on page 27.

Material U.S. Federal Income Tax Consequences

The merger will be a taxable transaction to you for U.S. federal income tax purposes if you are a U.S. holder (as defined below). In general, if you are a U.S. holder, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash you receive and your basis in the shares surrendered. If you hold the shares as capital assets, such gain or loss will be capital gain or loss and will be long term capital gain or loss if your holding period for such shares is more than one year as of the effective date of the merger. If you are a non-U.S. holder (as defined below), you generally will not be subject to U.S. federal income tax on any gain realized in the merger unless you have certain connections to the U.S. The payment of cash in the merger will be subject to information reporting and may be subject to backup withholding, currently at a 28% rate, if you fail to furnish a correct taxpayer identification number or otherwise fail to comply with applicable backup withholding rules and certification requirements. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under any applicable treaty or federal, state, local, foreign and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41.

Financing of the Merger

Ayelet has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the proceeds of which will be used by Ayelet to pay the merger consideration and the related fees and expenses of Ayelet and Merger Sub in connection with the merger. In addition, certain costs of the merger and related transactions will be satisfied by Conmed’s cash and cash equivalents on hand. See “The Merger — Financing” beginning on page 35.

Pursuant to the equity commitment, Dr. Desnick, through India Investment Company, which is a Delaware corporation controlled by Dr. Desnick and we refer to as “India Investment,” has committed to capitalize Ayelet, at or prior to the completion of the merger, with an equity contribution of at least $21.75 million and the contribution of $5.51 million of equity comprised of 1,430,778 shares of common stock, on the terms and subject to the conditions set forth in the equity commitment letter dated July 11, 2011, which we refer to as the “equity commitment letter.” Dr. Desnick’s obligation to fund the equity financing contemplated by the equity financing commitment is generally subject to satisfaction or waiver of the conditions to consummation of the merger and the concurrent funding of the debt financing.

Pursuant to its debt commitment, an affiliate of Levine Leichtman Capital Partners, Inc., which we refer to as “LLCP,” has committed to provide a senior secured note with a face amount of $20.0 million for a purchase price of $18.5 million and a $5.5 million convertible note, each on the terms and subject to the conditions set forth in a debt commitment letter dated July 11, 2011, which we refer to as the “debt commitment letter.” The obligations of LLCP to provide debt financing under the debt commitment letter are subject to customary conditions. The final termination date for the debt commitment letter is December 31, 2011.

We believe the amounts committed under the equity and debt financing commitments plus our cash and cash equivalents of between approximately $12.0 million to $15.0 million that we are required to have on hand upon the closing of the merger will be sufficient to complete the merger. We cannot assure you, however, that we will have the required cash on hand at the closing, that the full amount of the financing will be available or that the committed financing will be sufficient to complete the transactions contemplated by the merger. The amounts committed might be insufficient if, among other things, one or more of the parties fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. The failure of Ayelet and Merger Sub to obtain any portion of the committed financing (or any alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Ayelet may be obligated to pay a termination fee of approximately $2.3 million to us as described under “The Merger Agreement — Termination Fee; Expenses” beginning on page 58.

Interests of Conmed’s Directors and Executive Officers

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. See “The Merger — Interests of Conmed’s Directors and Executive Officers in the Merger” beginning on page 38. These interests include:

•	certain of our executive officers will be entitled to change-of-control payments upon the consummation of the merger;
•	the stock options held by executive officers and directors will vest automatically upon completion of the merger and for each stock option they will receive in cash the excess of $3.85 per share over the applicable exercise price of each option;
•	certain of our executive officers will have roles with Conmed following the merger; and
•	our executive officers and directors will benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers and directors.

In addition, Mr. Pappajohn, who is one of our directors, has entered into a voting agreement with Ayelet pursuant to which he agreed to vote all of his shares of common stock “FOR” the merger proposal. See “Voting Agreements” beginning on page 61.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously adopt the merger agreement and approve the merger and recommend that our stockholders vote in favor of the adoption of the merger agreement and approval of the merger.

Regulatory Approvals

We believe that the merger is not subject to the reporting and waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act.” Thus, no filings have been made or are presently contemplated with the U.S. Department of Justice, which we refer to as the “DOJ,” and the U.S. Federal Trade Commission, which we refer to as the “FTC.” Nevertheless, the DOJ or the FTC as well as, in certain circumstances, state attorneys general or private persons, may challenge the merger at any time before or after its completion.

We and Ayelet have committed to use reasonable best efforts to cooperate with each other to obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders necessary to complete the merger. There can be no assurance that we will obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders.

Delisting and Deregistration of the Common Stock

If the merger is completed, our common stock will be delisted from the NYSE Amex and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to stockholders in connection with meetings of stockholders.

Conditions to the Merger

The completion of the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement — Closing Conditions” beginning on page 54. Those conditions include the following:

•	our stockholders shall have approved the merger proposal;
•	no governmental authority shall have issued an order or taken other action which prohibits consummation of the transactions contemplated by the merger agreement;
•	the representations and warranties of each of Ayelet, Merger Sub and Conmed are true and correct when made and as of the closing under the merger agreement, subject to material adverse effect qualifications;
•	each of Ayelet, Merger Sub and Conmed shall have performed in all material respects each of the covenants required to be performed by it under the merger agreement;
•	no event, condition, change, effect or development since the date of the merger agreement has had or will have a material adverse effect on Conmed;
•	no more than an aggregate of 7% of our outstanding shares of common stock are dissenting shares;
•	no change in a law or order, the enforcement of a law or order or the public announcement by a governmental authority indicating that it intends to change its interpretation or enforcement of a law or order which would reasonably be expected to impair in any material respect our ability to continue to conduct our businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington;
•	immediately prior to consummation of the merger, we shall have on hand cash and cash equivalents in an aggregate amount equal to or greater than the sum of (1) $12 million, plus (2) an amount equal to the outstanding principal amount due and owing by us to Premium Assignment Corporation as of the closing date of the merger under the Premium Finance Agreement dated September 28, 2011 by and between us and Premium Assignment Corporation, plus (3) an amount equal to the portion of payroll accrual for the period beginning on the day following the last pay date preceding the closing date and ending on the closing date, which we refer to as the “minimum cash on hand closing condition;”
•	there shall not have been any cancellation or termination of our customer contracts that were in effect as of the date of the merger agreement, that in aggregate would have the effect of a loss of revenue greater than approximately $4.3 million over a twelve month period;
•	we shall have obtained the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying our outstanding stock options to an amendment to our equity incentive plan;
•	we shall have obtained the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying our outstanding warrants to an amendment to the warrants;
•	we shall have obtained a fully-enforceable endorsement to our outstanding surety bonds providing that the insurer will not take certain actions as a result of the merger;
•	we shall have obtained a fully-enforceable endorsement to our existing professional liability insurance policy that provides the policy shall continue in full force and effect following the merger and the insurer will not make changes to the policy as a result of the merger except for a change of the named insured;
•	we shall have filed an amended federal tax return for 2007 and paid all amounts due in connection therewith; and
•	we shall have provided a certificate certifying that the shares of common stock are not U.S. real property interests within the meaning of U.S. Internal Revenue Code.

Obligation Not to Solicit Acquisition Proposals and Recommendation of Our Board

From and after July 11, 2011, subject to certain exceptions, we may not:

•	solicit, initiate or knowingly encourage or facilitate another acquisition proposal;

•	engage in any discussions or negotiations regarding, or provide any person with non-public information in connection with, or otherwise cooperate in any way with, another acquisition proposal;
•	fail to make, or withdraw, change, qualify or modify (or publicly propose to withdraw, change, qualify or modify) in a manner adverse to Ayelet, our board of directors’ recommendation of the merger;
•	enter into any agreement or understanding relating to another acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or breach our obligations under the merger agreement;
•	grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities; or
•	resolve or propose to do any of the foregoing.

Notwithstanding these restrictions, our board of directors may respond to a bona fide unsolicited acquisition proposal and terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal so long as we comply with certain terms of the merger agreement, including paying Ayelet a termination fee and reimbursing it for expenses incurred in connection the merger. See “The Merger Agreement — Acquisition Proposals” beginning on page 51.

Termination of the Merger Agreement

Under certain circumstances, the merger agreement may be terminated and the merger abandoned prior to the completion of the merger, whether before or after obtaining stockholder approval of the merger proposal. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57. The merger agreement generally may be terminated:

•	by mutual written consent of Ayelet and Conmed;
•	by either Ayelet or Conmed if:
—	the merger is not completed by December 31, 2011, which we refer to as the “end date;”
—	any law or order makes consummation of the merger illegal or otherwise prohibited or any governmental authority issues an order, decree or rule or takes any other action that has the effect of permanently enjoining or otherwise prohibiting us or Ayelet from consummating the merger and such injunction or other action shall have become final and nonappealable; or
—	the stockholders of Conmed do not approve the merger proposal at the special meeting or at any adjournment or postponement thereof;
•	by Ayelet if:
—	(1) our board of directors withholds, withdraws, changes, qualifies or modifies its recommendation with respect to the merger in a manner adverse to Ayelet, or adopts, approves or recommends any acquisition proposal, or publicly proposes to do the foregoing, which we refer to collectively as an “adverse company recommendation change,” (2) our board of directors failed to include a recommendation in favor of the merger in this proxy statement, (3) we fail to call or hold the special meeting, (4) at any time after receipt or public announcement of an acquisition proposal, our board of directors fails to recommend against any publicly announced acquisition proposal and reaffirm a recommendation in favor of the merger within 3 business days after receipt of any written request from Ayelet to do so, and at least 2 days prior to the special meeting, (5) we enter into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an acquisition proposal, (6) a tender or exchange offer relating to our securities shall have been commenced by a third party and we do not send to stockholders a statement disclosing that our board of directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given, or (7) we or our board of directors shall have publicly announced an intention to do any of the actions set forth in clauses (1), (2) or (5);
—	we breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement, which results in the failure of the conditions to the closing of the merger agreement relating to our compliance with our obligations under the merger agreement, the accuracy of our representations and warranties, subject to material adverse effect qualifications, or the absence of a material adverse effect on us, and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days;
—	certain of the conditions to completion of the merger are not satisfied within 30 days following the date on which stockholders approve the merger; or
—	a change in a law or order, the enforcement of a law or order or the public announcement by a governmental authority indicating that it intends to change its interpretation or enforcement of a law or order that would reasonably be expected to impair in any material respect our ability to continue to conduct our businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington;
•	by us if:
—	before stockholders approve the merger, (1) our board of directors authorize us to enter into a definitive, written agreement concerning a superior proposal, and (2) we pay Ayelet a termination fee of approximately $2.3 million and an amount equal to all of the documented out-of-pocket expenses of Ayelet, provided that the aggregate payment of the termination fee and expenses shall not exceed approximately $2.9 million;
—	Ayelet or Merger Sub materially breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days; or
—	(1) all of the conditions to merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), (2) we are, at such time, ready, willing and able to consummate the merger and have not materially breached any representation, warranty, covenant or agreement, and (3) on the end date, none of Ayelet, Merger Sub or the merger company shall have received the proceeds of the equity financing or debt financing.

Effect of Termination; Termination Fee and Expenses; Dr. Desnick Guaranty

The merger agreement contains certain termination rights for us and Ayelet as described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57. Under specified circumstances, if the merger agreement is terminated we will be required to pay Ayelet a termination fee equal to approximately $2.3 million and/or reimburse Ayelet for its expenses incurred in connection with the transaction, provided that our total payments to Ayelet will not exceed approximately $2.9 million. If the merger agreement is terminated due to Ayelet’s failure to consummate the merger based on a failure to obtain financing, Ayelet will be required to pay us a termination fee equal to approximately $2.3 million. See “The Merger Agreement — Termination Fee; Expenses” beginning on page 58.

Dr. Desnick has guaranteed Ayelet’s and Merger Sub’s obligations to pay to us the termination fee owed by Ayelet pursuant to the terms and conditions of the merger agreement. See “The Merger Agreement — Dr. Desnick Guaranty” on page 60

Dissenters’ Rights

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law, which we refer to as “Section 262.” This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

The right to appraisal is subject to a number of restrictions and technical requirements. Generally, to exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold the shares of common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. If you hold your shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

See “Dissenters’ Rights,” beginning on page 65 for a more detailed discussion of your appraisal rights and the text of Section 262 attached to this proxy statement as Annex D.

Market Price of Conmed’s Common Stock

Our common stock is listed on the NYSE Amex under the symbol “CONM.” The closing prices of our common stock on the NYSE Amex on May 13, 2011, the last trading day prior to Dr. Desnick’s public announcement of his proposal to acquire us at $3.85 per share, and on May 24, 2011, the last trading prior to our announcement that we had entered into an exclusivity period with Dr. Desnick, were $3.05 and $3.70, respectively. On October 21, 2011, the last practicable trading day before the date of this proxy statement, the closing price of our common stock on the NYSE Amex was $3.74.

Approval of “Golden Parachute” Executive Compensation

We are providing common stockholders with the opportunity to cast a nonbinding advisory vote on the compensation that may be payable to our named executive officers in connection with the merger, as reported on the Golden Parachute Compensation table on page 40. Our board of directors unanimously recommends that you vote FOR the golden parachute proposal.

Adoption on an advisory basis of the “golden parachute” compensation to be paid or payable in connection with the merger requires the approval of a majority of the votes represented by the shares of common stock present and entitled to vote thereon. Approval of the “golden parachute” compensation is not a condition to completion of the merger, and the vote related thereto is advisory only and will not be binding on us. Therefore, regardless of whether stockholders vote to approve the “golden parachute” compensation, if the merger is approved by the holders of our common stock and completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

Litigation Related to the Merger

On July 15, 2011, a purported class action complaint was filed in the Circuit Court for Anne Arundel County, captioned Noble Equity Fund, LP v. Conmed Healthcare Management, Inc., et. al., Case No.: 02-C-11-162695, on behalf of a putative class of our stockholders and naming as defendants the Company, all members of our board of directors, Ayelet and Merger Sub. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of our board of directors breached their fiduciary duties owed to our stockholders and that Ayelet and Merger Sub aided and abetted the members of our board of directors in the alleged breaches of their fiduciary duties. On September 6, 2011, we and the other parties to the lawsuit reached a settlement, which provides for the dismissal with prejudice of the lawsuit and a release of the defendants from all present and future claims asserted in the lawsuit in exchange for, among other things, providing you with additional disclosure contained in this proxy statement. The proposed settlement is subject to a number of conditions, including, without limitation, court approval of the proposed settlement. There is no assurance that these conditions will be satisfied. See “The Merger — Litigation Related to the Merger” on page 43.

QUESTIONS AND ANSWERS
ABOUT THE SPECIAL MEETING AND MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement and the Annexes to this proxy statement.

Q:	Why am I receiving this proxy statement?
A:	Our board of directors is furnishing this proxy statement to you in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or any adjournment or postponement thereof relating to the merger agreement and the merger described herein.
Q:	What am I being asked to vote on?
A.	You are being asked to vote on a proposal to adopt the merger agreement and approve the merger whereby we would be acquired by Ayelet. The acquisition will be accomplished by a merger of Conmed and Merger Sub, a wholly-owned subsidiary of Ayelet. As a result of the merger, Conmed and Merger Sub will merge and Conmed will continue as a Delaware corporation, and Conmed will become a wholly-owned subsidiary of Ayelet. You are also being asked to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger and to grant our board of directors the authority to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to constitute a quorum or approve the merger proposal.
Q:	How does Conmed’s board of directors recommend that I vote?
A:	Our board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal. You should read “The Merger — Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger” beginning on page 25 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger proposal.
Q:	Why is Conmed’s board of directors recommending that I vote in favor of the merger proposal?
A:	Our board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Conmed and its stockholders. Accordingly, our board unanimously recommends that you vote “FOR” the merger proposal. In arriving at its recommendation, our board carefully considered a number of factors, including those factors described in this proxy statement. See “The Merger — Background of the Merger” beginning on page 20 and “The Merger — Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger” beginning on page 25.
Q:	What will I receive in the merger?
A:	Upon completion of the merger, you will be entitled to receive $3.85 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock that you own immediately prior to the completion of the merger, unless you have properly and validly perfected your dissenters’ rights with respect to the merger. For example, if you own 100 shares of common stock immediately prior to the completion of the merger, you will be entitled to receive $385 in cash, without interest and less any applicable withholding taxes, in exchange for your 100 shares of common stock.

Q:	What will happen to outstanding stock options and warrants in the merger?
A:	Upon completion of the merger, (1) each outstanding stock option will be cancelled in exchange for an amount of cash equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of such option, and (2) if a holder of an outstanding warrant has executed the warrant amendment described in this proxy statement, such warrant will be cancelled in exchange for an amount of cash equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of such warrant.
Q:	Am I entitled to dissenters’ rights?
A:	Yes. Under the Delaware General Corporation Law, you have the right to seek appraisal of the fair market value of your shares of common stock, as determined by the Delaware Court of Chancery, if the merger is completed, but only if (a) you do not vote in favor of adoption of the merger agreement, (b) you deliver a written demand before the vote (as described elsewhere in this proxy statement), (c) you continuously hold through the effective time of the merger the shares for which you demand appraisal and (d) meet the other requirements of the Delaware General Corporation Law. See “Dissenters’ Rights” beginning on page 65 for a more detailed discussion of dissenters’ rights and the provisions of Section 262 of the Delaware General Corporation Law, attached to this proxy statement as Annex D. Failure to follow the procedures set forth in Section 262 of the Delaware General Corporation Law will result in the loss of appraisal rights.
Q:	What will happen to Conmed as a result of the merger?
A:	Upon completion of the merger, we will become a wholly-owned subsidiary of Ayelet, and our common stock will no longer be listed on any stock exchange, including the NYSE Amex, or quotation system, and will be deregistered under the Exchange Act.
Q:	Are there conditions to the completion of the merger?
A:	There are numerous conditions that must be satisfied prior to the completion of the merger, many of which are beyond our control. These conditions are described in detail under “The Merger Agreement — Closing Conditions” beginning on page 54.
Q:	When will the merger be completed if the merger proposal is approved?
A:	We are working to complete the merger as quickly as possible and currently anticipate the merger will be completed in the third quarter of 2011. However, the exact timing of the completion of the merger cannot be predicted because all closing conditions related to the merger must be satisfied or waived prior to completion. A number of closing conditions are beyond our control and we cannot assure you that all of the conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.
Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes. If you are a stockholder of record, you can ensure your shares of common stock are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope or by voting through the Internet or by telephone. If you hold your shares of common stock in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy card.
Q:	When and where will the special meeting be held?
A:	The special meeting will be held on Tuesday, November 15, 2011 at 9:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036.

Q:	Who is entitled to vote at the special meeting?
A:	Stockholders of record as of the close of business on October 24, 2011, the record date for the special meeting, are entitled to receive notice of and vote at the special meeting, and at any adjournments or postponements thereof.
Q:	How many votes do I have?
A:	You will have one vote for each share of common stock that you held at the close of business on October 24, 2011.
Q:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?
A:	Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide the bank, brokerage firm or other nominee with voting instructions, your shares will not be voted. Currently, banks, brokerage firms or other nominees have the authority to vote shares of common stock for which their customers do not provide voting instructions on certain “routine” matters. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, the golden parachute proposal and the adjournment proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters, which we refer to generally as “broker non-votes.”
Q:	What vote is required to approve each proposal?
A:	The merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Because the affirmative vote required to approve the merger proposal is based on the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the merger proposal. The golden parachute proposal and the adjournment proposal each requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the golden parachute proposal and the adjournment proposal. If you fail to submit a proxy or vote in person at the special meeting, or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock, your shares of common stock will not be voted and will not have an effect on the golden parachute proposal or the adjournment proposal.
Q:	How are votes counted?
A:	For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the merger proposal. For the golden parachute proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the golden parachute proposal and adjournment proposal. Broker non-votes will not have an effect on the golden parachute proposal or the adjournment proposal.
Q:	How do I vote?
A:	You may vote by:
•	Internet using the Internet voting instructions printed on your proxy card;
•	telephone using the telephone number printed on your proxy card;
•	signing and dating each proxy card you receive and returning it in the enclosed postage prepaid envelope;

•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee; or
•	attending the special meeting and voting in person, as more fully described below.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

Q:	May I attend the special meeting and vote in person?
A:	Yes. All stockholders at the close of business on the record date may attend the special meeting and vote in person. If your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of shares in order to attend the special meeting and vote in person.

Whether or not you plan to attend the special meeting, please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed postage prepaid envelope.

Q:	How can I change or revoke my vote?
A:	If you submit your proxy by mail, through the Internet or by telephone, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:
•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;
•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting specified on your proxy card;
•	giving written notice of the revocation of your proxy to our corporate secretary at Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, that is actually received by our corporate secretary prior to the special meeting; or
•	voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	You may receive more than one proxy or set of voting instructions relating to the special meeting if your shares are held in more than one account. Each proxy should be completed, dated, signed and returned separately as described elsewhere in this proxy statement to ensure that all of your shares are voted. If your shares are held in “street name,” then you will need to follow the voting instructions provided by your respective brokers, banks or other nominees.
Q:	When will I receive the merger consideration for my shares?
A:	After the merger is completed, you will receive a letter of transmittal with detailed instructions that explain how to exchange each share of common stock that you own for the merger consideration of $3.85 per share in cash, without interest and less any applicable withholding taxes. After you properly complete and return the required documentation described in the written instructions, you will receive payment of the merger consideration for your shares.

Q:	What happens if I sell my shares before the special meeting or before completion of the merger?
A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected completion of the merger. If you transfer your shares of common stock after the record date but before the special meeting, or before the completion of the merger, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares of common stock. In addition, if you sell your shares of common stock before the special meeting or before the completion of the merger, you will not be eligible to exercise any dissenters’ rights in respect of the merger. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting them, see “Dissenters’ Rights” beginning on page 65.
Q:	Will a proxy solicitor be used?
A:	Yes. We have engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. We will pay Georgeson a base fee of $7,500. We have also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation. We will indemnify Georgeson against certain liabilities, including liabilities under federal securities laws, so long as such liabilities do not result from the willful misconduct or gross negligence of Georgeson. In addition, our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares that the brokers, banks and other nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.
Q:	Should I send in my stock certificates now?
A:	No. Please do not send your stock certificates in now. After the merger is completed, you will receive a letter of transmittal with detailed instructions that explain how to exchange your shares of common stock for the merger consideration to which you are entitled. If your shares are held in “street name” by your broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares in exchange for the merger consideration.
Q:	Will I owe taxes as a result of the merger?
A.	Yes, if you recognize taxable gain. The merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of common stock. As a result, any gain you recognize in the merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign income and other tax laws. A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain in the merger unless such non-U.S. holder has certain connections to the U.S. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41 for a more detailed description of the U.S. federal income tax consequences of the merger. We recommend that you consult your own tax advisor to determine the particular tax consequences to you.
Q:	Where can I find more information about Conmed?
A:	We file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, see “Where You Can Find More Information” on page 69.
Q:	Who can help answer my other questions?
A:	If you have questions about the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our investor relations department at (410) 567-5520.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner, or at all;
•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including the risk that the merger agreement may be terminated in circumstances that require us to pay Ayelet a termination fee and/or reimburse Ayelet for certain expenses incurred by it in connection with the merger;
•	risks related to diverting management’s attention from our ongoing business operations as a result of the pendency or completion of the merger;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction;
•	unexpected costs or expenses resulting from the proposed transaction;
•	risks regarding employee retention;
•	legal proceedings, including but not limited to litigation arising out of the proposed merger or other matters that affect the timing or ability to complete the merger as contemplated;
•	any changes in general economic and/or industry-specific conditions; and
•	other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, which discuss these and other important risk factors concerning our business, operations and financial condition.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect and could be materially incorrect. In light of these and other uncertainties, you should not conclude that we will achieve any plans and objectives referred to in any of the forward-looking statements. The forward-looking statements made in this proxy statement are made as of the date hereof, and we do not assume any obligation to update these forward-looking statements to reflect future events or circumstances, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting, or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on Tuesday, November 15, 2011, at 9:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on:

1.	a proposal to adopt the merger agreement and approve the merger;
2.	a proposal to consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to Conmed’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table on page 40; and
3.	a proposal to approve the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to constitute a quorum or approve the merger proposal.

If stockholders do not approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date

Stockholders of record of shares of common stock as of the close of business on October 24, 2011 are entitled to notice of and to vote at the special meeting. On the record date, there were an aggregate of 13,132,481 shares of common stock outstanding, held by approximately 69 record holders.

Shares of Common Stock Entitled to Vote

Each share of common stock held by a stockholder as of the record date entitles its holder to one vote on each matter that is voted upon at our special meeting or any adjournment or postponement thereof.

Quorum

A quorum will be present at the special meeting if a majority of the aggregate outstanding shares of common stock entitled to vote are represented in person or by proxy at the special meeting. If a quorum is not present at the special meeting, we expect to adjourn or postpone the meeting to solicit additional proxies.

Recommendation of Our Board of Directors

Our board of directors has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Conmed and its stockholders.

Our board of directors unanimously recommends that stockholders vote “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal. See “The Merger — Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger” beginning on page 25, “Advisory Vote on Golden Parachute Compensation” beginning on page 68 and “Adjournments and Postponements” beginning on page 18.

Vote Required for Approval

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the merger proposal but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the merger proposal.

The golden parachute proposal requires the affirmative vote of the holders of a majority of the shares which are present in person or by proxy and are entitled to vote at the special meeting. For the golden parachute proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will not have an effect on the golden parachute proposal.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. For the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will not have an effect on the adjournment proposal.

If your shares of common stock are registered directly in your name with our transfer agent you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by us.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees, who hold shares in street name for customers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the merger proposal.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

Shares Held by Executive Officers and Directors

At the close of business on the record date, our directors and executive officers held and are entitled to vote at the special meeting an aggregate of 2,662,461 shares of common stock, representing approximately 20.3% of the aggregate number of shares of common stock outstanding on that date. This amount reflects the total shares beneficially owned and entitled to be voted by our directors and executive officers as a group. Each of our directors and executive officers has informed us that he intends to vote all of his shares “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal. Mr. Pappajohn has entered into a voting agreement with Ayelet pursuant to which he agreed to vote all of his shares “FOR” the merger proposal. See “Voting Agreements” beginning on page 17.

Voting Agreements

Concurrently with the execution of the merger agreement, each of Mr. Pappajohn, Dr. Desnick and Edward Heil entered into a voting agreement with Ayelet. Under the voting agreements, each of Mr. Pappajohn, Dr. Desnick and Mr. Heil, among other things, agreed to (1) vote his shares in favor of the proposal to adopt the merger agreement, (2) grant Ayelet an irrevocable proxy in respect thereof and (3) waive any dissenter’s rights in connection with the merger he may have with respect to his shares. As of the record date, Mr. Pappajohn, Dr. Desnick and Mr. Heil collectively owned approximately 3,886,342 shares of common stock, or 29.6% of our outstanding shares of common stock. See “Voting Agreements” beginning on page 61.

Voting; Proxies and Revocation

You may vote in person or by proxy at the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. Please also bring to the special meeting your statement evidencing your beneficial ownership of common stock, if any.

If you do not wish to attend the special meeting in person, you may submit your proxy through the Internet, by telephone or by completing, dating, signing and returning the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the U.S.) by mail. If you submit a proxy through the Internet, by telephone or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the merger proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting specified on your proxy card;
•	submitting a later-dated proxy that is received by mail before your earlier-dated proxy is voted at the special meeting;
•	giving written notice of the revocation of your proxy to our corporate secretary at Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076 that is actually received by our corporate secretary prior to the special meeting; or
•	voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Adjournments and Postponements

Our board of directors may adjourn or postpone the special meeting after it has been convened. Pursuant to the merger agreement, our board of directors may adjourn or postpone the special meeting:

•	in order to obtain a required quorum or as otherwise required under applicable law, or
•	to obtain a sufficient number of additional proxies to approve the merger proposal.

If the special meeting is adjourned or postponed to a different place, date or time, we will give you notice of the new place, date or time in accordance with the notice requirements of our by-laws. Any adjournment or postponement of the special meeting will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Solicitation of Proxies

We are making and paying for this proxy solicitation. We have retained Georgeson to assist in the solicitation, and we will pay Georgeson a base fee of $7,500 plus reasonable administrative and out-of-pocket expenses for its assistance. We may also request that Georgeson provide us with certain additional consulting or other services, which will be subject to a separate agreement to be entered into at a later time, with the fees to be charged at Georgeson’s then-current rates. We will indemnify Georgeson against certain liabilities, including liabilities under federal securities laws, so long as such liabilities do not result from the willful misconduct or gross negligence of Georgeson.

Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of common stock that the brokers, banks and other nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Householding of Special Meeting Materials

If you and others who share your mailing address own common stock or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose shares are held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and printing and postage costs. You may discontinue householding by contacting your bank or broker.

You may also request delivery of an individual copy of this proxy statement by contacting our investor relations department at (410) 567-5520, or by writing to our corporate secretary at Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076.

You may be able to initiate householding if your bank or broker offers this service, by following the instructions provided by your bank or broker.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please mail your request to our corporate secretary at Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, or call our investor relations department at (410) 567-5520.

THE MERGER

The following is a description of the material aspects of the background and events leading up to the proposed merger. This description may not contain all of the information that is important to you. You are encouraged to carefully read this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Parties to the Merger

Conmed Healthcare Management, Inc.  We provide healthcare services to county and municipal detention centers across the U.S. As a result of the U.S. Supreme Court decision in Estelle v. Gamble (1976), all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties and municipalities are required to provide healthcare services for their inmates. We are a specialist in the provision of these services. Our common stock is publicly traded on the NYSE Amex under the symbol “CONM.” Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, and our telephone number at such address is (410) 567-5520.

For more information about us, see “Where You Can Find More Information” on page 69. For additional information, please visit our website at www.conmedinc.com. The information provided on our website is not incorporated by reference into, and does not form any part of, this proxy statement.

Ayelet Investments LLC.  Ayelet, a Delaware limited liability company that is controlled by Dr. Desnick, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Ayelet has not conducted any operations or engaged in any activities other than entering into the merger agreement and the transactions contemplated thereby. Ayelet’s sole member is India Investment, the principal stockholder of which is Dr. Desnick. Ayelet’s principal executive offices are located at 370 Ravine Drive, Highland Park, Illinois 60035; Ayelet’s telephone number is (847) 433-8300.

Merger Sub.  Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Ayelet and was formed solely for the purpose of effecting the merger. Merger Sub has not conducted any operations or engaged in any activities other than entering into the merger agreement and the transactions contemplated thereby. Merger Sub’s principal executive offices are located at 370 Ravine Drive, Highland Park, Illinois 60035 and its telephone number is (847) 433-8300.

Effect of the Merger

Under the terms of the merger agreement, Merger Sub, a wholly-owned subsidiary of Ayelet, will merge with and into Conmed and the separate corporate existence of Merger Sub will cease, and Conmed will be the surviving corporation. Upon completion of the merger, Conmed will be a wholly-owned subsidiary of Ayelet. Each share of common stock issued and outstanding immediately before the effective time (other than the excluded shares) will automatically be cancelled, will cease to exist and will be converted into the right to receive the merger consideration of $3.85 per share, without interest and less any applicable withholding taxes. In addition, each stock option and warrant to acquire shares of common stock that is outstanding immediately prior to the effective time (except for warrants owned by Ayelet, Merger Sub or Dr. Desnick) will be cancelled and converted into the right to receive the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of such stock option or warrant, without interest and less any applicable withholding taxes.

Background of the Merger

Our board of directors and management have regularly reviewed and considered business alternatives that would enhance stockholder value, including various strategic alternatives. From time to time, as part of our long-term process, we have evaluated our strategic options in light of our growth strategy, competition and business trends.

In response to desires expressed by Mr. Pappajohn for an opportunity to obtain cash for his shares in the near term, at a meeting held on November 16, 2010, our board of directors engaged in a general discussion of the possibility of a sale of the Company. As part of this discussion, our board of directors discussed the potential timing and process involved, including our need to engage a financial advisor to assist us in determining whether to pursue a potential sale of the Company, soliciting indications of interest from potential purchasers and evaluating any proposed transactions. Our board of directors discussed our historical stock price performance but did not discuss potential transaction values at this meeting.

Consistent with recent practice and until Dr. Desnick indicated a desire to make a proposal to acquire us, our board of directors permitted Dr. Desnick, a stockholder who owns, and owned as of November 2010, 1.12 million shares of common stock and warrants to purchase up to 91,570 shares of common stock, or an aggregate of 9.7% of the outstanding common stock (assuming conversion of the warrants), to attend meetings of our board of directors as an observer. Dr. Desnick attended meetings of our board of directors from time to time at the invitation of our board of directors.

Our board of directors engaged Gleacher on December 2, 2010 to act as our financial advisor in connection with, among other things, a possible sale of the Company. Our board of directors engaged Gleacher based on Gleacher’s experience and reputation and knowledge of us and our industry. Prior to its engagement on this project, we had not previously engaged Gleacher to provide any investment banking or other financial services to us. Dr. Desnick was not present at this meeting of our board of directors.

During the first quarter of 2011, with the assistance of Gleacher, we identified potential acquirers. Thereafter, at our request, Gleacher contacted 86 potential buyers, of which 14 were strategic buyers and 72 were financial buyers. Dr. Desnick was not included as one of the 86 potential buyers.

Following the initial contact, 62 potential buyers requested additional information and were furnished with an executive summary describing our business operations. Of these 62 potential buyers, we negotiated and entered into non-disclosure agreements with 28 parties and provided them with a confidential information memorandum that provided potential buyers with more detailed information concerning our business and operations. In addition, management prepared certain financial projections during December 2010 and January 2011 that were included in the confidential information memorandum.

Over the course of the next several weeks, our management conducted conference calls with the potential buyers and the potential buyers conducted preliminary due diligence. Each of the potential buyers was instructed to submit a preliminary proposal by February 25, 2011.

On January 25, 2011, our board of directors discussed with management the process undertaken to date. Management noted that Gleacher, pursuant to our Board’s direction, had contacted several potential buyers and had provided them with the confidential information memorandum. Dr. Desnick attended this meeting as an observer and learned for the first time that we had engaged Gleacher to assist in considering our strategic alternatives, including a potential sale of the Company. Upon learning that we, with the assistance of Gleacher, had prepared a confidential information memorandum, Dr. Desnick wrote to our management on January 31, 2011 and February 7, 2011 to request a copy of the confidential information memorandum that was provided by Gleacher to the potential buyers. Dr. Desnick noted that his only reason for reviewing the confidential information memorandum was to consider the valuation metrics set forth in the memorandum. As a courtesy and because Dr. Desnick was bound by confidentiality in connection with his Board observer status, a confidential information memorandum was sent to Dr. Desnick on February 22, 2011. This confidential information memorandum was the same as that previously provided to the other potential buyers and included the same financial projections that the other potential buyers had previously received. The confidential information memorandum did not include any valuations with respect to us, other than the financial projections, which are summarized below under the heading “Management Estimates.”

At a regularly scheduled meeting of our board of directors on February 22, 2011, our management, with the assistance of Gleacher, updated our board of directors with respect to the status of discussions with potential buyers and their progress in conducting due diligence with respect to us. Our Board, with the assistance of management and Gleacher, also discussed potential strategic alternatives, which included pursuing acquisitions of other healthcare companies, aggressive pursuit of organic growth, diversification of services and a capital raise to fund an acquisition strategy. The discussion did not include any discussion of valuations, financial terms or other material transaction terms with respect to the potential buyers as the preliminary proposals were not due until three days later on February 25, 2011. The discussion focused on stock trading and financial metrics for other companies in our industry, the financial terms of certain transactions in our industry and the field of potential strategic and financial buyers.

Dr. Desnick attended this board meeting as an observer and was present for the discussion with management and Gleacher. Immediately following the presentation, Dr. Desnick indicated that he was interested in submitting a proposal to acquire us, at which point he left the meeting. Due to Dr. Desnick’s indication of interest in acquiring us, he was no longer permitted to attend any portion of any future board meetings. Our board of directors then discussed and instructed management and Gleacher to provide each of the potential buyers with equal access to information, including Dr. Desnick, and that Dr. Desnick not be afforded any special treatment. Our board of directors noted that Dr. Desnick’s observer status had provided him with a historical perspective on our operations but that he had not otherwise received or had access to any information that other potential buyers did not have. In addition, our board of directors created an ad hoc committee of the board, which consisted of Messrs. Pappajohn and Crocker and Dr. Turner, to review and consider proposals on as needed basis. Our board of directors did not, however, form a special committee of independent directors as our board of directors did not consider any of the proposals or alternatives being considered to present a conflict of interest and thereby require such a committee.

On February 23, 2011, we entered into a confidentiality agreement with Dr. Desnick, which included customary standstill provisions, and he began preliminary due diligence. Dr. Desnick, through his due diligence, received access to due diligence information previously provided to the other potential buyers, including the updated financial projections prepared by our management.

Between February 25, 2011 and March 2, 2011, we received preliminary proposals from five potential buyers, consisting of four financial buyers and one strategic buyer, which we refer as to the “selected parties.” Dr. Desnick was one of the selected parties. On March 2, 2011, Dr. Desnick submitted a preliminary indication of interest to acquire us at $4.15 per share of common stock, subject to due diligence and further review of financing alternatives. Of the other selected parties, Bidder A submitted a proposal to acquire us at a price per share of between $3.70 and $4.05, Bidder B submitted a proposal to acquire us at a price per share of $4.00, Bidder C submitted a proposal to acquire us at a price per share of between $3.85 and $4.00, and Bidder D submitted a proposal to acquire us at a price per share of between $3.50 and $3.75. Each of these proposals was subject to further due diligence, and, with the exception of Bidder B, included financing terms. Dr. Desnick was not informed of the terms of the bidders’ proposals.

At our request, Gleacher subsequently contacted Bidder D to inform it that its proposed per share purchase was significantly lower than other proposals received and that Bidder D should consider increasing its proposal. Bidder D advised Gleacher that it was not prepared to increase the proposed per share purchase price and that it was not interested in further considering a potential transaction.

On March 4, 2011, certain members of our board of directors met to discuss and consider the various proposals and their likelihood of consummation. Following that discussion, our board of directors selected four potential buyers to continue negotiating with. Our board of directors did not continue discussions with Bidder D as it had indicated its unwillingness to raise its preliminary proposal as well as its lack of interest in continuing with the process. The selected parties, which included Dr. Desnick, consisted of three financial buyers and one strategic buyer.

Over the course of the next month, we provided each of the selected parties with access to certain documents relating to our business, and management participated in various in-person meetings and telephone conferences with the selected parties.

On April 6, 2011, Dr. Desnick notified us that he was unable to secure financing for the proposed acquisition at the proposed price of $4.15 per share of common stock. Dr. Desnick continued discussions with financing sources. In addition, Dr. Desnick submitted an indication of interest to acquire us at $3.60 per share of common stock, subject to due diligence.

On April 13, 2011, at our direction, Gleacher instructed the selected parties to submit their final proposals by April 28, 2011. During the entire process, at our direction, Gleacher provided bidders, including Dr. Desnick, with requested information regarding us in an effort to maintain a competitive bidding process.

The deadline for final proposals was thereafter extended to May 12, 2011 in order to allow the selected parties additional time to complete their due diligence.

On April 17, 2011, in order to provide a level of comfort to potential financing sources, Dr. Desnick met with Mr. Pappajohn to discuss whether Mr. Pappajohn would support a proposal by Dr. Desnick to acquire the Company. Mr. Pappajohn indicated that he would support such a proposal should Dr. Desnick have the highest bid and our board of directors accept his proposal. Mr. Heil was not present at this meeting, and at no point during the process did Mr. Pappajohn speak with Mr. Heil. Further, Mr. Heil was not involved in the negotiations between us and Dr. Desnick.

On May 12, 2011, we received a proposal from Dr. Desnick indicating that he was willing to acquire us for $3.85 per share. Included in Dr. Desnick’s proposal was information regarding the proposed debt financing commitment from LLCP and a request for a 30-day exclusivity period.

Of the selected parties, Dr. Desnick was the only party to submit a final proposal to acquire us. Each of the other selected parties declined to submit final proposals to acquire us based on a lack of interest following their due diligence. The selected parties’ reasons for their lack of interest included concerns about business integration issues, our growth prospects and market conditions impacting our business and operations. Dr. Desnick was not informed of the selected parties’ decisions not to submit proposals or the reasons therefor until after the merger agreement was executed on July 11, 2011.

Shortly after receiving Dr. Desnick’s proposal on May 12, at our request Gleacher spoke with Dr. Desnick and asked that he increase the per share purchase price and submit a final and best offer. Dr. Desnick responded that his proposal as provided was his best and final offer and that he was not willing or able to increase the proposed merger consideration of $3.85 per share.

On May 13, 2011, Dr. Desnick publicly announced his proposal to acquire us at $3.85 per share and the terms of LLCP’s proposed debt financing. In addition, we publicly announced that we, with the assistance of Gleacher, were exploring our strategic alternatives, including a potential sale of the Company.

On May 24, 2011, our board of directors held a meeting to consider Dr. Desnick’s proposal. During the meeting, our board of directors discussed and considered the price per share, the need for financing, the likelihood of consummation, the absence of other proposals and other similar matters. Gleacher updated our board with respect to the status of discussions with potential buyers and their progress in conducting due diligence with respect to us and reviewed certain preliminary implied valuation analyses based on publicly available information. Gleacher informed our board of directors that each of the other selected parties had declined to submit final proposals to acquire us following their due diligence. After discussion and consideration of Dr. Desnick’s proposal and lack of interest from other potential buyers, our board of directors voted to continue negotiating with Dr. Desnick. In addition, our board of directors approved granting Dr. Desnick an exclusivity period through June 24, 2011. We entered into an exclusivity agreement with Dr. Desnick on May 24, 2011, which was publicly announced on May 25, 2011.

Between May 24, 2011 and June 24, 2011, Dr. Desnick and LLCP conducted financial, accounting, tax, legal and operational due diligence. This included reviewing various documents related to our business operations and several telephone calls and in-person meetings with Dr. Turner and Mr. Fry at our offices in Hanover, Maryland.

On May 27, 2011, Kramer Levin Naftalis & Frankel, LLP, our legal counsel, which we refer to as “Kramer Levin,” sent a draft merger agreement to Winston & Strawn LLP, Dr. Desnick’s legal counsel, which we refer to as “Winston & Strawn.”

On June 2, 2011, management met with Dr. Desnick and LLCP to discuss our business and operations. At this meeting, management presented to Dr. Desnick and LLCP revised financial projections, which reflected lower estimates of earnings for fiscal year 2011 than those previously provided to Dr. Desnick in February.

On June 9, 2011, Winston & Strawn sent to Kramer Levin revisions to our draft of the merger agreement. The revisions to the draft merger agreement included, for the first time, adding a condition that certain persons enter into voting agreements. The proposed revisions did not, however, specify which persons would be required to do so. This was the first point in time when the voting agreements were introduced into the negotiations regarding the merger, and the voting agreements were introduced by Dr. Desnick through his counsel, Winston & Strawn. Dr. Desnick had not discussed the voting agreement with Mr. Pappajohn prior to June 9.

On June 16, 2011, management met with Dr. Desnick and LLCP to present the proposed transaction to LLCP’s investment committee.

On June 20, 2011, Kramer Levin sent to Winston & Strawn revisions to the draft merger agreement. In addition, Winston & Strawn sent to Kramer Levin a draft of the voting agreements and advised Kramer Levin that, as a condition to merger agreement, Mr. Pappajohn, Dr. Desnick and Mr. Heil would be expected to execute voting agreements.

On June 23, 2011, management, Dr. Desnick, LLCP, Kramer Levin, Winston & Strawn and Honigman Miller Schwartz and Cohn LLP, legal counsel to LLCP, met at Kramer Levin’s offices to negotiate the merger agreement. Representatives of Gleacher were also present to provide advice and assistance to us. During such session, management and Kramer Levin updated and received input from certain members of our board with respect to various terms of the merger agreement.

On June 24, 2011, we agreed to extend Dr. Desnick’s exclusivity period until July 8, 2011, in order to allow for additional time to finalize the merger agreement.

Between June 24, 2011 and July 2, 2011, the parties continued to negotiate the terms of the merger agreement and voting agreements and exchanged further revised drafts. During this period, Mr. Heil received a draft of the voting agreement but had not communicated a final decision to us or, to our knowledge, Dr. Desnick with respect to entering into a voting agreement or participating in the transaction.

On July 2, 2011, certain members of our board of directors met and, with the assistance of management, Kramer Levin and representatives of Gleacher, reviewed the status of the negotiations with Ayelet. During this meeting, Kramer Levin reviewed the proposed terms of the merger agreement and the voting agreements and management reviewed the open business issues in the merger agreement. Our board of directors inquired of Mr. Pappajohn as to whether he was prepared to execute the voting agreement. Mr. Pappajohn noted that he understood the voting agreement to be a condition to Ayelet’s execution of the merger agreement and as such he was prepared to execute it. At the conclusion of the meeting, our board of directors advised management to continue negotiating the terms of the merger agreement with Ayelet and provided management with guidance regarding certain issues.

Between July 2, 2011 and July 8, 2011, the parties continued to negotiate the terms of the merger agreement and exchanged further revised drafts of the merger agreement.

On July 8, 2011, our board of directors met and, with assistance of management, Kramer Levin and representatives of Gleacher, discussed the proposed resolution of the remaining open business issues in the merger agreement, and our board provided additional guidance to management regarding the proposals contained in the merger agreement.

Between July 8, 2011 and July 11, 2011, the parties continued to negotiate the terms of the merger agreement and exchanged further revised drafts of the merger agreement. During this time, management sought guidance from, and continued to update, our board on various matters related to the merger agreement. Our board of directors was provided with a substantially final draft of the merger agreement on July 8, 2011.

On July 11, 2011, our board of directors met and, with the assistance of management, Kramer Levin and representatives of Gleacher, reviewed and discussed the merger agreement and proposed merger with Ayelet. Prior to the meeting, our board of directors was provided with a substantially final draft of the merger agreement and other materials relating to the proposed merger. Management updated our board of directors about the final negotiations of the proposed merger. Kramer Levin reviewed the modifications to the merger agreement that had been negotiated with Ayelet since July 2.

Following this review and discussion, representatives of Gleacher reviewed and discussed with our board of directors Gleacher’s financial analyses with respect to us and the proposed merger with Ayelet and, at the request of our board of directors, Gleacher rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Gleacher’s written opinion dated the same date) to the effect that, as of July 11, 2011, the consideration of $3.85 per share of common stock to be received by the holders of common stock other than the excluded persons and their affiliates in the merger was fair, from a financial point of view, to such holders.

Our board of directors discussed the terms of the proposed merger with the assistance of its financial advisors and legal counsel, and considered, among other things, the factors described below under “— Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger.” Our board of directors unanimously determined that the transactions contemplated by the merger agreement, including the merger, were fair to, and in the best interests of, Conmed and its stockholders, approved and declared the advisability of the merger agreement, the merger and the other transactions contemplated thereby, and resolved to recommend to stockholders that they adopt the merger agreement and approve the merger. Our board of directors noted that Mr. Pappajohn would be entering into a voting agreement with Dr. Desnick as condition to executing the merger agreement, but did not otherwise consider the agreement material to the transaction or its decision to approve the merger agreement.

After the close of business on July 11, 2011, we, Ayelet and Merger Sub entered into the merger agreement, and Ayelet and Messrs. Heil and Pappajohn and Dr. Desnick entered into the voting agreements. The following morning, we issued a press release announcing the transaction.

On October 24, 2011, we, Ayelet and Merger Sub entered into Amendment No. 1 to the Merger Agreement. This amendment revised the minimum cash on hand closing condition to account for certain items that had occurred since the merger agreement was executed. On September 28, 2011, we entered into a premium financing agreement with Premium Assignment Corporation in order to finance certain insurance premiums that were due upon renewal of certain of our insurance policies on October 1. In light of this premium financing arrangement, the minimum cash on hand closing condition was amended to provide that we would have cash and cash equivalents on hand immediately prior to consummation of the merger in an amount equal to the outstanding principal due and owning under the premium financing agreement. In addition, based on our payment of certain tax liabilities to the State of Washington, the minimum cash on hand closing condition was amended to eliminate the requirement that we have $0.5 million of cash and cash equivalents on hand to pay such tax liabilities.

Neither Dr. Desnick nor any of his affiliates have purchased or sold any of our securities since June 4, 2009. Upon execution of the voting agreements, Dr. Desnick’s beneficial ownership of common stock increased from 9.4% to 30.5% of the outstanding common stock.

Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger

Our board of directors unanimously recommends that stockholders vote “FOR” the merger proposal. In reaching its decision to approve the merger proposal and recommend that stockholders approve the merger proposal, our board of directors consulted with our management, legal counsel and financial advisors, and considered a number of factors, including the following:

•	information concerning our business, financial performance and condition, operations, competitive position and strategic objectives;
•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;
•	the consideration to be received by our stockholders in the merger;
•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;
•	the fact that, if the merger agreement is terminated under certain circumstances, Ayelet is obligated to pay to us a termination fee of approximately $2.3 million, which has been guaranteed by Dr. Desnick;
•	the extensive process we conducted over a seven month period, with the assistance of Gleacher, to identify and consider strategic alternatives, and the fact that Dr. Desnick was the only person to submit a proposal to acquire us;
•	the financial analysis reviewed and discussed with our board of directors by Gleacher;

•	our future business prospects on a stand-alone basis and the costs of operating as a small, stand-alone public company facing continuing, and sometimes conflicting, pressures from our clients, competitors and financial analysts;
•	the risk that another strategic alternative would not be available to us at the valuation offered by Ayelet if we declined to enter into the proposed merger;
•	the oral opinion rendered by Gleacher to our board of directors (which was subsequently confirmed in writing by delivery of Gleacher’s written opinion dated the same date) to the effect that, as of July 11, 2011, the consideration to be received by the holders of common stock other than the excluded persons and their affiliates in the merger was fair, from a financial point of view, to such holders;
•	the fact that the merger consideration is all cash, so that the transaction allows stockholders to immediately realize a fair value, in cash, for their investment and provides stockholders certainty of value for their shares;
•	the fact that the merger consideration of $3.85 per share represents a 26.2% premium compared to the closing price of the common stock on May 13, 2011 (the last trading day before we publicly announced that we were exploring strategic alternatives and Dr. Desnick publicly announced his bid of $3.85 to acquire us), and a 22.2% and 19.7% premium over the 30-day and 90-day volume-weighted average closing prices of our common stock over these periods, respectively, prior to May 13;
•	the belief that the sale of the company at $3.85 per share in cash was more favorable to stockholders than the potential value that stockholders would receive from the other possible alternatives, including remaining an independent company, taking into account the costs, constraints and risks associated with such alternatives;
•	the fact that the merger will be subject to the approval of our stockholders who are free to reject the merger and the potential availability, subject to conditions imposed by Delaware law, of dissenters’ rights for stockholders who properly exercise such rights;
•	the terms of the merger agreement, including:
—	our ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances in order to obtain a superior proposal to acquire us, as more fully described under “The Merger Agreement — Acquisition Proposals” beginning on page 51;
—	our board’s ability to modify and change its recommendation in favor of the merger proposal if it receives another acquisition proposal that it determines is a superior proposal, subject to compliance with the requirements of the merger agreement;
—	the fact that we can terminate the merger agreement in favor of an unsolicited superior proposal for an alternative transaction, provided that we comply with certain requirements, including payment to Ayelet of a termination fee and reimbursement of expenses in an aggregate amount up to approximately $2.9 million, which amount our board believed would not be reasonably likely to inhibit or preclude a superior proposal;
—	that fact that we can terminate the merger agreement if Ayelet is unable to complete the merger because of a lack of financing, which will result in Ayelet paying to us a termination fee of approximately $2.3 million;
—	the fact that the merger agreement provides us operating flexibility to conduct our business generally in the ordinary course between the signing of the merger agreement and the completion of the proposed merger; and
•	the other challenges facing our company, as described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010.

Our board of directors also considered a number of potentially negative factors concerning the merger, including:

•	the fact that the merger agreement precludes us from actively soliciting alternative proposals;
•	the fact that, if the merger agreement is terminated under certain circumstances, we may be obligated to pay to Ayelet a termination fee and expenses in an aggregate amount up to $2.9 million and that it is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction;
•	the fact that the merger consideration to be received by stockholders who are U.S. persons will be taxable to them for federal income tax purposes;
•	the fact that, if the merger is not completed, we will have incurred significant expenses and our employees will have experienced significant distractions from their work in an attempt to complete the merger, and, as a result, we may experience adverse effects on our operating results, our ability to attract or retain employees and our competitive position in our markets;
•	that, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise;
•	the fact that following the merger our current stockholders (other Dr. Desnick and Mr. Heil) will no longer participate in any of our potential future earnings or growth; and
•	the interests that our directors and executive officers may have in the merger are, or may be, different from, or in addition to, those of stockholders, as described in “The Merger — Interests of Conmed’s Directors and Executive Officers in the Merger” beginning on page 38.

This discussion of information and factors considered by our board of directors is not intended to be an exhaustive list of the factors considered by our board of directors. In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weights or priority to the specific factors considered. Furthermore, different directors may have given different weight or priority to the factors considered. Nevertheless, our board of directors unanimously concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, taking all of the relevant factors into account, the proposed merger had greater potential benefits for stockholders than other strategic alternatives currently available to the Company and is advisable and fair to, and in the best interests of, Conmed and its stockholders. As a result, the board of directors unanimously approved and adopted the merger agreement and the merger.

Opinion of Conmed’s Financial Advisor

On July 11, 2011, Gleacher rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Gleacher’s written opinion dated the same date) to the effect that, as of July 11, 2011, the consideration to be received by the holders of common stock other than the excluded persons and their affiliates in the merger was fair, from a financial point of view, to such holders.

Gleacher’s opinion was directed to our board of directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the holders of common stock other than the excluded persons and their affiliates in the merger, and did not address any other aspect or implication of the proposed merger. The summary of Gleacher’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gleacher in preparing its opinion. However, neither Gleacher’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Gleacher:

1.	reviewed certain of our publicly available financial statements and other business and financial information about us, including publicly available equity research analyst reports;
2.	reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management;
3.	analyzed certain financial forecasts prepared by our management;
4.	discussed our past and current operations and financial condition and prospects with our senior executives;
5.	reviewed our financial performance as compared to that of certain other companies with publicly traded securities that Gleacher considered relevant;
6.	reviewed the reported prices and trading activity for our common stock and compared those prices and trading activity to the publicly reported prices and trading activity of the publicly traded equity securities of certain other companies that Gleacher considered relevant;
7.	reviewed the financial terms, to the extent publicly available, of certain transactions that Gleacher considered to be relevant and compared those terms to the financial terms of the proposed merger;
8.	reviewed a draft, dated July 11, 2011, of the merger agreement and A draft, dated June 29, 2011, of the debt commitment letter described below in “— Financing” beginning on page 35; and
9.	performed such other analyses, studies and investigations, and considered such other factors, as Gleacher deemed appropriate.

Gleacher assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with Gleacher (including information that was available from public sources) for the purposes of its opinion. With respect to the financial forecasts prepared and provided to Gleacher by our management, with our consent, Gleacher assumed that they were reasonably prepared based on the best estimates and judgments of our senior management as to our future financial performance and the other matters covered thereby and were the best currently available forecasts with respect to our future financial performance. Gleacher assumed no responsibility for and expressed no view as to such forecasts or any other forward-looking information or the estimates, judgments or assumptions on which they were based, and Gleacher relied upon the assurances of our senior management that they were unaware of any facts or circumstances that would make the information provided to or reviewed by Gleacher incomplete or misleading. Gleacher did not perform any independent valuation or appraisal of our assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) nor was Gleacher furnished with any such valuations or appraisals, and Gleacher did not express any opinion as to the value of any of our assets or liabilities, whether at current market prices or in the future. Gleacher did not assume any obligation to conduct, nor did it conduct, any physical inspection of our properties or facilities. In arriving at its opinion, Gleacher did not take into account any litigation that is pending or may be brought against us or any of our affiliates or representatives. In addition, Gleacher did not evaluate the solvency of any party to the merger agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, Gleacher assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of us since the date of our most recent financial statements provided to Gleacher. Gleacher also assumed, with our consent, that the final executed merger agreement would not differ from the draft of the merger agreement reviewed by Gleacher, that the representations and warranties of each party set forth in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the merger set forth in the merger agreement would be timely satisfied without modification or waiver and that the merger would be consummated in accordance with the terms set forth in the merger agreement without modification, waiver or delay, except, in each case, as would not be material to Gleacher’s analyses or its opinion. In addition, Gleacher assumed, with our consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the merger would be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to its analyses, have an adverse effect on us or the contemplated benefits of the merger. In addition, Gleacher does not provide legal, accounting, regulatory or tax advice and with our consent Gleacher relied, without independent verification, on the assessment of us and our advisors with respect to such matters. Gleacher’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Gleacher as of, the date of its opinion. It should be understood that, although subsequent developments may affect Gleacher’s opinion and the assumptions used in preparing its opinion, Gleacher does not have any obligation to update, revise or reaffirm its opinion. Gleacher did not express any view or opinion as to the price at which any shares of our common stock or any other security may trade at any time, including subsequent to the date of its opinion.

Gleacher’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock other than the excluded persons and their affiliates of the consideration to be received by such holders in the merger, and Gleacher did not express any view or opinion as to any other term, provision, aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of the merger or the consideration to be received by the holders of common stock in the merger to the holders of any other class of securities, our creditors or our other constituencies. Gleacher was not asked to, nor did it, offer any opinion as to the form or structure of the merger or the merger agreement or the likely timeframe in which the merger will be consummated. Furthermore, Gleacher expressed no opinion with respect to the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger or otherwise, or any class of such persons, relative to the consideration to be received by the holders of our common stock in the merger or otherwise. Gleacher did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor does Gleacher’s opinion address any legal, tax, regulatory or accounting matters, as to which Gleacher understood we had received such advice that we deemed necessary from qualified professionals, and which advice Gleacher relied upon in rendering its opinion. Gleacher expressed no view or opinion as to the financing letters, the financing of the merger or the terms or conditions upon which it will be obtained. Gleacher’s opinion did not address our underlying business decision to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to us.

Gleacher’s opinion was provided for the information of our board of directors (solely in its capacity as such) in connection with its consideration of the merger and did not constitute a recommendation as to whether our board of directors should approve the merger agreement or recommend or proceed with the merger, nor did it constitute a recommendation to any holder of our common stock as to how such holder should vote or act with respect to the merger or any matter related thereto. The issuance of Gleacher’s opinion was approved by the Fairness Committee of Gleacher.

Financial Analyses

In preparing its opinion to our board of directors, Gleacher performed a variety of analyses, including those described below. The summary of Gleacher’s financial analyses described below is not a complete description of the analyses underlying Gleacher’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Gleacher’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Gleacher arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Gleacher believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Gleacher considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Gleacher’s analyses for comparative purposes is identical to us or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Gleacher did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Gleacher’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Gleacher. Much of the information used in, and accordingly the results of, Gleacher’s analyses are inherently subject to substantial uncertainty.

Gleacher’s opinion and analyses were provided to our board of directors in connection with its consideration of the proposed merger and Gleacher’s analyses were among many factors considered by the board of directors of the Company in evaluating the proposed merger. Neither Gleacher’s opinion nor its analyses were determinative of the aggregate consideration or of the views of our board of directors or our management with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Gleacher’s opinion rendered to our board of directors on July 11, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Gleacher’s analyses.

For purposes of its analyses, Gleacher reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).
•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of July 8, 2011, and the transaction values for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the transaction and other publicly available information. Estimates of our Adjusted EBITDA were based on estimates of our EBITDA provided by our management, as adjusted for stock based compensation based on discussions with our management. Estimates of Adjusted EBITDA for the selected companies listed below for the fiscal year ending December 31, 2011 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Gleacher calculated the multiples of enterprise value to Adjusted EBITDA for the selected companies listed below. The calculated multiples included:

•	Enterprise Value as a multiple of last twelve months ended March 31, 2011 (or LTM) Adjusted EBITDA; and
•	Enterprise Value as a multiple of calendar year (or CY) 2011E Adjusted EBITDA.

The selected companies were selected because they were deemed to be similar to us in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Gleacher identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to us. The selected companies were:

Selected Companies	Enterprise Value/ LTM Adjusted EBITDA	Enterprise Value/ CY2011E EBITDA
The GEO Group, Inc.	10.0x	9.7x
Corrections Corporation of America	7.8x	8.1x
Air Methods Corp.	9.0x	8.8x
Providence Service Corp.	4.2x	4.8x
Addus HomeCare Corp.	6.3x	5.5x

The selected companies analysis indicated the following:

Enterprise Value as a multiple of:	Median	Mean
LTM Adjusted EBITDA	7.8x	7.5x
CY 2011E Adjusted EBITDA	8.1x	7.4x

Taking into account the results of the selected companies analysis and applying its professional judgment, Gleacher applied multiples of 7.5x to 7.8x LTM Adjusted EBITDA and 7.4x to 8.1x CY2011E Adjusted EBITDA to corresponding financial data for us based on financial information and projections provided by our management. The selected companies analysis indicated (i) an implied reference range of approximately $3.11 to $3.19 per share of our common stock based on our LTM Adjusted EBITDA, and (ii) an implied reference range of approximately $3.59 to $3.81 per share of our common stock based on our CY 2011E Adjusted EBITDA, in each case as compared to the proposed merger consideration of $3.85 per share of common stock.

Selected Transactions Analysis

Gleacher calculated multiples of enterprise value to Adjusted EBITDA and certain other financial data based on the purchase prices paid in selected publicly-announced transactions that it deemed relevant.

The calculated multiples included:

•	Enterprise Value as a multiple of LTM Adjusted EBITDA; and
•	Enterprise Value as a multiple of estimated Next Twelve Months (NTM) Adjusted EBITDA.

The selected transactions were selected because the target companies were deemed to be similar to us in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Gleacher identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions involving target companies were:

Date Announced	Acquiror	Target	Enterprise Value/LTM Adjusted EBITDA	Enterprise Value/LTM Adjusted EBITDA
05/24/11	Gentiva Health Services, Inc.	Odyssey HealthCare, Inc.	10.7x	9.6x
03/28/11	Warburg Pincus LLC	Rural/Metro Corp.	9.8x	8.6x
03/03/11	Valitas Health Services	America Service Group	8.5x	7.8x
02/14/11	Clayton, Dubilier & Rice, Inc.	Emergency Medical Services	9.8x	8.4x
02/08/11	Kindred Healthcare	RehabCare Group, Inc.	7.8x	7.1x
10/05/10	Sverica International	The Center for Wound Healing, Inc.	7.2x	6.9x
08/23/10	Kindred Healthcare	Vista Healthcare, LLC	6.7x	N/A
08/16/10	Onex Corporation	Res-Care Inc.	5.8x	5.3x
06/21/10	Select Medical Holdings Corp.	Regency Hospital Company, LLC	7.6x	N/A
11/03/09	RehabCare Group	Triumph Healthcare	6.2x	N/A
08/31/09	The GEO Group	Just Care, Inc.	6.5x	N/A

N/A = not applicable.

The selected transactions analysis indicated the following:

Enterprise Value as a multiple of:	Median
LTM Adjusted EBITDA	7.6x
NTM Adjusted EBITDA	7.8x

Taking into account the results of the selected transactions analysis and applying its professional judgment, Gleacher applied multiples of 7.6x to 7.9x LTM Adjusted EBITDA and 7.7x to 7.8x NTM Adjusted EBITDA to corresponding financial data for us based on financial information and projections provided by our management. The selected transactions analysis indicated (i) an implied reference range of approximately $3.14 to $3.21 per share of our common stock based on our LTM Adjusted EBITDA, and (ii) an implied reference range of approximately $3.68 to $3.71 per share of our common stock based on our NTM Adjusted EBITDA, in each case as compared to the proposed merger consideration of $3.85 per share of common stock.

Discounted Cash Flow Analysis

Gleacher also calculated the net present value of our unlevered, after-tax cash flows based on the financial projections (including adjustments thereto) prepared and provided to Gleacher by our management for fiscal years 2011 through 2014. For additional information concerning our management’s financial projections of unlevered, after-tax cash flows, see “— Management Estimates” beginning on page 33.

In performing this analysis, Gleacher used discount rates ranging from 15.0% to 20.0% taking into account, among other things, our calculated weighted average cost of capital and, a range of implied perpetuity growth rates of 2.0% to 3.0% based on discussions with our management. In calculating projected free cash flows, Gleacher used an effective tax rate of approximately 44.7% for the Company based on information provided by our management.

The discounted cash flow analyses indicated an implied reference range of approximately $3.74 to $4.99 per share of our common stock, as compared to the proposed merger consideration of $3.85 per share of common stock.

General

Our board of directors engaged Gleacher pursuant to a letter agreement dated as of December 2, 2010 to act as our financial advisor in connection with the proposed merger. Our board of directors engaged Gleacher based on Gleacher’s experience and reputation and knowledge of us and our industry. Gleacher had not provided investment banking or financial advisory services to us prior its engagement on December 2, 2010, and Dr. Desnick and Ayelet have advised us that Gleacher has never provided investment banking or financial advisory services to Dr. Desnick or Ayelet.

We agreed to pay Gleacher a fee for its services as financial advisor to us in connection with the proposed merger, which, as of the date of this proxy statement, we estimate to be approximately $1.2 million, of which $50,000 was a non-refundable retainer fee paid to Gleacher upon commencement of its engagement, $250,000 was payable in connection with Gleacher’s opinion and approximately $900,000 is contingent upon consummation of the merger. We have also agreed to reimburse certain of Gleacher’s expenses incurred in connection with its engagement and to indemnify Gleacher and certain related parties for certain potential liabilities relating to or arising out of its engagement.

In the ordinary course of business, Gleacher and certain of its affiliates may trade the securities or other financial instruments of Conmed, LLCP, Ayelet, entities affiliated with Mr. Pappajohn, Lehman Brothers Holdings, Inc. and Gainsborough, LLC and certain of their respective affiliates, including investment funds and their portfolio companies that are affiliated or associated with the excluded parties for its own account and for accounts of customers, and may at any time hold a long and short position in any such securities and financial instruments.

Management Estimates

We do not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and are especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our board of directors, Gleacher, Dr. Desnick and LLCP with certain non-public financial forecasts that were prepared by our management. The financial projections were prepared in December 2010 and January 2011. In June 2011, management revised the financial projections to reflect a lower estimate of earnings for fiscal year 2011.

A summary of the financial forecasts has been included below in this proxy statement. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our board of directors, Gleacher, Dr. Desnick and LLCP. We did not provide Gleacher, Dr. Desnick or LLCP with any financial projections other than those summarized in this proxy statement as initially prepared in January 2011 and updated in June 2011. The inclusion of this information should not be regarded as an indication that our board of directors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Note Concerning Forward-Looking Information” beginning on page 15 of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Dr. Desnick, LLCP, Ayelet or Merger Sub in the merger agreement concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Concerning Forward-Looking Information” on page 15.

The following is a summary of our financial forecasts prepared by our management and provided to our board of directors, Gleacher, Dr. Desnick and LLCP:

	2011E	2012E	2013E	2014E	2015E
	($ in millions)
Revenues	$71.7	$91.0	$112.7	$138.5	$168.6
Adjusted EBITDA(1)(3)	5.3	7.9	10.8	14.4	18.6
EBIT(2)(3)	4.3	7.1	9.9	13.3	17.4
Unlevered Free Cash Flow(4)	1.3	4.4	6.3	8.3	N/C

N/C = Not calculated.

(1)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA, as used above, represents net income (loss) from continuing operations before interest, taxes, depreciation and amortization, adjusted for stock-based compensation and gains or losses on fair value of derivative financial instruments.
(2)	EBIT is a non-GAAP financial measure. EBIT, as used above, represents net income (loss) from continuing operations before interest and taxes.
(3)	Adjusted EBITDA and EBIT are key indicators used by our management to evaluate operating performance. While adjusted EBITDA and EBIT are not intended to replace any presentation included in our consolidated financial statements under GAAP and should not be considered alternatives to operating performance or alternatives to cash flow as a measure of liquidity, we believe these measures are useful in assessing our capital expenditures and working capital requirements. These calculations may differ in method of calculation from similarly titled measures used by other companies. These adjusted financial measures should be read in conjunction with our financial statements filed with the SEC.
(4)	Unlevered Free Cash Flow is a non-GAAP financial measure calculated using information provided by or discussed with our management and represents tax-adjusted EBIT, plus depreciation and amortization, less estimated increases (or plus estimated decreases, as the case may be) in net working capital, less capital expenditures. Unlevered Free Cash Flow estimates for fiscal year 2011 are only for the last two quarters of fiscal year 2011. Unlevered Free Cash Flow was used by Gleacher in preparing its discounted cash analysis and is not intended to replace any presentation included in our consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity. This calculation may differ in method of calculation from similarly titled measures used by other companies. This adjusted financial measure should be read in conjunction with our financial statements filed with the SEC.

Financing

We estimate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders and holders of our other equity-based interests (other than the excluded persons) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date, would be approximately $57.2 million in the aggregate; and
•	pay all fees and expenses related to the merger and the financing of the merger,

will be funded through a combination of:

•	equity financing in the aggregate amount of $27.3 million to be provided by Dr. Desnick pursuant to the equity commitment letters described below;
•	a senior secured note to be provided by LLCP with a face amount of $20.0 million for a purchase price of $18.5 million;
•	a $5.5 million convertible note to be provided by LLCP; and
•	our cash on hand.

Ayelet has obtained the equity commitment letters and the debt commitment letter described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters plus our cash on hand at the closing of the merger will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we fail to meet the minimum cash on hand closing condition, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. The merger agreement does not contain a financing condition. However, the failure of Ayelet and Merger Sub to obtain any portion of the committed financing (or alternative financing) could result in the failure of the merger to be consummated. In that case, Ayelet may be obligated to pay a termination fee to us, as described under “The Merger Agreement — Termination Fee; Expenses” beginning on page 58.

Equity Financing

Ayelet has entered into the equity commitment letter with India Investment, pursuant to which India Investment has committed to provide an aggregate of $27.3 million in equity financing to Ayelet, consisting of (1) the purchase of equity interests of Ayelet for an aggregate amount equal to $17.75 million, (2) a $4.0 million unsecured, subordinated issued by Ayelet and (3) the contribution to Ayelet of $5.51 million of equity, comprised of 1,430,778 shares of common stock of Conmed. In turn, India Investment has entered into the equity commitment letter with Dr. Desnick, pursuant to which Dr. Desnick committed to, at or prior to the closing of the merger, (1) purchase equity interests of India Investment for an aggregate amount equal to at least $21.75 million and (2) contribute to India Investment $5.51 million of equity, comprised of 1,430,778 shares of common stock of Conmed.

India Investment’s and Dr. Desnick’s obligations to fund the equity financing contemplated by the equity commitments are generally subject to:

•	there being no amendment to the merger agreement that has not been approved in writing in accordance with the terms of the merger agreement;
•	the satisfaction (or waiver by Ayelet) at the closing of each of the conditions to Ayelet’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, including the minimum cash on hand closing condition;
•	the substantially concurrent funding of the financing transactions contemplated under the debt commitment letter; and
•	the contemporaneous consummation of the closing.

The obligations of India Investment and Dr. Desnick to fund the equity financing commitment will generally terminate upon the earliest to occur of (1) the termination of the Merger Agreement in accordance with its terms and (2) the closing of the merger, at which time the obligations will be fulfilled.

Debt Financing

Ayelet has entered into the debt commitment letter with LLCP, pursuant to which LLCP has committed to provide an aggregate of $24.0 million in debt financing to Ayelet and Merger Sub, consisting of (1) a senior secured note with a face amount of $20.0 million issued by Merger Sub for a purchase price of $18.5 million and (2) a convertible note in an aggregate principal amount of $5.5 million issued by Ayelet, on the terms and subject to the conditions of the debt commitment letter.

The debt financing contemplated by the debt commitment letter is subject to the following closing conditions:

•	each of the terms and conditions set forth in the debt commitment letter are met in a manner satisfactory to LLCP in its reasonable discretion;
•	the equity commitment letters shall cover the entire investment by Dr. Desnick and shall otherwise be in form and substance and on terms and conditions satisfactory to LLCP in its reasonable discretion;
•	the absence of a material breach of any representation, warranty, covenant or agreement of Dr. Desnick, Ayelet or Merger Sub set forth in the debt commitment letter, the merger agreement, the equity commitment letters, or in any related document or agreement;
•	no change, occurrence or development since December 31, 2010 that could, in LLCP’s opinion, have a material adverse effect on us or Dr. Desnick shall have occurred or become known to LLCP;
•	the information concerning Dr. Desnick or us shall not, in LLCP’s judgment, differ in any material adverse manner from the information and other matters previously disclosed to LLCP;
•	the merger and the funding of each equity component shall have been consummated simultaneously;
•	Dr. Desnick and Conmed shall have complied in all material respects with all applicable laws and regulations;
•	there shall not be any pending or threatened litigation or other proceedings with respect to any of the transactions contemplated thereby to the extent the existence of such litigation or proceedings could give Ayelet the right to terminate the merger agreement;
•	LLCP’s satisfaction that all statutory and regulatory requirements governing Dr. Desnick and us have been complied with;

•	there has been no outbreak or escalation of hostilities in which the U.S. is involved, any declaration of war by Congress, or any other substantial domestic or international event or natural disaster, calamity, terrorist attack or shut down or closure of stock exchanges, banks or other financial institutions which, in the reasonable and good faith judgment of LLCP, is material and adverse to LLCP, Dr. Desnick or us and makes it impractical or inadvisable, in LLCP’s sole discretion, to proceed with the debt commitment;
•	the payment by Ayelet, the Merger Sub or us in full to LLCP of all fees, costs and expenses associated with the debt commitment;
•	none of Dr. Desnick, his affiliates or any co-investors shall have been prohibited from participating in Medicare, Medicaid or other federal or state health care programs or from acting as a vendor to any federal, state, county or other governmental body or agency, has received any notice that it may be subject to investigation by any such programs, body or agency, or has any knowledge of any threatened or pending adverse action against it from any such programs, body or agency; and
•	negotiation, execution and delivery of definitive documentation with respect to the loans consistent with the debt commitment letter and specified documentation standards.

The debt commitment letter and the commitments and undertakings of LLCP thereunder will automatically terminate on December 31, 2011, unless LLCP, in its discretion, agrees to an extension.

Other than as described above, the debt commitment letter is not subject to a due diligence or a “market out” condition, which would allow LLCP not to fund its commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, Ayelet and Merger Sub will use their respective reasonable best efforts to obtain the debt financing on the terms and conditions set forth in the debt financing commitment (or terms not materially less favorable, in the aggregate, to Ayelet and Merger Sub (including with respect to the conditionality thereof)), including by using reasonable best efforts to:

•	maintain in effect the debt financing commitment and negotiate a definitive agreement with respect to the debt financing commitment on the terms and conditions set forth in the debt financing commitment;
•	ensure the accuracy of all representations and warranties of Ayelet or Merger Sub set forth in the debt financing commitment or debt financing agreement;
•	comply with all covenants and agreements of Ayelet or Merger Sub set forth in the debt financing commitment or debt financing agreement;
•	satisfy on a timely basis all conditions applicable to Ayelet or Merger Sub set forth in the debt financing commitment or debt financing agreement that are within their control; and
•	upon satisfaction of the closing conditions to the merger, to consummate the debt financing at or prior to the closing.

If all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated in a debt financing commitment or debt financing agreement other than due to our breach of the representations and warranties or covenants of or a failure of a condition to be satisfied by us, each of Ayelet and Merger Sub has agreed to use their respective reasonable best efforts to arrange to promptly obtain such debt financing from alternative sources on terms not less favorable to Ayelet and Merger Sub in an amount sufficient, when added to the portion of the financing that is available, to pay in cash all amounts required to be paid by Ayelet in connection with the merger and to obtain a new financing commitment letter and a new definitive agreement with respect thereto.

Interests of Conmed’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. These interests may present them with actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that stockholders approve the merger proposal. See “The Merger — Recommendation of Conmed’s Board of Directors and Its Reasons for the Merger” beginning on page 25.

Accelerated Vesting of Equity Awards and Cash Payment for Outstanding Stock Options

Our executive officers and members of our board of directors hold stock options awarded under our equity incentive plan. As described below, in connection with the merger, the vesting of all outstanding stock options will accelerate in full so that such stock options and awards will become fully vested immediately prior to the completion of the merger. Upon the completion of the merger, stock options will be cancelled in exchange for an amount of cash equal to the excess, if any, of the merger consideration of $3.85 over the per share exercise price of such options, without interest and less any applicable withholding taxes.

The following table sets forth information concerning the payments that our executive officers and directors will receive in consideration of the cancellation of their stock options:

	Total Number of Shares Underlying Stock Options	Weighted Average Exercise Price of Stock Options ($)	Total Payment in Consideration of Cancellation of Stock Options ($)
Richard W. Turner Chairman & Chief Executive Officer	1,000,000	2.01	1,840,000
Thomas W. Fry Sr. Vice President, Chief Financial Officer and Secretary	175,000	2.37	258,620
Stephen B. Goldberg Executive Vice President & President of CMHS	165,000	3.07	128,750
Non-Employee Directors:
John Pappajohn	40,000	2.55	52,000
Edward B. Berger	40,000	3.30	22,000
John W. Colloton	40,000	3.10	30,000
Charles Crocker	40,000	3.40	18,000
Jeffrey W. Runge	40,000	3.27	23,200

Change of Control Payments to Named Executive Officers

We have entered into an employment agreement with Dr. Turner and have entered into a letter of employment with Mr. Fry.

Richard W. Turner — Chief Executive Officer.  Dr. Turner currently serves as our chief executive officer under an employment agreement that was entered into on January 26, 2007. Under the employment agreement, in the event of a change of control (as defined in the employment agreement), all options and other equity incentives then granted to Dr. Turner, if any, which are unvested at the date of the change of control will immediately vest and be exercisable. In the event of a termination of Dr. Turner’s employment by Conmed with or without cause (as defined in the employment agreement) or by Dr. Turner with or without good reason (as defined in the employment agreement) within 12 months following a change of control, Conmed will pay Dr. Turner, in addition to any benefits, reimbursement expenses, earned and unpaid salary and bonus amount owed to Dr. Turner, a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Dr. Turner’s execution of a release, equal to 12 months’ base compensation, plus an amount equal to the prior year bonus.

On July 11, 2011, we entered into an amendment to the employment agreement with Dr. Turner. The amendment provides that, notwithstanding anything in the employment agreement to the contrary, subject to the closing of the merger, the provision of the employment agreement providing for certain severance payments as described above will be terminated at the effective time of the merger. Under the amendment, in lieu of such severance payments, Dr. Turner will be entitled to receive (1) immediately following the effective time of the merger, up to $450,000, to the extent we have cash and cash equivalents in excess of the “cash on hand amount” (as defined in the merger agreement) as of the effective time of the merger, and (2) to the extent that such payment is less than $450,000, if Dr. Turner, within 12 months of the closing of the merger, is terminated without cause or voluntarily terminates his employment for good reason, the difference between $450,000 and the amount paid to Dr. Turner immediately following the closing.

Thomas W. Fry — Senior Vice President, Chief Financial Officer and Secretary.  Mr. Fry serves as our chief financial officer and secretary under a letter of employment entered into on August 21, 2006, as amended on February 22, 2011. Under the employment agreement, if Mr. Fry is terminated within 12 months following a change in control (as defined in the amendment to his employment letter), he is entitled to a severance amount equal to 12 months of his then applicable base compensation payable in a lump sum immediately upon termination. As discussed below under “— Continued Employment of Executive Officer”, we, Mr. Fry and Ayelet have agreed in principle that, upon consummation of the merger, Mr. Fry will cease full-time work with us and receive a change-of-control payment of $210,000, payable in 12 equal installments of $17,500 on a bi-weekly basis commencing on our first payroll date immediately following the effective date of the merger.

Golden Parachute Compensation

The compensation that our named executive officers may receive in connection with the merger is as set forth on the Golden Parachute Compensation table included below on page 40.

Continued Employment of Executive Officers

Ayelet may request certain of our executive officers to continue their employment with the merger company on an interim or long-term basis, with compensation and other terms of such employment to be negotiated between Ayelet and such executive officers. Ayelet has agreed to provide our employees who continue as employees of the merger company with substantially comparable compensation and benefits as being currently provided to such employees. See “The Merger Agreement — Employee Benefits” on page 53.

Mr. Fry has indicated to us a desire to cease full-time work as our chief financial officer after consummation of the merger, assuming appropriate arrangements can be made with Ayelet whereby Mr. Fry would provide consulting services to the merger company. We, Mr. Fry and Ayelet have agreed in principle that Mr. Fry will provide consulting services on an as-requested-basis for 6 months following the consummation of the merger. We will pay Mr. Fry a daily rate of $1,200, reimburse his out-of-pocket expenses and provide him appropriate business technology required to provide the consulting services. As of the date of this proxy statement, we, Ayelet and Mr. Fry are working to document the foregoing agreement in principle.

Indemnification of Directors and Officers; Insurance

For seven years after the effective time, Ayelet and the merger company will indemnify and hold harmless our current and former directors and officers for acts or omissions occurring on or prior to the effective time to the fullest extent provided by law.

Ayelet has also agreed to cause the merger company to prepay in full the premium for a “tail” insurance policy, with a claims period of at least seven years after the effective time, that provides coverage at least as favorable as the directors’ and officers’ liability insurance policy in place prior to the effective time of the merger, and covering those individuals who are covered under that policy as of the effective time, for claims based upon matters occurring prior to the effective time. Ayelet will not be required to expend in excess of $0.2 million for the premium on the tail policy.

Golden Parachute Compensation for Our Named Executive Officers

The following table sets forth the information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger as required by Item 402(t) of SEC Regulation S-K, assuming the following:

•	the price per share of our common stock is $3.85;
•	the merger closed on October 21, 2011, the last practicable date prior to the filing of this proxy statement;
•	our named executive officers were terminated without cause immediately following a change in control on October 21, 2011, which is the last practicable date prior to the filing of this proxy statement.

Golden Parachute Compensation Table

	Cash(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Richard W. Turner Chairman & Chief Executive Officer	450,000	1,840,000	—	—	—	—	2,290,000
Thomas W. Fry Sr. Vice President, Chief Financial Officer and Secretary	210,000	258,620	—	—	—	—	468,620
Stephen B. Goldberg — Executive Vice President & President of CMHS	—	128,750	—	—	—	—	128,750

(1)	Consists of cash severance payable to our named executive officers. The cash payment to Dr. Turner is a “single-trigger” payment, triggered by the consummation of the merger, and will be paid in a lump sum by the merger company immediately following the effective time of the merger, subject to adjustment as described above under “Interests of Conmed’s Directors and Executive Officers in the Merger — Change of Control Payments to Named Executive Officers — Richard W. Turner.” The cash payment to Mr. Fry is “double-trigger” payment, triggered by the consummation of the merger and a termination of Mr. Fry’s employment as described above under “Interests of Conmed’s Directors and Executive Officers in the Merger — Change of Control Payments to Named Executive Officers — Thomas W. Fry.” As discussed above under “Interests of Conmed’s Directors and Executive Officers in the Merger — Change of Control Payments to Name Executive Officers,” upon consummation of the merger we expect that Mr. Fry will cease full-time work with us and receive a change-of-control payment of $210,000, payable in 12 equal installments of $17,500 on a bi-weekly basis commencing on our first payroll date immediately following the effective date of the merger.
(2)	Consists of the aggregate value of the stock option awards (valued as the difference between $3.85 and the applicable exercise price) for which vesting is accelerated and/or payments will be made in cancellation of such stock option awards pursuant to the merger agreement. Such payments are “single-trigger” payments, triggered by the consummation of the merger, and will be paid by the merger company at the effective time of the merger.

The payment of severance is made pursuant to the agreements discussed under the heading “Change of Control Payments to Named Executive Officers.” In addition, in connection with the merger, the vesting of all outstanding stock options will accelerate in full so that such stock options will become fully vested immediately prior to the completion of the merger and will be cashed out in the merger. See “The Merger Agreement — Treatment of Stock Options” on page 45.

Regulatory Approvals

We do not believe that we are required to obtain any material pre-closing regulatory approvals, filings or notices in connection with the merger, other than filings or notices required under federal securities laws and filing of a certificate of merger in Delaware. The acquisition transaction is subject to antitrust laws. However, because we believe that the merger is not subject to the reporting and waiting period provisions of the HSR Act, no filings have been made or are presently contemplated with the DOJ and the FTC. Nevertheless, the DOJ or the FTC as well as, in certain circumstances, state attorneys general or private persons, may challenge the merger at any time before or after its completion.

We and Ayelet have committed to use reasonable best efforts to cooperate with each other to obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders necessary to complete the merger. There can be no assurance that we will obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders.

Delisting and Deregistration of the Common Stock

If the merger is completed, our common stock will be delisted from the NYSE Amex and deregistered under the Exchange Act. Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to stockholders in connection with meetings of stockholders.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for as a “purchase transaction” for financial accounting purposes, in accordance with GAAP.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders (each as defined below) of our common stock whose shares of common stock are converted into the right to receive cash in the merger. The summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that might be relevant to holders of common stock. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” existing, proposed and temporary regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service with respect to the statements made and the conclusions set forth below, and the Internal Revenue Service is not precluded from taking contrary positions. There can be no assurance that the Internal Revenue Service will not take a different position concerning the U.S. federal income tax consequences of the merger or that any such position would not be sustained by a court of competent jurisdiction.

The following summary applies only to holders of common stock who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The summary does not address special tax situations including, but not limited to, those that may apply to holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, passive foreign investment companies, controlled foreign corporations, regulated investment companies, real estate investment trusts, tax-exempt organizations, non-U.S. governments, government instrumentalities, individual retirement and other tax-deferred accounts, S corporations, entities treated as disregarded, grantor trusts, non-U.S. simple trusts, partnerships or other flow-through entities, holders who elect the mark-to-market method of accounting, who acquired their shares as compensation, whose functional currency is not the U.S. dollar, who exercise dissenters’ rights, or who are subject to the U.S. federal alternative minimum tax. This summary also does not address the U.S. federal income tax consequences of the merger to a holder of stock options or warrants who receives consideration in the exchange for the cancellation of such stock options or warrants. Such holders should consult their own tax advisors as to the tax consequences of the merger to them.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in such partnership generally will depend on such partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

The summary does not address any aspect of the Medicare contribution tax, gift or estate taxes, or any foreign, state or local tax laws or tax treaties that may be applicable to a holder of our common stock.

The following summary is not intended to constitute a complete description of all U.S. federal income tax consequences of the merger. Because individual circumstances may differ, each holder of common stock is urged to consult his own tax advisor as to the particular tax consequences to him of the merger, including the application and effect of tax treaties or state, local, foreign and other tax laws.

U.S. Holders

As used in this discussion, a U.S. holder is any beneficial owner (within the meaning of the Code) of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the U.S.;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (a) its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.  The receipt by a U.S. holder of cash in exchange for common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash the U.S. holder receives with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. In general, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the effective date of the merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by non-corporate holders, including individuals, is currently 15%. The maximum U.S. federal income tax rate on net long-term capital gain recognized by a corporation is currently 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

Information Reporting and Backup Withholding Requirements.  Payments made to a U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding for U.S. federal income tax purposes, currently at a 28% rate. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

As used herein, a “non-U.S. holder” means a beneficial owner (within the meaning of the Code) of common stock that is neither a U.S. holder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes), nor a former citizen or long-term resident of the U.S. Non-U.S. holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

This discussion assumes that we are not a “U.S. real property holding company,” within the meaning of the Code, at the time of the merger or the shorter of either the five-year period preceding the merger or the non-U.S. holder’s holding period for our common stock.

Tax Consequences of the Merger.  Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case such non-U.S. holder generally will be subject to a tax equal to 30% (or, if applicable, a lower treaty rate) of the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S.-source capital losses; or
•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), in which case such non-U.S. holder will be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a corporate non-U.S. holder may be subject to a branch profits tax equal to 30% (or, if applicable, a lower treaty rate) of the effectively connected earnings and profits attributable to such gain, subject to adjustments.

Each non-U.S. holder should consult with its own tax advisors regarding whether it will be subject to U.S. federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Backup Withholding and Information Reporting.  Backup withholding of tax (currently at the rate of 28%) may apply to cash payments made to a non-corporate non-U.S. holder in the merger, unless the holder or other payee certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined in the Code), in the manner described in the letter of transmittal and otherwise complies with the backup withholding rules or otherwise establishes an exemption in a manner satisfactory to the exchange agent. Such requirements may, under certain circumstances, include requiring that a non-U.S. holder provide a U.S. taxpayer identification number.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a non-U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

We must report annually to the Internal Revenue Service and to each non-U.S. holder, the amounts paid to each non-U.S. holder and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required under the Code or withholding is reduced or eliminated by application of a tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences of the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisors regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of tax treaties and state, local and foreign tax laws.

Litigation Related to the Merger

On July 15, 2011, a purported class action complaint was filed in the Circuit Court for Anne Arundel County, captioned Noble Equity Fund, LP v. Conmed Healthcare Management, Inc., et. al., Case No.: 02-C-11-162695, on behalf of a putative class of our stockholders and naming as defendants the Company, all members of our board of directors, Ayelet and Merger Sub. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of our board of directors breached their fiduciary duties owed to our stockholders by, among other things, (1) failing to take steps to maximize the value of the Company to its stockholders because the merger consideration of $3.85 per share in cash allegedly does not reflect the true value of the shares of common stock, and (2) creating supposedly preclusive deal protection devices in merger agreement. The plaintiffs further allege that Ayelet and Merger Sub aided and abetted the members of our board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek, among other things, a declaration that the members of our board of directors have breached their fiduciary duties and that the stockholder vote should be enjoined, an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger, and damages and attorneys’ fees. On August 5, 2011, the plaintiffs served document requests on all defendants. On August 9, 2011, the plaintiffs filed an Amended Class Action Complaint, adding additional allegations that, among other things, (1) the sales process purportedly favored Dr. Desnick over other bidders; (2) the members of our board of directors were allegedly acting to advance their own interests at the expense of our stockholders; and (3) the members of our board of directors purportedly failed to comply with their disclosure obligations in the preliminary proxy statement filed on July 21, 2011.

On September 6, 2011, we and the other parties to the lawsuit reached a settlement, which provides for the dismissal with prejudice of the lawsuit and a release of the defendants from all present and future claims asserted in the lawsuit in exchange for, among other things, providing you with additional disclosure contained in this proxy statement. In addition, as part of the settlement, we have agreed to pay an amount not to exceed $250,000 to plaintiffs’ counsel for their fees and expenses, subject to court approval. The proposed settlement is subject to a number of conditions, including, without limitation, court approval of the proposed settlement. There is no assurance that these conditions will be satisfied. The defendants have denied that they have committed any violation of law or duty or engaged in any wrongful acts, and have entered into the settlement in principle solely to eliminate the burden and expense of further litigation.

THE MERGER AGREEMENT

Following is a summary of the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement as Annex A. The following summary is qualified in its entirety by reference to the merger agreement which we encourage you to read carefully in its entirety.

Effective Time of Merger

The merger agreement provides for the merger of Merger Sub and Conmed upon the terms and subject to the conditions of the merger agreement, including approval of the merger proposal by our stockholders. The merger will be completed at the effective time, which will be the time stated in certain filings with the Secretary of State of Delaware. We and Ayelet are working to complete the merger as quickly as possible. We cannot predict the exact effective time, because completion of the merger is subject to certain conditions that are beyond our control.

Structure of Merger

At the effective time, Merger Sub and Conmed will merge under the laws of the State of Delaware and Conmed will continue as the surviving Delaware corporation and a wholly-owned subsidiary of Ayelet.

Articles of Incorporation and By-laws of the Merger Company

At the effective time:

•	the articles of incorporation of Merger Sub will become the merger company’s articles of incorporation; and
•	the by-laws of Merger Sub will become the merger company’s by-laws;

Merger Consideration

Each share of common stock issued and outstanding immediately before the effective time (other than the excluded shares) will automatically be cancelled, will cease to exist and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. After the effective time, each holder of a certificate that represented common stock (other than holders of certificates with respect to the excluded shares) will have, and the certificate will represent, only the right to receive the merger consideration.

Treatment of Stock Options

On July 11, 2011, our board of directors approved an amendment to our equity incentive plan to provide that if we enter into a definitive plan of merger or consolidation which provides for the cancellation of all outstanding stock options and the payment in cash or other property therefor, then such stock options shall be deemed automatically amended, modified or otherwise adjusted in accordance with the terms of such definitive plan of merger or consolidation.

The merger agreement provides that each stock option that was issued under the terms of our equity incentive plan outstanding immediately prior to the completion of the merger will be tendered for cancellation and each holder of options will be entitled to receive, in consideration of the cancellation of all such options held by such option holder, a cash payment per share equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of the applicable option.

Treatment of Warrants

A condition to consummating the merger requires that we obtain the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying our outstanding warrants to an amendment to the warrants. The proposed amendment provides that if we merge with another company in which we continue as the surviving entity following such merger, under the terms of which the holders of our common stock will receive upon consummation of the merger a cash payment for each share surrendered in the merger, any portion of the warrant which remains unexercised upon the consummation of the merger will be canceled at the effective time of the merger and the warrant holder will be entitled to receive from the surviving corporation in the merger, in exchange for the termination of this warrant, an amount of cash equal to the excess, if any, of the merger consideration over the per share exercise price of such warrant.

The merger agreement provides that each warrant to acquire our common stock that was issued and outstanding immediately prior to the completion of the merger (other than warrants held by Ayelet, Merger Sub or Dr. Desnick) will be tendered for cancellation and each holder of a warrant will be entitled to receive, in consideration of the cancellation of all such warrants held by such warrant holder, a cash payment per share equal to the excess, if any, of the merger consideration of $3.85 per share over the per share exercise price of the applicable warrant, without interest and less any applicable withholding taxes.

Payment for Shares of Common Stock and Exchange Procedures

Wells Fargo, National Association, which we refer to in this proxy statement as the “exchange agent,” will act as the agent for the payment of merger consideration upon surrender of stock certificates that formerly represented shares of common stock and that at the effective time represent the right to receive the merger consideration. After the effective time, Ayelet will provide or cause the merger company to provide to the exchange agent the aggregate amount of cash necessary for payment of the merger consideration upon surrender of certificates, which we refer to in this proxy statement as the “exchange fund.”

As promptly as practicable after the effective time, the exchange agent will mail to each holder of record of a certificate for common stock that was converted into the right to receive the merger consideration a letter of transmittal containing detailed instructions that explain how to surrender certificates in exchange for the merger consideration.

Promptly after a stock certificate is surrendered for cancellation to the exchange agent together with a properly executed letter of transmittal and other documents as may be required, the holder of the stock certificate will receive an amount of cash equal to the product of $3.85 and the aggregate number of shares of common stock represented by such stock certificate. The stock certificate so surrendered will be cancelled. Interest will not be paid or accrue in respect of merger consideration. Applicable taxes may be withheld from the merger consideration. Holders of common stock should not return their stock certificates with the enclosed proxy or send their stock certificates until they receive a letter of transmittal with instructions for the surrender of stock certificates.

In the event of a transfer of ownership of common stock that is not registered in our records, payment of merger consideration may be made to someone other than the person in whose name the surrendered stock certificate is registered if such certificate is properly endorsed and otherwise in proper form for transfer. The person requesting such payment will be required to pay any transfer or other taxes required by reason of payment to a person other than the registered holder of such certificate or establish to the satisfaction of Ayelet that such tax has been paid or is not applicable.

Representations and Warranties

The merger agreement contains numerous representations and warranties made by Conmed to Ayelet and Merger Sub and representations and warranties made by Ayelet and Merger Sub to Conmed. The representations and warranties expire at the effective time. The respective representations and warranties were made for the benefit of the other party to the merger agreement, and are not intended as statements of fact, but rather to allocate the risk to one of the parties if those statements prove to be incorrect. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated among the parties with a principal purpose of establishing their respective obligations to complete the merger should events or circumstances change or be different from those stated in the representations and warranties. None of Conmed, Ayelet or Merger Sub undertakes any obligations to publicly release any revisions to the representations and warranties, except as required under U.S. federal or other applicable securities laws. No other person is entitled to rely on any such representations or warranties.

The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement.

Representations and Warranties of Conmed.  The representations and warranties of Conmed to Ayelet and Merger Sub are qualified by information in disclosure schedules that we delivered to Ayelet and Merger Sub in connection with signing the merger agreement and that we refer to in this proxy statement as the “disclosure schedules.” While we do not believe that the disclosure schedules contain information that corporate or securities laws or other regulations require us to disclose publicly, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies Conmed’s representations and warranties in the merger agreement. Accordingly, Conmed’s representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, because such representations and warranties are qualified in important respects by the disclosure schedules and facts may have changed since the disclosure schedules were delivered and/or may change in the future. The disclosure schedules contain information that has been included in our public disclosures, as well as additional non-public information.

Conmed’s representations and warranties to Ayelet and Merger Sub relate to the following matters, among others:

•	the due organization, valid existence and good standing of Conmed;
•	our corporate power to carry on our business as now being conducted and our due qualification and good standing to do business in every jurisdiction in which the nature of our activities make qualification necessary;
•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;
•	the declaration of advisability of the merger agreement and the merger by our board of directors, and the approval of the merger agreement and the merger by our board of directors;
•	required governmental consents, approvals, licenses, permits, orders, authorizations, notices and filings relating to the performance of our obligations under the merger agreement and the consummation of the merger;
•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;
•	the capital structure of Conmed;
•	ownership and capital structure of our subsidiaries;
•	our filings with the SEC since January 1, 2009, including our financial statements included in such filings;
•	our establishment and maintenance of disclosure controls and procedures and internal controls over financial reporting required by rules promulgated under the Exchange Act;
•	our compliance with NYSE Amex listing requirements;
•	the absence of undisclosed liabilities;
•	information to be supplied by us for inclusion in this proxy statement;
•	the absence of certain changes in or a material adverse effect on our business since December 31, 2010;
•	the permits required to operate our business and our possession and maintenance of such permits, and matters relating to the conduct of our business and compliance with applicable laws and regulations;
•	the absence of proceedings pending or to our knowledge threatened against or affecting us as well as the absence of court or other government orders that would be material to our business;

•	the real property and other assets we own and lease, and other real estate and personal property matters;
•	our ownership, license and lawful use of intellectual property, and other intellectual property matters;
•	our payment, and compliance with laws related to payment, of taxes, and other tax matters;
•	our compliance with environmental laws;
•	our employee benefit plans, employees and employment practices and other labor matters, including compliance with applicable labor laws and ERISA;
•	our material contracts and obligations and the absence of certain defaults thereunder;
•	certain matters relating to insurance policies we maintain on our properties, assets and business;
•	the applicability of state law takeover statutes and the absence of any stockholder rights plans;
•	the absence of broker’s, finder’s, financial advisor’s or other similar fees or commissions incurred by us in connection with any of the transactions contemplated by the merger agreement (other than the fees payable to Gleacher);
•	the receipt of a fairness opinion from our financial advisor;
•	certain matters relating our contracts with governmental authorities;
•	certain matters relating to change of control payments;
•	the absence of questionable or improper payments;
•	the professional licensees maintained by our affiliated physician groups and other licensed providers of medical services employed by us; and
•	the absence of any claim under any federal or state healthcare program for services we perform.

Some of the representations and warranties referred to above are qualified by a material adverse effect standard. See “— Closing Conditions — Material Adverse Effect” beginning on page 56. Our representations and warranties in the merger agreement will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Representations and Warranties of Ayelet and Merger Sub.  The merger agreement also contains representations and warranties made by each of Ayelet and Merger Sub to Conmed relating to the following matters, among others:

•	the due organization, valid existence and good standing of Ayelet and Merger Sub;
•	Ayelet’s and Merger Sub’s corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;
•	required governmental consents, approvals, licenses, permits, orders, authorizations, notices and filings relating to the performance by Ayelet and Merger Sub of their respective obligations under the merger agreement and the consummation of the merger;
•	the absence of violations of, or conflicts with, Ayelet’s and Merger Sub’s governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;
•	Ayelet’s ownership of our common stock;
•	the information about Ayelet and Merger Sub included in this proxy statement;
•	the absence of proceedings pending or to Ayelet’s knowledge threatened against or affecting Ayelet or any of its subsidiaries;

•	the financial capability of Ayelet to pay the merger consideration and perform Ayelet’s and Merger Sub’s other obligations under the merger agreement and the equity financing commitment and debt financing commitment;
•	the purpose for which Merger Sub was formed and its operations until the merger is completed;
•	the solvency of Ayelet immediately following consummation of the merger; and
•	the absence of agreements with our stockholders and management.

Some of Ayelet’s and Merger Sub’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a material adverse effect with respect to Ayelet or Merger Sub. Ayelet’s and Merger Sub’s representations and warranties in the merger agreement will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conmed’s Conduct of Business Pending the Merger

We have agreed, until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, subject to certain exceptions, to conduct our business in the ordinary course and use commercially reasonable efforts to preserve intact our present business organization, maintain in effect all of our permits to conduct business, keep available the services of our directors, officers and key employees and subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with our customers, lenders, suppliers and others having material business relationships with us. In addition, we have agreed that, until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, subject to certain exceptions, Conmed will not, and it will not permit any of its subsidiaries, without Ayelet’s consent (which consent will not be unreasonably withheld, conditioned or delayed with respect to certain conduct), to:

•	amend our organizational documents;
•	split, combine or reclassify any shares of our capital stock;
•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our capital stock, except for dividends by our wholly-owned subsidiaries
•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire shares of common stock or any shares of our capital stock;
•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of our capital stock (other than the issuance of shares upon the exercise of stock options or warrants that were outstanding on the date of the merger agreement);
•	amend any terms of our capital stock (other than amendments to warrants relating to fair value accounting and amendments to the warrants and stock options as set forth in the merger agreement);
•	incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
•	acquire any assets, securities, properties, interests or businesses with a value in excess of $50,000 individually or $150,000 in the aggregate (other than licenses of intellectual property, inventory, supplies, equipment and other similar items in our ordinary course of business and in a manner that is consistent with past practice);
•	sell, lease or otherwise transfer, or create or incur any lien (other than certain permitted liens) on our assets, securities, properties, interests or businesses, other than the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or the licensing of intellectual property rights in the ordinary course of business consistent with past practice;
•	make any loans, advances or capital contributions to, or investments in, any other person (other than to our wholly-owned subsidiaries and advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices);

•	create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for borrowed money having an aggregate principal amount outstanding at any time greater than $50,000 in the aggregate or amend, modify or refinance any of the foregoing;
•	enter into, renew, amend, modify in any material respect or terminate any material contract or otherwise waive, release or assign our material rights, claims or benefits thereunder (other than negotiating and/or renewing in the ordinary course of business consistent with past practice any material contracts which expire upon their terms or entering into any client or customer or supplier contracts or agreements in the ordinary course of business consistent with past practice);
•	except as required by or as required to comply with any employee benefit plan:
—	grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) other than providing standard severance or termination rights in connection with new hires, in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, increase as a result of, or are otherwise related to, a change of control or similar transaction;
—	enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than in connection with new hires or promotions in the ordinary course of business consistent with past practice;
—	increase benefits payable under any existing severance or termination pay policies;
—	establish, adopt or amend any employee benefit plan, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;
—	increase compensation, bonus or other benefits payable to any of our directors, officers, employees with an annual base salary in excess of $100,000, consultants or independent contractors, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence prior to signing the merger agreement;
—	modify or otherwise alter our payroll practices or policies;
—	accelerate the payment of any bonus or other amounts;
•	make any material change in our fiscal year or methods of accounting, except as required by concurrent changes in GAAP or law and agreed to by our independent public accounting firm;
•	offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (1) any material litigation, investigation, arbitration, proceeding or other claim involving or against us, (2) any stockholder litigation, claim or dispute against us or any of our officers or directors or (3) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement, in each case, if such settlement would, in any single case, result in damages, fines or other penalties payable to or by us in excess of $150,000;
•	enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;
•	implement any action which constitutes a “mass layoff” under the WARN Act;
•	enter into a new line of business;
•	fail to maintain material insurance policies covering us and our properties, assets and businesses in a form and amount consistent with past practice;
•	adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
•	authorize, agree, or commit to do any of the foregoing.

Stockholders’ Meeting Relating to the Merger

Under the merger agreement, we will, as soon as practicable after this proxy statement has been cleared by the SEC for mailing to our stockholders, establish a record date, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon to adopt the merger agreement and approve the merger. Subject to the exceptions described below under “— Acquisition Proposals,” we, acting through our board of directors, are required to recommend approval and adoption of the merger agreement and the merger to our stockholders and use our reasonable best efforts to obtain approval of the merger proposal by our stockholders. We may postpone or adjourn the stockholders meeting only (1) for the absence of a quorum, (2) as required by applicable law, or (3) to allow additional time to file and mail supplemental materials.

Acquisition Proposals

No Solicitation.  Under the terms of the merger agreement, subject to certain negotiated exceptions described below, Conmed has agreed that it will not and it will cause its subsidiaries, officers, directors and other representatives not to:

•	solicit, initiate or knowingly encourage or facilitate another “acquisition proposal;”
•	engage in any discussions or negotiations regarding, provide any person with non-public information in connection with or otherwise cooperate in any way with, another “acquisition proposal;”
•	fail to make, or withdraw, change, qualify or modify (or publicly propose to withdraw, change, qualify or modify) in a manner adverse to Ayelet, our board of directors’ recommendation of the merger;
•	enter into any agreement or understanding relating to another “acquisition proposal” or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or breach our obligations under the merger agreement;
•	grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities; or
•	resolve or propose to do any of the foregoing.

An “acquisition proposal” is any bona fide, written offer, proposal, inquiry or indication of interest regarding:

•	any acquisition or purchase, direct or indirect, of 15% or more of our consolidated assets or 15% or more of any class of our equity or voting securities;
•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such a third party beneficially owning 15% or more of any class of our equity or voting securities,
•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving us, or
•	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger, or
•	any combination of the foregoing.

Acquisition Proposals.  Notwithstanding these restrictions, at any time before stockholders approve the merger proposal, if we receive an acquisition proposal that our board of directors determines in good faith (after consultation with our financial advisors and outside legal counsel) constitutes or could reasonably be expected to lead to a “superior proposal,” we may provide access and furnish information to the person making such acquisition proposal (as long as any non-public information is disclosed under a confidentiality agreement) and discuss or negotiate the acquisition proposal with the person making it.

A “superior proposal” is an acquisition proposal for at least a majority of our outstanding common stock or all or substantially all of our consolidated assets on terms that our board of directors determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including the expected timing and likelihood of consummation of the proposal, any financing conditions associated with the proposal, the identity of the person making the proposal, any break-up fees, expense reimbursement provisions and other conditions to consummation, are more favorable to our stockholders from a financial point of view than as provided under the merger agreement and which our board of directors determines in good faith is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the merger agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined in good faith to be available by our board of directors.

We will promptly (and in no event later than 48 hours following receipt) notify Ayelet in the event that we receive an acquisition proposal and will keep Ayelet reasonably informed as to the status of such acquisition proposal and the discussions or negotiations with respect thereto, including any material modifications to the terms of such acquisition proposal. We will not enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits us from providing such information to Ayelet.

Change in Board Recommendation.  If our board of directors determines that we have received a superior proposal, and if the superior proposal was not a result of our breach of our non-solicitation obligations, our board may, at any time prior to the receipt of stockholder approval of the merger proposal, (1) elect not to recommend that stockholders vote in favor of the merger proposal, (2) withdraw, modify, qualify or amend its recommendation to stockholders that they approve the merger proposal or (3) recommend to stockholders any superior proposal other than the merger, but, in each case, we must notify Ayelet in writing at least three business days in advance of our intention to effect such withdrawal, modification, qualification or amendment, or to make such recommendation, specifying the material terms and conditions of the superior proposal, and negotiate in good faith with Ayelet during such three business day period (to the extent Ayelet desires to negotiate) to make adjustments in the terms and conditions of the merger agreement such that the acquisition proposal would no longer be determined in good faith by our board of directors to constitute a superior proposal.

In any event, we are not prohibited from (1) taking and disclosing to stockholders a position contemplated by Rules 14a-9 or 14e-2(a) under the Exchange Act or (2) making any disclosure to stockholders if in our good faith judgment, such disclosure is required under applicable law.

Under certain circumstances in which our board of directors changes its recommendation to stockholders or we terminate the merger agreement, we may have to reimburse Ayelet for its expenses related to the transaction and pay to Ayelet a termination fee up to an aggregate amount of approximately $2.9 million. See “The Merger Agreement — Termination Fee; Expenses” beginning on page 58.

The provisions relating to non-solicitation and the exceptions thereto were actively negotiated with Ayelet. Our board of directors has concluded that such provisions do not unreasonably inhibit or preclude the submission of a superior proposal by a third party which may wish to make a competing offer to acquire us.

Access to Information

We have agreed to give Ayelet and its authorized representatives reasonable access during normal business hours to all of our key employees and key facilities and to all of our books and records, subject to our reasonable security procedures. We have also agreed to cause our officers and key employees and our auditors, counsel and financial advisors to cooperate with Ayelet in its investigation of our business and to furnish Ayelet and its authorized representatives with such financial and operating data and other information with respect to our business, properties and personnel as Ayelet reasonably requests. We may withhold documents or information if (1) they are subject to a confidentiality agreement with a third party, (2) disclosure would violate applicable law or the rights of our clients or (3) they are subject to attorney-client privilege.

Tax Matters

We have agreed that, until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, subject to certain exceptions, we will not:

•	make, rescind, or change any election with respect to taxes (other than elections consistent with past practice),
•	change any tax accounting period,
•	adopt or change any method of tax accounting,
•	file any amended tax return,
•	settle or compromise any tax claim, audit or assessment,
•	enter into an agreement with respect to taxes with any governmental entity (including a “closing agreement” under Section 7121 of the Code),
•	surrender any right to claim a refund for taxes,
•	consent to any non-automatic extension of the statute of limitations applicable to any tax claim or assessment, or
•	take any similar action.

Consent of Option and Warrant Holders

We have agreed to use commercially reasonable efforts to obtain the written consent of each holder of a stock option to an amendment of our equity incentive plan and the option award agreements issued thereunder to provide for the cancellation of the stock options at the closing in exchange for payment of the excess, if any, of the merger consideration of $3.85 over the per share exercise price of such options. See “The Merger Agreement — Treatment of Stock Options” on page 45. We have also agreed to use commercially reasonable efforts to obtain the written consent of each holder of a warrant to an amendment to each outstanding warrant to provide for the cancellation of the warrants at the closing in exchange for payment of the excess, if any, of the merger consideration of $3.85 over the per share exercise price of such warrants. See “The Merger Agreement — Treatment of Warrants” on page 45.

Indemnification of Officers and Directors

For seven years after the effective time, Ayelet and the merger company will indemnify and hold harmless our current and former directors and officers for acts or omissions occurring on or prior to the effective time to the fullest extent provided by law.

Ayelet has also agreed to cause the merger company to prepay in full the premium for a “tail” insurance policy, with a claims period of at least seven years after the effective time, that provides coverage at least as favorable as the directors’ and officers’ liability insurance policy in place prior to the effective time of the merger, and covering those individuals who are covered under that policy as of the effective time, for claims based upon matters occurring prior to the effective time. Ayelet will not be required to expend in excess of $200,000 for the premium on that tail policy.

Employee Benefits for Our Employees

Following the completion of the merger and for a period of six months thereafter, Ayelet agreed to provide our employees who continue as employees of the merger company compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to such employees immediately prior to the effective time of the merger. The merger company shall give full credit for prior service with us for purposes of eligibility and vesting under any employee benefit plan of the merger company, determination of benefit levels or policy relating to vacation or severance and determination of “retiree” status. In addition, Ayelet will cause the merger company to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the merger company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger occurs.

Efforts to Secure Financing

Ayelet has agreed to use its reasonable best efforts to secure the equity financing and debt financing on substantially the same terms as are set forth in the equity commitment letters and debt commitment letter. See “The Merger — Financing” beginning on page 35. In connection with Ayelet’s efforts to secure financing, we have agreed to provide, and use commercially reasonable efforts to cause our representatives (including legal and accounting representatives) to provide, in each case at Ayelet’s sole expense, all cooperation reasonably requested by Ayelet or Merger Sub that is necessary in connection with arranging and securing the equity financing and debt financing. We have also agreed to provide Ayelet, for further delivery to the debt financing sources, certain information regarding us, our financial condition and our results.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable law to complete the merger and the other transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all necessary applications, notices, filings and other documentation to obtain all required material permits from any governmental authority and all other material consents, waivers, orders, approvals and clearances necessary or advisable to be obtained from any third party or governmental authority.

Publicity

We and Ayelet have agreed to consult with each other, and provide each other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by the merger agreement and will not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable law or under any stock market regulations.

Closing Conditions

Conditions to Each Party’s Obligation.  The respective obligations of Ayelet and Merger Sub, on the one hand, and us, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the transactions contemplated by the merger agreement shall have been approved and adopted by our stockholders; and
•	no governmental authority shall have issued an order or taken other action which prohibits consummation of the transactions contemplated by the merger agreement.

Conditions to the Obligation of Ayelet and Merger Sub to Effect the Merger.  The obligation of Ayelet and Merger Sub to complete the merger is subject to the satisfaction, or waiver by Ayelet and Merger Sub, of each of the following additional conditions:

•	we shall have performed in all material respects with the covenants and agreements required to be performed by us prior to the closing under the merger agreement;
•	our representations and warranties shall have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) on the date of the merger agreement and at the closing under the merger agreement, as if made at and as of that date, except:
—	representations and warranties expressly made as of a specified date, shall be true and correct only as of that date; and

—	if the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a material adverse effect in relation to us, as described below;
•	the aggregate number of shares of common stock that are held by all registered holders that have properly dissented pursuant to Section 262 shall not exceed 7% of the outstanding shares of common stock;
•	since the date of the merger agreement there shall have been no material adverse effect in relation to us;
•	there shall not have been any change in a law or order, the enforcement of a law or order or the public announcement by a governmental authority indicating that it intends to change its interpretation or enforcement of a law or order which would reasonably be expected to impair in any material respect our ability to continue to conduct our businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington;
•	immediately prior to consummation of the merger, we shall have on hand cash and cash equivalents in an aggregate amount equal to or greater than the sum of (1) $12 million plus, (2) an amount equal to the outstanding principal amount due and owing by us to Premium Assignment Corporation as of the closing date of the merger under the Premium Finance Agreement dated September 28, 2011 by and between us and Premium Assignment Corporation, plus (3) an amount equal to the portion of payroll accrual for the period beginning on the day following the last pay date preceding the closing date and ending on the closing date;
•	there shall not have been any cancellation or termination of our customer contracts that were in effect as of the date of the merger agreement, that in aggregate would have the effect of a loss of revenue greater than approximately $4.3 million over a twelve month period;
•	we shall have obtained the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying our outstanding stock options to an amendment to our equity incentive plan (see “The Merger Agreement — Treatment of Stock Options” on page 45);
•	we shall have obtained the written consent from the holders of at least 95% of the aggregate number of shares of common stock underlying our outstanding warrants to an amendment to the warrants (see “The Merger Agreement — Treatment of Warrants” on page 45);
•	we shall have obtained a fully-enforceable endorsement to our outstanding surety bonds providing that the insurer will not take certain actions as a result of the merger;
•	we shall have obtained a fully-enforceable endorsement to our existing professional liability insurance policy that provides the policy shall continue in full force and effect following the merger and the insurer will not make changes to the policy as a result of the merger except for a change of the named insured;
•	we shall have filed an amended federal tax return for 2007 and paid all amounts due in connection therewith; and
•	we shall have provided a certificate certifying that the shares of common stock are not U.S. real property interests within the meaning of Section 897(c) of the Code.

Conditions to the Obligation of Conmed to Effect the Merger.  Our obligation to complete the merger is subject to the satisfaction, or waiver by us, of each of the following additional conditions:

•	Ayelet and Merger Sub will have performed in all material respects all of the obligations required to be performed by them prior to the closing under the merger agreement; and
•	the representations and warranties of Ayelet and Merger Sub shall have been true and correct in all material respects as of the date of the merger agreement and as of the closing date, except:

—	representations and warranties expressly made as of a specified date, shall be true and correct only as of that date; and
—	if the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a material adverse effect in relation to Ayelet’s and Merger Sub’s ability to consummate the merger.

Material Adverse Effect.  A material adverse effect in relation to us means a material adverse effect on (1) our condition (financial or otherwise), business, assets, liabilities or results of operations, or (2) our ability to perform our obligations under or to consummate the merger. Notwithstanding the foregoing, in no event shall any of the following, alone or in combination, be considered a material adverse effect or be taken into account when determining whether a material adverse effect has occurred or will occur:

•	changes in the financial or securities markets or general economic or political conditions in the U.S. or any other market in which we operate, including changes in interest rates or the availability of credit financing, and any suspension of trading in securities on any securities exchange or over-the-counter-market operating in the U.S. or any other market in which we operate (to the extent such changes do not have a disproportionate effect on us relative to other similarly situated companies in our industry);
•	changes required by GAAP or changes required by the regulatory accounting requirements (or the interpretation thereof) applicable to our industry, or that result from any action taken for the purpose of complying with any such changes (to the extent such changes do not have a disproportionate effect on us relative to other similarly situated companies in our industry);
•	changes in applicable law or conditions generally affecting our industries or markets (to the extent such changes do not have a disproportionate effect on us relative to other similarly situated companies in our industry);
•	changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters (including acts of God, hurricanes, earthquakes or other weather conditions) involving the U.S. (to the extent such changes do not have a disproportionate effect on us relative to other similarly situated companies in our industry);
•	our entering into the merger agreement or announcement or consummation of the merger, including the termination, potential termination of, or the failure or potential failure to renew or enter into any contracts with suppliers, distributors and other business partners (excluding customers), and any impact on customers or employees, to the extent caused by the pendency or the announcement of the merger;
•	our failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that this shall not prevent Ayelet from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to any such change independently constitutes or contributed to a material adverse effect);
•	a change in the trading prices or volume of our common stock (provided that this shall not prevent Ayelet from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to any such change independently constitutes or contributed to a material adverse effect);
•	actions taken or omitted to be taken at the request of Ayelet, or any change that we can demonstrate resulted from Ayelet unreasonably withholding, conditioning or delaying its consent in violation of the merger agreement with respect to any action requiring Ayelet’s consent thereunder; and
•	certain other matters set forth in the disclosure schedules we delivered to Ayelet.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after obtaining approval of the merger proposal by our stockholders, as follows:

•	by mutual written consent of us and Ayelet;
•	by either Ayelet or us if:
—	the merger is not completed by the end date;
—	any law or order makes consummation of the merger illegal or otherwise prohibited or any governmental authority issues an order, decree or rule or takes any other action that has the effect of permanently enjoining or otherwise prohibiting us or Ayelet from consummating the merger and such injunction or other action shall have become final and nonappealable; or
—	our stockholders do not approve the merger proposal at the special meeting or at any adjournment or postponement thereof;
•	by Ayelet if:
—	(1) an adverse company recommendation change shall have occurred, (2) our board of directors shall have failed to include a recommendation in favor of the merger in this proxy statement, (3) we fail to call or hold the special meeting, (4) at any time after receipt or public announcement of an acquisition proposal, our board of directors fails to recommend against any publicly announced acquisition proposal and reaffirm a recommendation in favor of the merger within 3 business days after receipt of any written request from Ayelet to do so and at least 2 days prior to the special meeting, (5) we enter into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an acquisition proposal, (6) a tender or exchange offer relating to our securities shall have been commenced by a third party and we do not send to stockholders a statement disclosing that our board of directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given, or (7) we or our board of directors shall have publicly announced an intention to do any of the actions set forth in clauses (1), (2) or (5);
—	we breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement, which results in the failure of the conditions to the closing of the merger agreement relating to our compliance with our obligations under the merger agreement, the accuracy of our representations and warranties, subject to material adverse effect qualifications, or the absence of a material adverse effect on us, and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days;
—	certain of the conditions to completion of the merger are not satisfied within 30 days following the date on which stockholders approve the merger; or
—	a change in a law or order, the enforcement of a law or order or the public announcement by a governmental authority indicating that it intends to change its interpretation or enforcement of a law or order occurs that would reasonably be expected to impair in any material respect our ability to continue to conduct our businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington;
•	by us if:
—	before stockholders approve the merger, (1) our board of directors authorize us to enter into a definitive, written agreement concerning a superior proposal and (2) we pay Ayelet a termination fee of approximately $2.3 million and an amount equal to all of the documented out-of-pocket expenses of Ayelet, provided that the aggregate payment of the termination fee and expenses shall not exceed approximately $2.9 million;

—	Ayelet or Merger Sub materially breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days; or
—	(1) all of the conditions to merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), (2) we are, at such time, ready, willing and able to consummate the merger and have not materially breached any representation, warranty, covenant or agreement, and (3) on the end date, none of Ayelet, Merger Sub or the merger company shall have received the proceeds of the equity financing or debt financing.

Termination Fee; Expenses

We must pay a termination fee of approximately $2.3 million to Ayelet in the following circumstances:

•	if Ayelet terminates the merger agreement due to the following:
—	(1) an adverse company recommendation change has occurred, (2) our board of directors failed to include a recommendation in favor of the merger in this proxy statement, (3) we fail to call or hold the special meeting, (4) at any time after receipt or public announcement of an acquisition proposal, our board of directors fails to recommend against any publicly announced acquisition proposal and reaffirm a recommendation in favor of the merger within 3 business days after receipt of any written request from Ayelet to do so and at least 2 days prior to the special meeting, (5) we enter into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an acquisition proposal, (6) a tender or exchange offer relating to our securities shall have been commenced by a third party and we do not send to stockholders a statement disclosing that our board of directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given, or (7) we or our board of directors shall have publicly announced an intention to do any of the actions set forth in clauses (1), (2) or (5);
—	we breach our obligations relating to acquisition proposals;
—	we breach any of our covenants, agreements, representations or warranties set forth in the merger agreement which breach individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us (except that if such breach arises due to legal proceedings made or brought by any of our current or former stockholders against us arising out of or relating to the merger agreement or the merger, then we will pay to Ayelet only the reduced termination expenses described below);
•	if either we or Ayelet terminate the merger agreement due to the following:
—	the merger is not consummated by December 31, 2011 and prior to such time an acquisition proposal has been publicly disclosed or otherwise communicated to our stockholders or our board of directors and not withdrawn and within 12 months following the date of such termination, we enter into a definitive agreement with respect to or recommended to our stockholders such acquisition proposal or such acquisition proposal shall have been consummated;
—	our stockholders fail to adopt the merger agreement and prior to the special meeting an acquisition proposal has been publicly disclosed or otherwise communicated to our stockholders or our board of directors and not withdrawn and within 12 months following the date of such termination, we enter into a definitive agreement with respect to or recommended to our stockholders such acquisition proposal or such acquisition proposal shall have been consummated; or
•	if, before our stockholders adopt the merger agreement, our board of directors authorizes us, in compliance with the merger agreement, to terminate the merger agreement in order to enter into an acquisition agreement in respect of a superior proposal.

We must reimburse Ayelet for all of its documented out-of-pocket expenses incurred in connection with the merger, provided that the aggregate payments by us for the termination fee and expenses will not exceed approximately $2.9 million, in the following circumstances:

•	if Ayelet terminates the merger agreement due to the following:
—	(1) an adverse company recommendation change has occurred, (2) our board of directors failed to include a recommendation in favor of the merger in this proxy statement, (3) we fail to call or hold the special meeting, (4) at any time after receipt or public announcement of an acquisition proposal, our board of directors fails to recommend against any publicly announced acquisition proposal and reaffirm a recommendation in favor of the merger within 3 business days after receipt of any written request from Ayelet to do so and at least 2 days prior to the special meeting, (5) we enter into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an acquisition proposal, (6) a tender or exchange offer relating to our securities shall have been commenced by a third party and we do not send to stockholders a statement disclosing that our board of directors recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given, or (7) we or our board of directors shall have publicly announced an intention to do any of the actions set forth in clauses (1), (2) or (5);
—	we breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement, which results in the failure of the conditions to the closing of the merger agreement relating to our compliance with our obligations under the merger agreement, the accuracy of our representations and warranties, subject to material adverse effect qualifications, or the absence of a material adverse effect on us, and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days;
•	if either we or Ayelet terminate the merger agreement because the merger is not consummated by December 31, 2011 or our stockholders fail to adopt the merger agreement and, in each case, prior to such time an acquisition proposal has been publicly disclosed and not withdrawn;
•	if, before our stockholders adopt the merger agreement, our board of directors authorizes us, in compliance with the merger agreement, to terminate the merger agreement in order to enter into an acquisition agreement in respect of a superior proposal;

We must reimburse Ayelet up to $1.0 million of its documented out-of-pocket expenses incurred in connection with the merger in the following circumstances:

•	if either we or Ayelet terminate the merger agreement due to the following:
—	any governmental authority issues an order, decree or rule or takes any other action that has the effect of permanently enjoining or otherwise prohibiting us or Ayelet from consummating the merger and such injunction or other action shall have become final and nonappealable;
—	certain of the conditions to the merger agreement are not satisfied within 30 days following the date on which our stockholders approve the merger;
—	the merger is not consummated by December 31, 2011 or our stockholders fail to adopt the merger agreement and, in each case, prior to such time an acquisition proposal has not been publicly disclosed or withdrawn;

We must reimburse Ayelet up to $1.5 million of its documented out-of-pocket expenses incurred in connection with the merger if we breach our covenants, agreements, representations or warranties set forth in the merger agreement, other than such breaches (1) that arise in connection with our covenants related to acquisition proposals or (2) which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us.

Ayelet must pay a termination fee of approximately $2.3 million to us in the following circumstances:

•	Ayelet or Merger Sub materially breach any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement and such breach is not cured within 30 days or, by its nature, cannot be cured within 30 days; or
•	(1) all of the conditions to merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), (2) we are, at such time, ready, willing and able to consummate the merger and have not materially breached any representation, warranty, covenant or agreement, and (3) on the end date, none of Ayelet, Merger Sub or the merger company shall have received the proceeds of the equity financing or debt financing.

Specific Performance of the Merger Agreement

Ayelet and Merger Sub are entitled to injunctive relief to prevent or restrain breaches or threatened breaches of the merger agreement by us and to enforce specifically our compliance with our covenants and obligations contained in the merger agreement. We have agreed not to raise any objections on the availability of the equitable remedy of specific performance.

We have waived any rights that we may have to seek injunctive relief to prevent or restrain breaches or threatened breaches of the merger agreement by Ayelet and Merger Sub and to enforce specifically their compliance with covenants and obligations contained in the merger agreement. Except for breaches that result from fraud or willful misconduct by Ayelet or Merger Sub or a breach of their confidentiality obligations, our sole remedy with respect to a breach of the merger agreement by Ayelet or Merger Sub shall be payment by Ayelet of a termination fee of approximately $2.3 million. Dr. Desnick has guaranteed payment of this termination fee. See “— Dr. Desnick Guaranty” on page 60.

Amendment

At any time before the effective time, the merger agreement may be amended by Ayelet, Merger Sub and Conmed, except that after approval of the merger proposal by the stockholders of Conmed, no such amendment will be made without further approval of stockholders if applicable law requires such approval.

Dr. Desnick Guaranty

Dr. Desnick has guaranteed the due and punctual performance, as and when due, of Ayelet’s and Merger Sub’s obligations to pay to us the termination fee owed by Ayelet pursuant to the terms and conditions of the merger agreement.

VOTING AGREEMENTS

Concurrently with the execution and delivery of the merger agreement, on July 11, 2011, Mr. Pappajohn, Dr. Desnick and Edward Heil each entered into a voting agreement with Ayelet. Mr. Pappajohn owned 2,558,342 shares of common stock, or 19.5% of the aggregate number of shares of common stock outstanding at the close of business on the record date, all of which are subject to the voting agreement. Dr. Desnick owned 1,118,300 shares of common stock, or 8.5% of the aggregate number of shares of common stock outstanding at the close of business on the record date, all of which are subject to the voting agreement. Mr. Heil owned 209,700 shares of common stock, or 1.6% of the aggregate number of shares of common stock outstanding at the close of business on the record date, all of which are subject to the voting agreement. We refer to the shares of common stock covered by the voting agreements as the “covered shares.” In addition, if Mr. Pappajohn, Dr. Desnick or Mr. Heil acquires beneficial ownership of additional shares of common stock, those shares will also be covered shares.

The following is a summary description of the voting agreements, copies of which are attached to this proxy statement as Annexes C-1, C-2 and C-3.

Agreement to Vote and Irrevocable Proxy

Each of Mr. Pappajohn, Dr. Desnick and Mr. Heil has agreed to vote all of their respective shares of common stock at the special meeting as follows:

•	in favor of the merger proposal and any related matter that must be approved by stockholders; and
•	against the approval of any other acquisition proposal, reorganization, recapitalization, liquidation or winding-up of us or any other extraordinary transaction involving us, corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the merger, any change in our board of directors unless approved in writing by Ayelet, any material change in our capitalization or dividend policies, and any material change in our corporate structure or governing documents, except as contemplated by the merger agreement.

Each of Mr. Pappajohn, Dr. Desnick and Mr. Heil has also granted to Ayelet an irrevocable proxy and irrevocably appointed Ayelet and any individual designated by Ayelet as their proxy and attorney-in-fact to vote the covered shares at the special meeting (and any adjournment or postponement thereof) as described above.

Transfer Restrictions

In addition, each of Mr. Pappajohn, Dr. Desnick and Mr. Heil have agreed that except for certain specified transactions, they will not sell or otherwise dispose of or encumber (such actions being a “transfer”) any of their respective covered shares or enter into any option or other contract with respect to, or consent to, a transfer of any of their respective covered shares or their respective voting or economic interest in their covered shares.

Termination

The voting agreement terminates upon the earliest of (1) the approval of the merger proposal at the special meeting, (2) the termination of the merger agreement in accordance with its terms, (3) the written agreement of Ayelet and such stockholder and (4) the amendment or modification of the merger agreement as in effect as of July 11, 2011 to reduce the merger consideration or otherwise change the terms and conditions of the merger agreement in a manner that is materially adverse to our stockholders.

No Limitation on Fiduciary Duty

Mr. Pappajohn entered into the voting agreement with Ayelet only as a stockholder of Conmed and not in his capacity as a director of Conmed. The voting agreement does not limit or affect his actions or omissions as a director and does not prohibit, limit or restrict him from exercising his fiduciary duties as a director of Conmed or to its stockholders.

MARKET PRICE OF COMMON STOCK

Our common stock is currently traded on the NYSE Amex under the symbol “CONM.” The following table sets forth, for the periods indicated, the high and low closing sales prices per common share as reported on the NYSE Amex:

	2011		2010		2009
Period	High	Low	High	Low	High	Low
First Quarter	3.41	2.98	3.60	3.00	2.50	1.65
Second Quarter	3.95	2.71	3.70	3.10	3.90	1.70
Third Quarter (through October 21, 2011)	3.82	3.50	3.50	2.73	4.40	3.15
Fourth Quarter	3.80	3.74	3.50	2.75	3.45	2.57

The closing prices of our common stock, as reported on the NYSE Amex on May 13, 2011, the last full trading day prior to Dr. Desnick’s public announcement of his bid to acquire us at $3.85 per share, and on May 24, 2011, the last trading prior to our announcement that we had entered into an exclusivity period with Dr. Desnick, were $3.05 and $3.70, respectively. On October 21, 2011, the last practicable trading day before the date of this proxy statement, the closing price of our common stock on the NYSE Amex was $3.74.

We have never declared or paid cash dividends on the common stock. Our current policy is to retain earnings, if any, for use in our business. Following the merger, there will be no further public market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 24, 2011 as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the address of all the individuals named below is c/o Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076.

Name and Address and Beneficial Owner(1)	Number of Shares of Common(2)	% of Class(3)
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
John Pappajohn(4)	2,598,342	19.7
Richard W. Turner(5)	1,010,000	7.1
Stephen B. Goldberg(6)	150,890	*
Thomas W. Fry(7)	133,959	*
Edward B. Berger(8)	55,000	*
John W. Colloton(9)	40,000	*
Charles Crocker	—	*
Jeffrey W. Runge	—	*
All directors and Named Executive Officers as a group (8 persons)	3,988,191	27.6
OTHER 5% OR MORE STOCKHOLDERS:
Gainsborough, LLC 420 Bedford Street, Suite 110 Lexington MA, 02420	811,301	6.2
Lehman Brothers Holdings, Inc.(10) 745 Seventh Avenue New York, NY 10019	2,666,667	19.3
James H. Desnick, M.D.(11) c/o Medical Equity Dynamics LLC 950 Ravine Drive Highland Park, IL 60035	4,026,342	30.5
Edward Heil(12) 8052 Fisher Island Drive Fisher Island, Florida 33109	1,428,000	10.8
Levine Leichtman Capital Partners, Inc.(13) 335 North Maple Drive, Suite 130 Beverly Hills, California 90210	1,209,870	9.2

*	Less than 1% of the Company’s Common Stock
(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(2)	In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of October 24, 2011 pursuant to options, warrants, conversion privileges or other rights as of such date. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.
(3)	Based on 13,132,481 outstanding shares of common stock as of October 24, 2011.
(4)	Mr. Pappajohn has sole investment power with respect to 2,598,342 shares of common stock, which includes: (a) 2,547,846 shares of common stock beneficially owned by Mr. Pappajohn, (b) 5,000 shares of common stock held by Halkis, Ltd., an affiliate of Mr. Pappajohn, (c) 5,496 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, an affiliate of Mr. Pappajohn, and

(d) options issued under our equity incentive plan to purchase 40,000 shares of common stock at $2.55 per share. On July 11, 2011, Mr. Pappajohn entered into a voting agreement with Ayelet, pursuant to which Mr. Pappajohn granted to Ayelet an irrevocable proxy and irrevocably appointed Ayelet and any individual designated by Ayelet as Mr. Pappajohn’s proxy and attorney-in-fact to vote the covered shares at the special meeting. See “Voting Agreements” beginning on page 61. Based on the voting agreement, Mr. Pappajohn has shared voting power with respect to 2,598,342 shares of common stock.
(5)	Dr. Turner’s beneficial ownership includes 10,000 shares of common stock and options issued under our equity incentive plan to purchase 1,000,000 shares of common stock at $2.01 per share.
(6)	Dr. Goldberg’s beneficial ownership includes 79,119 shares of common stock and options issued under our equity incentive plan to purchase 38,542, 8,854 and 24,375 shares of common stock at $2.30, $3.42 and $3.40 per share, respectively.
(7)	Mr. Fry’s beneficial ownership includes options issued under our equity incentive plan to purchase 118,000 shares, 4,167 shares, 3,542 shares, 5,000 shares and 3,250 shares of common stock at $2.01, $2.40, $2.35, $3.19 and $3.40 per share, respectively.
(8)	Mr. Berger’s beneficial ownership includes 15,000 shares of common stock and options issued under our equity incentive plan to purchase 40,000 shares of common stock at $3.30 per share.
(9)	Mr. Colloton’s beneficial ownership includes options issued under our equity incentive plan to purchase 40,000 shares of common stock at $3.10 per share.
(10)	Based upon information obtained from the Schedule 13G filed with the SEC on March 23, 2007. Includes 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.
(11)	Based upon information obtained from the Schedule 13D/A filed with the SEC on July 15, 2011. The reporting persons also include Ayelet and India Investment, as Dr. Desnick is the sole stockholder and sole director of India Investment and the chief executive officer, president and secretary of India Investment and Ayelet. Dr. Desnick has shared voting power with respect to 4,026,342 shares of common stock. Pursuant to the voting agreement between Ayelet and Mr. Pappajohn described in “Voting Agreements,” Dr. Desnick may be deemed to beneficially own 2,558,342 shares of common stock and 40,000 shares of common stock of issuable upon exercise of stock options beneficially owned by Mr. Pappajohn. Dr. Desnick has disclaimed beneficial ownership of such shares. Pursuant to the voting agreement between Ayelet and Mr. Heil described in “Voting Agreements” and the equity commitment letters, Dr. Desnick may be deemed to beneficially own 209,700 shares of common stock and 8,430 shares of common stock issuable upon exercise of warrants beneficially owned by Mr. Heil. Dr. Desnick has disclaimed beneficial ownership of such shares. Dr. Desnick has shared dispositive power with respect to 1,428,000 shares of common stock, which includes (a) 1,118,300 shares of common stock beneficially owned by Dr. Desnick, (b) warrants to purchase up to 91,570 shares of common stock beneficially owned by Dr. Desnick, and (c) 209,700 shares of common stock and 8,430 shares of common stock issuable upon exercise of warrants beneficially owned by Mr. Heil. Neither Dr. Desnick nor any of his affiliates have purchased or sold any of our securities since June 4, 2009.
(12)	Based upon information obtained from the Schedule 13D filed with the SEC on July 20, 2011. Mr. Heil has shared voting and dispositive power with respect to 1,428,000 shares of common stock. Pursuant to the voting agreement between Ayelet and Mr. Heil described in “Voting Agreements” and the equity commitment letters, Mr. Heil may be deemed to beneficially own 1,118,120 shares of common stock and 91,570 shares of common stock issuable upon exercise of warrants beneficially owned by Dr. Desnick.
(13)	Based upon information obtained from the Schedule 13D/A filed with the SEC on July 15, 2011. The reporting persons include LLCP, Arthur Levine, who is a director, president and a shareholder of LLCP, and Lauren B. Leichtman, who is a director, the chief executive officer and a shareholder of LLCP. None of the reporting persons own or otherwise hold any shares of common stock; however, pursuant to the debt commitment letter, LLCP, Mr. Levine and Ms. Leichtman may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, 1,209,870 of the shares of common stock beneficially owned by Dr. Desnick. LLCP, Mr. Levine and Ms. Leichtman have shared voting and dispositive power with respect to 1,209,870 shares of common stock that are beneficially owned by Dr. Desnick. LLCP, Mr. Levine and Ms. Leichtman have disclaimed beneficial ownership of such shares that are beneficially owned by Dr. Desnick, and the reporting persons indicated in the Schedule 13D/A that neither the filing of the Schedule 13D/A nor any of its contents shall be deemed to constitute an admission by the reporting persons that they are the beneficial owners of any of the common stock for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

DISSENTERS’ RIGHTS

Under the Delaware General Corporation Law, our stockholders have the right to demand appraisal of shares of common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your shares, together with a fair rate of interest, as determined by the Delaware Court of Chancery, or the Chancery Court. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this proxy statement.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. Any stockholder wishing to consider exercising appraisal rights should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and property with the requirements of Section 262 will result in the loss of appraisal rights under Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the company a written demand for appraisal of your shares before the vote to adopt the Merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger agreement. Voting against or failing to vote for the adoption of the Merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.
•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.
•	You must continuously hold your shares through the effective time.

If you fail to comply with any of these conditions and the merger is consummated, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement if you are the holder of record at the effective time, but you will have no appraisal rights with respect to your shares of common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, Attention: Corporate Secretary, and must be delivered before the vote to adopt the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record identity. The demand must state that the stockholder intends thereby to demand appraisal of such holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the company. The beneficial holder must, in such cases, have the record holder (often a broker, bank or other nominee) submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are stockholders who demand appraisal of their shares, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

After notice to the stockholders seeking appraisal rights as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, and determine which stockholders have complied with Section 262 and have thereby become entitled to the appraisal rights. The Chancery Court may require the stockholders who hold stock represented by certificates and who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not currently anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments becoming due prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

If you have any questions regarding your right to exercise appraisal rights, you are strongly encouraged to seek the advice of legal counsel.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a nonbinding advisory vote from our stockholders to approve certain “golden parachute” compensation that our “named executive officers” will receive in connection with the merger.

We are presenting this proposal, which gives our stockholders the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on a nonbinding advisory basis, the agreements for and compensation to be paid to Conmed’s named executive officers in connection with the merger, as disclosed in the section of the Proxy Statement for the merger captioned “Advisory Vote on Golden Parachute Compensation.”

The advisory vote on the compensation to be received by our named executive officers in connection with the merger will be approved if it receives the approval of a majority of the votes represented by the shares of common stock present and entitled to vote thereon.

Our board of directors unanimously recommends that stockholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting FOR the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on us. Therefore, regardless of whether stockholders vote to approve the “golden parachute” compensation, if the merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

Information regarding the compensation of our named executive officers that is based on or otherwise relates to the merger is included on page 39 of this proxy statement, under the heading “The Merger —  Golden Parachute Compensation for Our Named Executive Officers.”

AUTHORITY TO ADJOURN THE SPECIAL MEETING

We are also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the merger agreement.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, we are not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the proposal to adopt the merger agreement in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

If approval of the adjournment proposal is submitted to our stockholders, the approval requires the vote of a majority of the votes represented by the shares of common stock present and entitled to vote thereon, whether or not a quorum is present.

Our board of directors unanimously recommends that stockholders vote FOR the adjournment proposal.

OTHER MATTERS

We do not know of any matters, other than those stated in this proxy statement, that are to be presented for action at the special meeting. If any other matters should properly come before the special meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed or we are otherwise required to do so under applicable law, we will hold our annual general meeting of stockholders in 2012. Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials at our 2012 annual meeting of stockholders, it must be received at our principal executive offices, 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, Attention: Secretary, not later than December 27, 2011. In order to avoid controversy, stockholders should submit proposals by means (including electronic), that permit them to prove the date of delivery. If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 12, 2012, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials. These deadlines are calculated by reference to the mailing date of the proxy materials for this year’s annual meeting. If our board of directors changes the date of next year’s annual meeting by more than 30 days, we will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Our public filings are also available on our website at www.conmedinc.com. The information provided on our website is not incorporated by reference into, and does not form any part of, this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing to our corporate secretary at Conmed Healthcare Management, Inc., 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076, or by calling (410) 567-5520.

***

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 25, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the payment of the merger consideration creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 11, 2011

among

CONMED HEALTHCARE MANAGEMENT, INC.,

AYELET INVESTMENTS LLC

  and

AYELET MERGER SUBSIDIARY, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of July 11, 2011 by and among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Persons set forth on Schedule A are entering into a Voting Agreement with Parent substantially in the form attached as Exhibit A (the “Voting Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, James H. Desnick M.D. (“Desnick”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which Desnick is guaranteeing certain obligations of each of Parent and Merger Subsidiary set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2007 Stock Option Plan” means the 2007 Stock Option Plan of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Physician Groups” means any physician practice groups, individual physicians or other licensed providers of medical services that, in each case, provide medical services and with which the Company or any Subsidiary is affiliated through a management services agreement, independent contractor agreement or other arrangement with the Company or any Subsidiary.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, injunction, standards, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, without limitation, Healthcare Laws.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger, or (v) any combination of the foregoing.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Scheduled Contract” means each contract or agreement filed or incorporated by reference as an exhibit to the Company 10-K, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and the Company’s current reports on Form 8-K filed with the SEC since January 1, 2011, in each case, pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

“Company Stock” means the common stock, $0.0001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute thereto.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the Persons that have entered into agreements in connection with the Debt Financing, the Equity Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, the Equity Financing Commitments and any joinder agreements or credit agreements relating thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, quasi-governmental authority, department, court, agency or official, including any commission, organization, division or political subdivision thereof.

“Government Contract” means any agreement with a Government Authority pursuant to which the Company or any Subsidiary provides services to a correctional facility.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Healthcare Laws” means all Applicable Laws with respect to regulatory matters relating to the provision or administration of, or payment for, healthcare products or services, including, without limitation: (i) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal or state healthcare programs; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended (42 U.S.C. §§ 1320d through d-8), the Health Information Technology for Economic and Clinical Health Act enacted as part of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5 (2009), and the rules and regulations thereunder; (iii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” and the rules and regulations thereunder; (iv) 42 U.S.C. §1395nn, commonly referred to as the “Stark Law,” and the rules and regulations thereunder; (v) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act,” and the rules and regulations thereunder; (vi) 42 U.S.C. § 1320a-7(a), commonly referred to as the “Civil Monetary Penalties Law,” and the rules and regulations thereunder; (vii) 10 U.S.C. §§ 2306 and 2306a, commonly referred to as the “Truth in Negotiations Act,” and the rules and regulations thereunder; and (viii) state anti-kickback, self-referral, false claims, privacy, licensure, certificate of need, and corporate practice of medicine laws.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, (v) all data, databases and data collections; (vi) computer software (whether in source code or object code form); (vii) moral rights, design rights, industrial property rights, publicity rights and privacy rights, (viii) any similar intellectual property or proprietary rights and (ix) any and all registrations and applications for registration of any of the foregoing in any jurisdiction and any renewals or extensions thereof; provided, however, that “Intellectual Property Rights” does not include any techniques, general ideas, concepts, information, technologies, algorithms or know-how relating to methods or processes of general application which can be recalled only from the memories of the Company’s personnel.

“knowledge” means, (i) with respect to the Company, the knowledge of Richard W. Turner, Thomas W. Fry, Stephen G. Goldberg, Larry F. Doll, Lawrence E. Delbridge and Ronald Grubman after reasonable inquiry, where reasonable inquiry shall solely mean reasonable inquiry of senior management of the Company, and (ii) with respect to Parent, the knowledge of the individuals set forth on Schedule B hereto after reasonable inquiry.

“Leased Real Property” means the parcels of land more fully described in Section 4.14(a) of the Company Disclosure Schedule under the heading “Leased Real Property”, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has or have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under or consummate the transaction contemplated by this Agreement, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute in and of itself a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company or its Subsidiaries operate (including changes in interest rates or the availability of credit financing, and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Subsidiaries operate), (B) changes required by GAAP or changes required by the regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate, or that result from any action taken for the purpose of complying with any such changes, (C) changes (including changes of Applicable Law) or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, (D) changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters (including acts of God, hurricanes, earthquakes or other weather conditions) involving the United States occurring prior to, on or after the date of this Agreement, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with suppliers, distributors and other business partners (excluding customers), and any impact on customers or employees, to the extent caused by the pendency or the announcement of the transactions contemplated hereby), (F) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (G) a change in the trading prices or volume of the Company Stock, (H) actions taken or omitted to be taken at the request of Parent, or any change that the Company can demonstrate resulted from Parent unreasonably withholding, conditioning or delaying its consent in violation of Section 6.01 with respect to any action requiring Parent’s consent thereunder, or (I) such other matters as set forth in Section 4.11 of the Company Disclosure Schedule, but solely to the extent set forth therein; except that in the case of each of clauses (A), (B), (C) and (D) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate; and provided that in the case of clauses (F) and (G), such clauses shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to any such changes independently constitutes or contributed to a Material Adverse Effect.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any of its Subsidiaries including, without limitation, all registrations and applications for registrations for any Intellectual Property Rights which have been registered or applied for, or are otherwise recorded in the name of, the Company or any of its Subsidiaries.

“Permitted Liens” means (i) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, and (iii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business which do not exceed $50,000 individually or $100,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal Announcement	Section 11.04(b)(i)(2)
Adverse Company Recommendation Change	Section 6.03(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.06(c)
Alternative Debt Financing Agreement	Section 7.06(c)
Alternative Debt Financing Commitment	Section 7.06(c)
Cash on Hand Amount	Section 9.02(g)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Financial Statements	Section 4.08
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.04(a)
Company Stock Plans	Section 2.04(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Confidentiality Agreement	Section 7.04
Continuing Employees	Section 7.03(a)
Debt Financing	Section 5.08(a)
Debt Financing Agreements	Section 7.06(a)
Debt Financing Commitment	Section 5.08(a)
Desnick	Recitals
D&O Insurance	Section 7.02(c)
Dissenting Shares	Section 2.06
Effective Time	Section 2.01(c)
e-mail	Section 11.01
Employee Plans	Section 4.18(a)
Equity Financing	Section 5.08(a)

Term	Section
Equity Financing Commitments	Section 5.08(a)
Exchange Agent	Section 2.03(a)
Filing	Section 4.03
Financing	Section 5.08(a)
Financing Commitments	Section 5.08(a)
Gleacher & Company	Section 4.23
Indemnified Person	Section 7.02(a)
LLCP	Section 4.26
Material Contracts	Section 4.20(a)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Option Consideration	Section 2.04(a)
Outside Date	Section 10.01(b)(i)
Parent	Preamble
Parent Termination Fee	Section 11.04(b)(iii)
Permit	Section 4.1
Proxy Statement	Section 4.10
Reduced Termination Expenses	Section 11.04(b)(ii)(2)
Related Party	Section 11.04(d)(i)
Representatives	Section 6.03(a)
Scheduled Material Contracts	Section 4.20
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Surviving Corporation Employee Plan	Section 7.03
Tax	Section 4.16(s)
Taxing Authority	Section 4.16(s)
Tax Return	Section 4.16(s)
Termination Expenses	Section 11.04(b)(ii)(1)
Uncertificated Shares	Section 2.03(a)
Voting Agreement	Recitals
Warrant Consideration	Section 2.05
Warrant	Section 2.05

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
The Merger

Section 2.01.  The Merger.

(a)  At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036 as soon as possible, but in any event no later than ten (10) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.

(c)  At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d)  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a)  Except as otherwise provided in Section 2.02(b), Section 2.06 or pursuant to the Equity Financing Commitments, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $3.85 in cash (the “Merger Consideration”), without interest. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration paid in accordance with Section 2.03, without interest.

(b)  Each share of Company Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)  Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.

(a)  Prior to the date of the Company Stockholder Meeting, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of or prior to the Effective Time, Parent shall make available to the Exchange Agent, as needed, the aggregate Merger Consideration to be paid pursuant to Section 2.02. Promptly after the Effective Time (but not later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b)  Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)  All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.04.  Stock Options.

(a)  By virtue of the Merger, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable or vested (a “Company Stock Option”), shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a one-time lump sum as promptly as practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time to the extent that a holder of a Company Stock Option has provided to the Company the written consent contemplated by Section 6.09(a) and to the extent reasonably practicable with respect to all other holders). In the event that the exercise price per share of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, as of the Effective Time, without consideration or other payment thereon and shall have no further force or effect. As of the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except for the right to receive Merger Consideration, as applicable, as provided in this Section 2.04(a).

(b)  Prior to the Effective Time, the Company shall take such actions, if any, as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04 (including, without limitation, the actions required by Section 6.09(a)).

Section 2.05.  Warrants.  By virtue of the Merger, each outstanding warrant to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Warrant”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), except as otherwise provided for in the written consent contemplated by Section 6.09(b), a one-time amount in cash equal to the product of (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Warrants, with the aggregate amount of such payment rounded up to the nearest cent, and (y) the total number of shares of Company Stock subject to such fully vested and exercisable Warrants as in effect immediately prior to the Effective Time (the “Warrant Consideration”). The Warrant Consideration shall be paid in a lump sum as promptly as practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time to the extent that a holder of a Warrant has provided to the Company the written consent contemplated by Section 6.09(b) and to the extent reasonably practicable with respect to all other holders). In the event that the exercise price per share of any Warrant is equal to or greater than the Merger Consideration, such Warrant shall be cancelled, as of the Effective Time, without consideration or other payment thereon and shall have no further force or effect. As of the Effective Time, all Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Warrant shall cease to have any rights with respect thereto, except for the right to receive Merger Consideration, as applicable, as provided in this Section 2.05.

Section 2.06.  Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with Section 2.08, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. Within two (2) Business Days of receipt, the

Company shall provide Parent written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period but excluding any change that results from any exercise of Company Stock Options or Warrants that are outstanding as of the date hereof), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of Merger Subsidiary until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2010 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and the Merger Subsidiary that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all licenses, authorizations, permits, registrations, consents, approvals and similar authorizations issued by any Governmental Authority (collectively, the “Permits”) required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in material violation of any of the provisions of its certificate of incorporation and bylaws as currently in effect.

Section 4.02.  Corporate Authorization.

(a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b)  At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent authorization, approval, waiver, order, licenses, certificate, permit or action by or in respect of, or filing with, any Governmental Authority (each a “Filing”), including any Filing with respect to Healthcare Laws or any accreditation held by the Company or any Subsidiary other than (i) the Filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iii) any Filing, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.04.  Non-contravention.  Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration or other change of any right or obligation under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.  Capitalization.

(a)  The authorized capital stock of the Company consists of 40,000,000 shares of Company Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of July 8, 2011, (i) 13,068,297 shares of Company Stock were issued and outstanding, (ii) 2,400,333 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $2.45 per share (of which Company Stock Options to purchase an aggregate of 1,733,652 shares of Company Stock were exercisable), (iii) 1,334,750 shares of Company Stock were subject to outstanding Warrants at a weighted-average exercise price of $1.21 per share (of which Warrants to purchase an aggregate of 1,334,750 shares of Company Stock were exercisable), and (iv) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company have been and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)  Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of July 8, 2011, of (i) each outstanding Company Stock Option, including the holder, date of grant, vesting schedule, exercise price and number of shares of Company Stock subject thereto, and (ii) each Warrant, including the holder, date of issuance, vesting schedule, exercise price, expiration date and number of shares of Company Stock subject thereto.

(c)  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since July 8, 2011 resulting from the exercise of Company Stock Options or Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, or other voting securities of or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities of or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except as set forth in the Warrants, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)  None of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.

(a)  Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company 10-K identifies, as of its filing date, all Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws or similar organizational documents for each Subsidiary as currently in effect. No Subsidiary is in material violation of any of the provisions of its certificate of incorporation and bylaws or similar organizational documents, as currently in effect.

(b)  All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are, where applicable, duly authorized, validly issued, fully paid and non-assessable, and such capital stock or other voting securities are owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of or ownership interests in any Person.

Section 4.07.  SEC Filings.

(a)  The Company has timely filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements, correspondence and other documents required to be filed or furnished by the Company since January 1, 2009 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation as of the date hereof.

(b)  As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1933 Act or 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Since December 31, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE Amex.

(e)  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)  Since January 1, 2009, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2009.

(g)  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(h)  Section 4.07(h) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC) that existed or were effected by the Company or any of its Subsidiaries since January 1, 2009.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Company SEC Documents, the Company has not, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries any properties, assets, liabilities, revenues or expenses in any material respect. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two (2) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Company Financial Statements.

Section 4.09.  No Undisclosed Material Liabilities.  Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than liabilities or obligations: (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet

Date; (c) incurred in connection with the transactions contemplated by this Agreement; and (d) that would not reasonably be expected to exceed, individually or in the aggregate, $350,000.

Section 4.10.  Information Supplied.  The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, at the time filed with the SEC and as of the date such Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

Section 4.11.  Absence of Certain Changes.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)  any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity based awards, options, warrants and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c)  any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(d)  (i) with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 (excluding any medical doctor employee of the Company or any of its Subsidiaries who does not have any operational control), and except to the extent required by Applicable Law, (A) any grant of any new or any material increase of any severance or termination pay to (or any amendment to any existing severance pay or termination arrangement), except for increases in the ordinary course of business consistent with past practice, or (B) any entering into of any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any material increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment or adoption of or material amendment to, except as required by Applicable Law, any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, welfare benefit, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 (excluding any medical doctor employee of the Company or any of its Subsidiaries who does not have any operational control), except for increases in the ordinary course of business consistent with past practice;

(e)  any material Tax election made or changed or any material method of tax accounting adopted or changed, except, in each case, as may be required as a result of a change in Applicable Law or in GAAP; the Company has not entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(f)  any material Tax claim, audit or assessment settled or compromised; or

(g)  any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent would constitute a breach of (i) Sections 6.01(a), (b), (c), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (p), and (q), (ii) Section 6.01(r) with respect to the foregoing subsections of Section 6.01, or (iii) Section 6.05(a).

Section 4.12.  Permits; Compliance with Laws.

(a)  Each of the Company and each of its Subsidiaries is in possession of all Permits necessary for each of the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement, except for those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, since January 26, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any material Permit.

(b)  The Company and each of its Subsidiaries is and since January 26, 2007 has been in compliance in all material respects with, and has not been, to the knowledge of the Company, threatened to be charged with or given written or, to the knowledge of the Company, oral notice of any violation of, any Applicable Law, any Permit, or any term or condition under any Government Contract or that informs the Company or any Subsidiary that it is under investigation by a Government Authority. To the knowledge of the Company, no Affiliated Physician Group has received any written or oral communication from a Government Authority that alleges that any Affiliated Physician Group is not in material compliance with any Applicable Law, any Permit or any term or condition under any Government Contract or that informs such Affiliated Physician Group that it is under investigation by a Government Authority.

(c)  The Company and each of its Subsidiaries are, and at all times since January 26, 2007 have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13.  Litigation.  Except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) there is no material action, claim, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any officers, directors or employees (in their capacities as such) of the Company or any of its Subsidiaries before (or, in the case of threatened actions, claims, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and (ii) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any of their officers, directors or employees (in their capacities as such) which would reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.14.  Real Property and Personal Property.

(a)  Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list, by street address or other location information, of all Leased Real Property, together with a list of each of the Real Property Leases thereto. The Company has good and valid leasehold interests in the Leased Real Property and under the Real Property Leases, in each case free and clear of all Liens other than Permitted Liens. The Company is not, and to the knowledge of the Company, no other party to a Real Property Lease, is in default under any Real Property Lease, and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

(c)  The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15.  Intellectual Property.

(a)  Section 4.15(a) of the Company Disclosure Schedule lists each patent and each registered trademark, registered service mark and copyright owned by the Company or any of its Subsidiaries, and each pending patent application or application for registration that has been filed on behalf of the Company or any of its Subsidiaries.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the knowledge of the Company, any material Licensed Intellectual Property Rights. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are valid and enforceable.

Section 4.16.  Taxes.  Except as set forth on Section 4.16 of the Company Disclosure Schedule:

(a)  All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)  The Company and each of its Subsidiaries has paid (or has withheld and remitted) to the appropriate Taxing Authority all material Taxes that have become due and payable (or that the Company is required to withhold and remit), except for such Taxes that are being contested in good faith or for which the Company has established reserves on the Company Balance Sheet in accordance with GAAP.

(c)  The unpaid Taxes of the Company and each of its Subsidiaries for Tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes on the Company Balance Sheet (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the Company Balance Sheet Date arose in the ordinary course of business.

(d)  Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(e)  There is no claim, examination, audit, action, suit, proceeding, investigation or other proceeding ongoing or pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(f)  There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(g)  (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and which is identified in Section 4.16(g) of the Company Disclosure Schedules) or any other agreement described in clause (iii) of the definition of Tax; (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local, or foreign law), or as a transferee or successor, by contract or otherwise; and (iii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group the common parent of which was the Company).

(h)  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4).

(i)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time as a result of any (i) installment sale or open transaction made on or prior to the Effective Time; (ii) advance amounts or prepaid amounts received prior to the Effective Time; (iii) election by the Company or any of its Subsidiaries under Section 108(i) of the Code; (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or federal law); (v) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law); or (vi) any “closing agreement as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Effective Time.

(j)  Since January 26, 2007, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)  During the five (5)-year period described in Section 897(c)(1), the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)  The Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(m)  There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(n)  To the knowledge of the Company, no written claim has been made in the last three (3) years that the Company or any Subsidiary has not properly paid Taxes or filed Tax Returns in a jurisdiction in which such Person does not file a Tax Return.

(o)  “Tax” means (i) any tax, governmental fee, assessment or other governmental charge, duty, imposition relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or similar group and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnification agreement. “Tax Return” means any report, return, document, declaration, claim for refund, election or other information or filing supplied to any Taxing Authority or third party with respect to Taxes, including any schedules or information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments to any of the foregoing.

Section 4.17.  Environmental Matters.

(a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since January 26, 2007 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

(b)  Since January 26, 2007, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the Leased Real Property that has not been delivered to Parent at least five (5) Business Days prior to the date hereof.

(c)  None of the transactions contemplated by this Agreement will trigger any material filing or other action under any environmental transfer statute.

Section 4.18.  Employee Benefit Plans.  Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)  Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, compensation, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, contributed to or required to be contributed to by the Company or any Affiliate and covers any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability, including by reason of having an ERISA Affiliate. Such plans are referred to collectively herein as the “Employee Plans.”

(b)  With respect to each Employee Plan, to the extent applicable, the Company has furnished or made available to Parent (i) all documents constituting the plan, (ii) the trust agreement, (iii) the summary plan description and any summaries of material modification, (iv) the three most recent annual reports on Form 5500 and (v) with respect to any plan intended to be qualified within the meaning of Section 401(a) of the Code, the most recent determination letter.

(c)  Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate of such entity nor any predecessor thereof sponsors, maintains, contributes to, or has any liability with respect to, or has in the past sponsored, maintained, contributed to, or had any liability with respect to, any Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA, any multiple employer plan as defined in Section 413 of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any funded welfare plan as defined in Section 419 of the Code.

(d)  Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code and the regulations promulgated thereunder, and no such plan has resulted or would reasonably be expected to result in a participant incurring income acceleration or excise Taxes under Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation for any Taxes imposed pursuant to Section 409A of the Code.

(e)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, each Employee Plan has been maintained, funded and administered in compliance with its terms and with the requirements prescribed by Applicable Law, and there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Plan. No fiduciary to any Employee Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of any of the assets of any Employee Plan.

(f)  The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, officer, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(g)  Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, officers, directors or independent contractors of the Company or its Subsidiaries except as required by Section 4980B of the Code and Part 6 of Title I of ERISA.

(h)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010, other than in the ordinary course consistent with past practice.

(i)  All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s consolidated financial statements.

(j)  There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(k)  No Employee Plan is subject to the laws of any jurisdiction outside of the United States of America.

Section 4.19.  Labor.

(a)  Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company or any of its Subsidiaries, and, except as set forth in Section 4.19(a) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is covered by any such contracts or agreements. Since December 31, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage or labor strike against the Company or any of its Subsidiaries by employees, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  To the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognitions or certification other than as has been disclosed by the Company to Parent. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and, to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)  Since January 26, 2007, the Company and its Subsidiaries (i) have complied with Applicable Laws relating to the employment of labor and collective bargaining agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are not liable to any Governmental Authority or fund governed or maintained by or on behalf of any Governmental Authority for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business). There are no actions, suits, claims or administrative matters pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any employee of the Company or its Subsidiaries. Except as provided in Section 4.19(c) of the Company Disclosure Schedule, the services provided by each of the Company’s and its Subsidiaries’ employees located in the United States of America are terminable at the will of the Company.

(d)  Since January 26, 2007, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff’ within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

Section 4.20.  Material Contracts.

(a)  Section 4.20(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each contract or agreement described below in this Section 4.20(a) to which the Company or any of its Subsidiaries is a party to or bound by (collectively, the “Material Contracts”):

(i)  any Company Scheduled Contract;

(ii)  any note, debenture, guarantee, loan, credit or financing agreement or instrument, other contract relating to indebtedness for borrowed money or other contract relating to indebtedness in excess of $75,000;

(iii)  any Real Property Lease, lease, sublease, rental or occupancy agreement, installment or conditional sale agreement, or other contract where the Company or one of its Subsidiaries is a sublessor, tenant or subtenant;

(iv)  any joint venture, partnership or other contract involving a share of profits, losses, costs or liabilities;

(v)  any contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or affiliate of the Company or any of its Subsidiaries, on the other hand (other than employment or indemnification arrangements entered into in the ordinary course of business);

(vi)  any employment contracts or arrangements (including without limitation any collective bargaining contract or union agreement) in which the Company or any of its Subsidiaries is a party relating to the employees of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 that are currently in effect and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty (or any augmentation or acceleration of benefits);

(vii)  any agreement, contract or commitment requiring the Company or any of its Subsidiaries to indemnify or hold harmless any person, other than those entered into in the ordinary course of business;

(viii)  any agreement or other contract containing exclusivity covenants or covenants limiting, in any material respect, the ability of the Company or any of its Subsidiaries to compete with any person or engage in any line of business or in any area or territory;

(ix)  any contract relating to the acquisition, lease, license or disposition by the Company or any of its Subsidiaries of assets and properties (other than in the ordinary course of business), where the fair market value of the assets and properties exceeds $50,000;

(x)  any contract with a Governmental Authority;

(xi)  any contract under which (1) any person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (2) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business or indemnification obligations entered in the ordinary course of business);

(xii)  any contract granting any person a material Lien on all or any part of the assets of the Company or any of its Subsidiaries, other than Permitted Liens or Liens that will be released at or prior to the Closing;

(xiii)  any contract involving aggregate annual payments or accruals in excess of $100,000 in any twelve (12) month period, to be made by or to the Company or any of its Subsidiaries after the date hereof;

(xiv)  any contract or agreement with physicians, physician groups or any other healthcare entity or provider where the annual payments are in excess of $100,000;

(xv)  any performance bond, payment bond or similar arrangement;

(xvi)  any agreement with any affiliates of the Company or any of its Subsidiaries; and

(xvii)  any earn-out or similar deferred payment obligations to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise.

(b)  Except as set forth in Section 4.20(b) of the Company Disclosure Schedule and except for breaches, violations or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Material Contract, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has in any material respect breached, violated or defaulted under any Material Contract.

Section 4.21.  Insurance.  Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering, (i) the Company or any of its Subsidiaries with respect to each of their business, assets and properties, and (ii) the directors and officers of the Company or its Subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and its Subsidiaries maintain insurance policies in such amounts as the Company reasonably believes to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance). Each insurance policy set forth on Section 4.21 of the Company Disclosure Schedule is in full force and effect (other than due to the ordinary expiration of the term thereof) and all premiums due thereon have been paid in full. Between January 1, 2009 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any of its Subsidiaries (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any of its Subsidiaries, or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company or any of its Subsidiaries, except for notices that (i) are in accordance with the terms of the insurance policy, or (ii) have been withdrawn or are no longer pending. Except as set forth on Section 4.21 of the Company Disclosure Schedule, there is no pending claim by the Company or any of its Subsidiaries under any insurance policy held by the Company or any of its Subsidiaries in excess of $100,000.

Section 4.22.  State Takeover Statutes; Stockholder Rights Plan.  The Company has opted out of Section 203 of Delaware Law with the effect that the provisions of such Section are inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 4.23.  Finders’ Fees.  Except for Gleacher & Company Securities, Inc. (“Gleacher & Company”), a copy of whose engagement letter has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Gleacher & Company, financial advisor to the Company, to the effect that, as of the date the Board of Directors approved this Agreement, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in the preparation of such opinion, the Merger Consideration to be received by the holders of Company Stock in the Merger other than, Desnick, Levine Leichtman Capital Partners, Inc. (“LLCP”), investment funds affiliated or associated with Desnick and LLCP and their respective affiliates is fair, from a financial point of view, to such holders.

Section 4.25.  Government Contracts.  Except as set forth on Section 4.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that is currently a party to a material agreement or contract with the Company intends to terminate, fail to renew, or substantially reduce its business with the Company and its Subsidiaries, and, to the knowledge of the Company, no such Governmental Authority has terminated or substantially reduced its business with the Company and its Subsidiaries in the twelve (12) months immediately preceding the date hereof (other than upon the expiration of, or failure to renew, any material agreement or contract).

Section 4.26.  Change of Control.  Section 4.26 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature in excess of $50,000 which is or may become payable to any present or former employee, consultant, independent contractor, agent or director of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

Section 4.27.  Absence of Questionable Payments.  To the knowledge of the Company, since January 26, 2007, none of the Company, any Subsidiary or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary: (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 4.28.  Professional Licenses.  To the knowledge of the Company, each Affiliated Physician Group and other licensed providers of medical services who currently perform medical services for the Company and each Subsidiary under any Government Contract is duly licensed or certified by the appropriate Government Authority to perform medical services in the applicable state where such person performs such medical services to the extent required by Applicable Law or under any Government Contract.

Section 4.29.  Absence of Claims to Federal or State Healthcare Programs.  Except as set forth on Section 4.29 of the Company Disclosure Schedule, neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any Affiliated Physician Group has submitted any claim or billed any federal or state healthcare program or any other third-party payor for services rendered under any Government Contract, excluding any payments received from the respective correctional facilities and jails under the Government Contracts.

ARTICLE 5
Representations and Warranties of Parent

Each of Parent and Merger Subsidiary, jointly and severally, represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company or corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05.  Ownership of Company Stock.  As of the date hereof, Parent does not own any shares of Company Stock, and is the beneficiary of Equity Financing Commitments covering an aggregate of 1,428,000 additional Shares of Company Stock.

Section 5.06.  Information Supplied.  The information supplied by Parent for inclusion in the Proxy Statement shall not, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.07.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.08.  Parent Financial Capability.

(a)  Parent has delivered to the Company true and complete copies of (i) a fully-executed commitment letter, dated as of the date hereof, by and among LLCP, Desnick, Medical Equity Dynamics, LLC, Parent and Merger Subsidiary (the “Debt Financing Commitment”), including the term sheets attached thereto, pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) a fully-executed Equity Commitment Letter, dated as of the date hereof, by and between Desnick and India Investment Company and a fully-executed Commitment Letter, dated as of the date hereof, by and between India Investment Company and Parent (the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Investor (as defined therein) has committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”).

(b)  As of the date hereof, none of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, and as of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. As of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject to (i) the termination or expiration thereof in accordance with its terms and (ii) the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, all commitment fees and other fees, if any, required to be paid pursuant to each of the Financing Commitments have been paid in full or will be duly paid in full when due. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Assuming the satisfaction of all of the conditions to Parent’s obligation to consummate the Merger, the accuracy in all material respects of the representations and warranties of the Company in Article 4 hereof, compliance by the Company in all material respects with the covenants contained in this Agreement, and the Financing is funded in accordance with the terms and conditions of the Financing Commitment, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient at the Effective Time, together with cash and cash equivalents in the Company’s bank accounts immediately prior to the Effective Time in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h), for Parent and the Surviving Corporation to pay (i) the Merger Consideration, the Option Consideration and the Warrant Consideration in accordance with the terms of this Agreement and (ii) all associated fees and expenses of the Merger required to be paid or satisfied by Parent or Merger Subsidiary hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Subsidiary at the Closing as contemplated in the Financing Commitments.

(c)  Neither Parent nor Merger Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Financing Commitment inaccurate in any material respect or that would cause the commitments provided in any Financing Commitment to be terminated or ineffective or any of the conditions contained therein not to be met.

(d)  The equity investment under the Equity Financing Commitments is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Merger set forth in Section 9.01 and Section 9.02.

(e)  Concurrently with the execution of this Agreement, Desnick has delivered to the Company the duly executed Limited Guarantee executed by Desnick, in favor of the Company with respect to the performance by Parent and Merger Subsidiary, respectively, of certain of their respective obligations under this Agreement. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Desnick, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Desnick under the Limited Guarantee.

Section 5.09.  Operations of Merger Subsidiary.  Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and Merger Subsidiary has not engaged in any business activities or incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 5.10.  Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligations to consummate the Merger as set forth herein, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4 hereof (disregarding all materiality and Material Adverse Effect qualifications contained therein), and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, (d) compliance by the Company with its covenants and agreements hereunder, (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own assets having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business in which it is engaged or proposed to be engaged. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.11.  Agreements with Company Stockholders, Directors or Management.  As of the date hereof, except for the Equity Financing Commitments and the Voting Agreements, neither Parent, Merger Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

ARTICLE 6
Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, the Company shall use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in Sections 6.01(d), (f), (g), (i), (k), (m), (n), (o), (p) and, to the extent related to any of the foregoing Sections, Section 6.01(r)), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)  amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any shares of capital stock of any Subsidiary;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options or Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement, and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security, provided, however, that the Company may (x) amend any Warrant subject to fair value accounting to remove the provisions that resulted in liability treatment under such fair value accounting standards and (y) amend any Company Stock Option or Warrant as contemplated by Section 6.09(a) and Section 6.09(b);

(d)  incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $50,000 individually or $100,000 in the aggregate;

(e)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $50,000 individually or $150,000 in the aggregate, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f)  sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or (ii) licensing Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)  make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(h)  (i) create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $50,000 in the aggregate (together with all other indebtedness for borrowed money or guarantees of the Company or its Subsidiaries) or (ii) amend, modify or refinance any of the foregoing, if any;

(i)  enter into, renew, amend, modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts which expire upon their terms or (y) entering into any client or customer or supplier contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j)  except to the extent required to comply with Applicable Law or as required to comply with any Employee Plan, (i) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) other than providing standard severance or termination rights in connection with new hires, in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, increase as a result of, or are otherwise related to, a change of control or similar transaction, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than in connection with new hires or promotions in the ordinary course of business consistent with past practice, (iii) increase benefits payable under any existing severance or termination pay policies, (iv) establish, adopt or amend any Employee Plan, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (v) increase compensation, bonus or other benefits payable to any director, officer, employee with an annual base salary in excess of $100,000, consultant or independent contractor of the Company or any of its Subsidiaries except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof, (vi) modify or otherwise alter the payroll practices or policies of the Company or any of its Subsidiaries, or (vii) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date of this Agreement);

(k)  make any material change in the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Applicable Law and agreed to by the Company’s independent public accounting firm;

(l)  offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation, claim or dispute against the Company, any of its Subsidiaries or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company or its Subsidiaries in excess of $150,000;

(m)  enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

(n)  implement any action which constitutes a “mass layoff” under the WARN Act;

(o)  enter into a new line of business;

(p)  fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(q)  adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement); or

(r)  authorize, agree, or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  Subject to the terms set forth in this Agreement, the Company shall take all action reasonably necessary to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval; provided, however, that the Company may, delay, adjourn or postpone the date of the Company Stockholder Meeting (i) if and to the extent necessary to obtain a quorum of its stockholders to take action at the Company Stockholder Meeting, (ii) if and to the extent the Company determines in good faith (after consultation with outside legal counsel) that such delay, adjournment or postponement is required by Applicable Law and/or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith (after consultation with outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. The Company Stockholder Meeting shall be held as soon as commercially practicable following the date on which the Proxy Statement is cleared by the SEC. Subject to Section 6.03, the Company, acting through the Board of Directors of the Company, shall (a) recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders and (b) use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything contained herein to the contrary, the Company’s obligation to take all action reasonably necessary to duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as commercially practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or committee’s approval or recommendation of the Merger or this Agreement. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure or other matters required by Applicable Law) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03.  No Solicitation; Other Offers; Obligation to Terminate Existing Discussions.

(a)  General Prohibitions.  Except as expressly permitted by Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect thereto, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection therewith, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any such inquiries, proposals, discussions or negotiations, (iii) fail to make, or withdraw, change, qualify or modify (or publicly propose to withdraw, change, qualify or modify) in a manner adverse to Parent, the Company Board Recommendation (or adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”), (iv) enter into any agreement or understanding (including, without limitation, any definitive transaction document, letter of intent or similar agreement) relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (vi) resolve or propose to do any of the foregoing. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal.

(b)  Exceptions.  Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, the approval and adoption of this Agreement by the Company’s stockholders, the Company, directly or indirectly through its Representatives, may, as long as the Company, its Subsidiaries and their Representatives shall not have breached or taken any action inconsistent with Section 6.03(a), (i) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a customary confidentiality agreement (which confidentiality agreement shall not prohibit the Company or its Subsidiaries from providing any information to Parent required by this Section 6.03) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement (and in any event, which includes a customary standstill provision); provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party, subject to the right of the Company to withhold information where such disclosure would contravene any Applicable Law and (iii) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, in each case referred to in the foregoing subclauses, (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03, (y) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure to so disclose could reasonably be determined to be inconsistent with its fiduciary duties or Applicable Law, or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)  Required Notices.  The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 48 hours in advance of taking such action, and, after taking such action, the Company shall continue to advise Parent as promptly as practicable (and in any event within 48 hours) of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent as promptly as practicable (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or would reasonably be expected to lead to, a Company Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request and shall as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal.

(d)  Adverse Company Recommendation Change.  Further, the Board of Directors of the Company shall not make an Adverse Company Recommendation Change in response to a Company Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) such Company Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under Applicable Law, (ii) the Company promptly notifies Parent, in writing at least three (3) Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, (iii) the Company negotiates, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such negotiation period to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (iv) Parent does not make, within three (3) Business Days after its receipt of that written notification, an offer that, in the good faith judgment of the Board of Directors of the Company, is at least as favorable to the stockholders of the Company as such Superior Proposal. In the event that during the notice periods described in the preceding sentence any revisions are made to terms of such Superior Proposal and the Board of Directors of the Company in its good faith judgment reasonably determines that such revisions are material, the Company shall, in each case, deliver to Parent an additional notice and a notice period of three (3) Business Days shall have recommenced from the date of receipt by Parent of such additional notice unless the event requiring notice pursuant to this Section 6.03(d) occurred less than three (3) Business Days prior to the Company Stockholder Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as reasonably practicable.

(e)  Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including the expected timing and likelihood of consummation of the proposal, any financing conditions associated with the proposal, the identity of the Person making the proposal, any break-up fees, expense reimbursement provisions and other conditions to consummation, are more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines in good faith is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined in good faith to be available by the Board of Directors of the Company.

(f)  Obligation of the Company to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Company Acquisition Proposal.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement (as defined below), the Company shall (i) upon prior written request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries at all reasonable times, (ii) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, constitute a waiver of the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement, provided that the Company has used its commercially reasonable efforts to provide the requested information in a way that would not result in a violation, waiver or contravention, as applicable.

Section 6.05.  Tax Matters.

(a)  From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, as disclosed in the Company SEC Documents or as may be required as a result of a change in Applicable Law or in GAAP, neither the Company nor any of its Subsidiaries shall make, rescind, or change any election with respect to Taxes (other than elections consistent with past practices); change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; settle or compromise any Tax claim, audit or assessment; enter into an agreement with respect to Taxes with any Governmental Entity (including a “closing agreement” under Code section 7121); surrender any right to claim a refund for Taxes; consent to any non-automatic extension of the statute of limitations applicable to any Tax claim or assessment; or take any other similar action.

(b)  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, including the Merger and including any real property transfer tax and any similar Tax (but excluding any such Taxes required to be paid by reason of the payment of consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.06.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated hereby, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.07.  Financing Assistance.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries and its Representatives to, reasonably cooperate with Parent or its financing sources in connection with the satisfaction of the conditions set forth in the Debt Financing Commitment, including: (i) causing the Company and its Subsidiaries to execute and deliver customary guarantee, pledge and security documents and related solvency and officer certificates or other documents as may be reasonably requested by Parent and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs and the foregoing documents shall be held in escrow pending the Closing); (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries, including information required by regulatory authorities including under applicable “know your customer” and anti-money-laundering rules and regulations; (iii) permitting the prospective lenders involved in the financing activities to evaluate and appraise the Company’s and its Subsidiaries’ current assets and liabilities, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements; (iv) participating in meetings, presentations, due diligence sessions and similar sessions, including with potential lenders as reasonably requested by Parent; (v) establishing bank and other accounts and blocked account agreements in connection with the foregoing that are effective after the Effective Time; (vi) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Subsidiary are contemplated by the Debt Financing Commitment (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs and the foregoing documents shall be held in escrow pending the Closing); (vii) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing; (viii) assisting in obtaining consents, landlord waivers and estoppels, non-disturbance agreements and legal opinions; and (ix) furnishing to the lenders promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. The provisions of this Section 6.06 shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing and Parent shall bear all costs and reimburse the officers and directors of the Company and its Subsidiaries for any out-of-pocket expenses they may incur in complying with this Section 6.06, including expenses associated with attending meetings, presentations or similar sessions. Parent and its affiliates shall not use the Company’s or its Subsidiaries logos in connection with the Debt Financing without the prior written consent of the Company.

Section 6.08.  Update of the Company Disclosure Schedule.  From time to time prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule in writing to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule which has been rendered inaccurate thereby, which information may include, for the avoidance of doubt, the expiration of any Material Contract in accordance with its terms.

Section 6.09.  Consent of Option and Warrant Holders.

(a)  Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the written consent of each holder of a Company Stock Option to the amendment of the 2007 Stock Option Plan and the option award agreements issued thereunder to provide for the cancellation of the Company Stock Options at the Effective Time of the Merger in exchange for the Option Consideration. The form of written consent of the holders of Company Stock Options shall be in form and substance reasonably satisfactory to Parent.

(b)  Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the written consent of each holder of a Warrant to the amendment of the Warrant in form and substance reasonable satisfactory to Parent.

Section 6.10.  Payment of Taxes.  The Company represents that the Company has filed a Voluntary Disclosure Application with the State of Washington and the Company further covenants to take all commercially reasonable actions to complete the voluntary disclosure process prior to the Effective Time and, to the extent such process is completed prior to the Effective Time, to take commercially reasonable actions to pay all Tax liabilities (inclusive of interest, penalties and fines) owed by the Company (or any of its Subsidiaries) to the State of Washington prior to the Effective Time. The Company shall keep Parent promptly informed of the progress of the voluntary disclosure process.

ARTICLE 7
Covenants of Parent

Each of Parent and Merger Subsidiary agrees that:

Section 7.01.  Voting of Shares.  Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, and shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Director and Officer Liability.  Without limiting any additional rights that any Person may have under any agreement or Company Plan, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)  From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses (provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the current and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with any such directors and officers of the Company and its Subsidiaries in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)  Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)  Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall, or shall cause the Surviving Corporation to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least seven (7) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy, and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; and provided, further, that in no event shall the Company pay (or agree to pay) in excess of $200,000 for any such D&O Insurance policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least seven (7) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such seven (7)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which excess amount has been made available to Parent; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02. The rights of this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02 and their respective heirs and legal representatives.

(e)  The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and shall not be terminated or modified in a manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies without the consent of such affected Indemnified Party.

(f)  Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03.  Employee Matters.

(a)  Following the Effective Time, Parent shall cause the Surviving Corporation to give each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plan (as defined below), (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Surviving Corporation Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall cause the Surviving Corporation to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, maintained by the Surviving Corporation or any of its Subsidiaries.

(b)  During the six (6)-month period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such six (6)-month period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time.

(c)  Nothing in this Section 7.03 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.04.  Confidentiality.  Each of Parent and Merger Subsidiary will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated February 22, 2011, by and between the Company and James H. Desnick, M.D. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive the termination of this Agreement.

Section 7.05.  Equity Financing Commitments.

(a)  Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitments, the Equity Financing, including, as applicable, (i) using reasonable best efforts to maintain in effect the Equity Financing Commitments, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Equity Financing Commitments, (iii) using reasonable best efforts to comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Equity Financing Commitments, (iv) using reasonable best efforts to satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Equity Financing Commitments that are within their control, and (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitments at or prior to the Closing (and in any event prior to the Outside Date). Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.05 or elsewhere in this Agreement shall require Parent or Merger Subsidiary to (i) bring any enforcement action against the counterparty to the Equity Financing Commitments, (ii) seek the Equity Financing from any source other than the counterparty to the Equity Financing Commitments, or in any amount in excess of that contemplated by, the Equity Financing Commitments or (iii) except as otherwise set forth in this Agreement, pay any fees in excess of those contemplated by the Equity Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

(b)  Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitments expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitments, whether or not such attempted or purported termination is valid), (ii) the equity investors under the Equity Financing Commitments refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitments or (iii) for any reason, Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitments.

(c)  Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 7.06.  Debt Financing Commitment.

(a)  Parent and Merger Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment (or terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Parent and Merger Subsidiary may replace or amend the Debt

Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent and Merger Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment and negotiate a definitive agreement (collectively, the “Debt Financing Agreement”) with respect to the Debt Financing Commitment on the terms and conditions set forth in the Debt Financing Commitment (or on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary, taken as a whole, (including with respect to the conditionality thereof (as determined in the good faith judgment of Parent)) than the terms and conditions in the Debt Financing Commitment), (ii) ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iii) comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Financing Commitment (other than the availability of funding of any of the financing contemplated under the Equity Financing Commitments) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Subsidiary shall use its reasonable best efforts to cause the lender party to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Financing Commitment. Except as expressly provided in Section 7.06(c), nothing contained in Sections 7.06(a)-(b) or elsewhere in this Agreement shall require Parent or Merger Subsidiary to (i) bring any enforcement action against the counterparty to the Debt Financing Commitment, (ii) seek the Debt Financing from any source other than the counterparty to the Debt Financing Commitment, or in any amount in excess of that contemplated by, the Debt Financing Commitment, (iii) except as otherwise set forth in this Agreement, pay any fees in excess of those contemplated by the Debt Financing Commitment (whether to secure waiver of any conditions contained therein or otherwise), or (iv) amend, alter or waive any of the terms or conditions of the Debt Financing Commitment or the Debt Financing Agreement. Parent will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Financing Commitment (as defined below) and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b)  Upon the Company’s reasonable request, Parent shall inform the Company regarding all material activity concerning the Debt Financing, including any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of Parent and Merger Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Financing Commitment on the terms set forth therein, or (iii) for any reason Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Financing Commitments. Neither Parent nor Merger Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither Parent nor Merger Subsidiary shall amend or alter, or agree to amend or alter, a Debt Financing Commitment in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c)  If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Financing Commitment or Debt Financing Agreement other than due to a breach of the representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, each of Parent and Merger Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources on terms not less favorable to Parent and Merger Subsidiary (as determined in the good faith judgment of Parent) in an amount sufficient, when added to the portion of the Financing that is available (assuming the Company and its Subsidiaries have on hand immediately prior to the Effective Time cash and cash equivalents in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h)), to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Warrant Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Financing Commitment”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available (assuming the Company and its Subsidiaries have on hand immediately prior to the Effective Time cash and cash equivalents in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h)), to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Warrant Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d)  Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) causing the conditions to the Merger set forth in Article 9 to be satisfied, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all Permits and other confirmations required to be obtained from any Governmental Authority or other third party, including consents under any Material Contract, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, subject to Section 6.03. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall use reasonable best efforts to file applications and any other filings that may be required to own and operate X-ray equipment with the state healthcare regulatory agencies in the states where the Company and its Subsidiaries currently operate.

Section 8.02.  Proxy Statement and Other Required Company Filings.  Within five (5) Business Days after the date hereof, the Company shall engage a proxy solicitation firm (which proxy solicitation firm shall be reasonably acceptable to Parent). As soon as reasonably practicable following the date hereof, but in no event later than ten (10) Business Days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting. Parent and Merger Subsidiary shall furnish all information concerning Parent and Merger Subsidiary (and their respective Affiliates, if applicable) as may be reasonably requested by the Company to be included in the Proxy Statement. The Company shall use reasonable best efforts to cause a definitive Proxy Statement to be filed with the SEC, respond to any comments of the SEC or its staff, and disseminate to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and the earlier of (a) if the SEC does have comments, confirmation from the SEC that it has no additional comments on the Proxy Statement, or (b) the expiration of the 10-day waiting period provided in Rule 14a-6(a) under the 1934 Act. Neither the Company nor any of its Affiliates, if applicable, shall file any document, correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case without providing Parent and Merger Subsidiary a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement comments reasonably proposed by Parent or Merger Subsidiary. Unless this Agreement is earlier terminated pursuant to Article 10, the Company shall (i) advise Parent and Merger Subsidiary promptly after it receives notice thereof, of any receipt of a request, whether written or oral, by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Subsidiary with copies of all correspondence with its Representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy Statement or any other filing required under Applicable Law. The Company shall provide Parent and its counsel with a reasonable opportunity to provide comments on the Company’s response to such SEC comments (to which reasonable and good faith consideration shall be given). If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or any other filing required under Applicable Law, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable filing required under Applicable Law describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Unless the Company Board has effected an Adverse Company Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any other filing required under Applicable Law.

Section 8.03.  Public Announcements.  Except as may be required by Applicable Law or stock market regulations:

(a)  The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent; and

(b)  No other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed); provided, however, in each case, that if such release or announcement is required by Applicable Law or stock market regulations, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, and the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of such release or announcement in advance of publication, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, further, that the restrictions set forth in this Section 8.03 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)  any notice or other communication sent, delivered or otherwise communicated from any Governmental Authority to the Company or any of its Subsidiaries related to the matters described in Section 9.02(f); provided, however, the Company shall have no such notice obligation to the extent a communication from any such Governmental Authority is through public notice that does not specifically identify the Company;

(d)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(e)  any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(b) or Section 9.03(b) not to be satisfied; and

(f)  any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Section 16 Matters.  Prior to the Effective Time, the Company may approve such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16(a) of the 1934 Act with respect to equity securities of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE Amex to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE Amex and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.08.  Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

Section 8.09.  Estoppel Certificate.  The Company shall use commercially reasonable efforts to obtain and deliver, or cause to be delivered to Parent an executed landlord estoppel and consent certificate in form and substance acceptable to Parent with respect to each parcel of Leased Real Property included on Section 4.14(a) of the Company Disclosure Schedule.

ARTICLE 9
Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)  the Company Stockholder Approval in accordance with Delaware Law shall have been obtained; and

(b)  no Governmental Authority having jurisdiction over any party hereto shall have issued any order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived in writing exclusively by Parent and Merger Subsidiary:

(a)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(b)  Representations and Warranties.  (A) The representations and warranties of the Company set forth in Section 4.05 shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, (B) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.03, Section 4.06, Section 4.12, Section 4.22 and Section 4.23 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (C), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, in determining the accuracy of the representations and warranties for purposes of this Section 9.02(b), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded).

(c)  Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the Effective Time, and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 9.02(a) and 9.02(b) have been satisfied.

(d)  Dissenting Shares.  The aggregate number of Dissenting Shares as of the Effective Time shall not equal or exceed 7% of the aggregate number of shares of Company Stock at such time.

(e)  No Material Adverse Effect.  No event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(f)  No Adverse Change in Law.  There shall not have been (i) enacted any change in Applicable Law, (ii) any change in the enforcement of any Applicable Law, or (iii) any public announcement by a Governmental Authority indicating that it intends to change its interpretation or enforcement of Applicable Law, in each case, that would reasonably be expected to impair in any material respect the ability of the Company or any of its Subsidiaries to continue to conduct their businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington.

(g)  Cash on Hand.  The Company and its Subsidiaries shall have on hand immediately prior to the Effective Time cash and cash equivalents determined in accordance with GAAP in an aggregate amount equal to or greater than the sum of (i) $12 million plus, (ii) in the event the Company has not paid (in full, in cash) its annual premium for the Company’s fiscal 2012 professional liability insurance policy prior to the Effective Time, cash and cash equivalents in an aggregate amount equal to $1 million, plus (iii) an amount equal to the portion of payroll accrual of the Company and its Subsidiaries, in the aggregate, for the period beginning on the day following the last pay date of the Company preceding the Closing Date and ending on the Closing Date, it being understood that the amount of payroll accrual of the Company and its Subsidiaries immediately following the last pay date of the Company preceding the Closing Date shall begin at zero and the payroll shall accrue thereafter through the Closing Date in a manner consistent with past practice, plus (iv) in the event that at the Effective Time the Tax liabilities owed to the State of Washington have not been paid in full, cash and cash equivalents in an aggregate amount equal to $500,000 (clauses (i), (ii), (iii) and (iv) together being the “Cash on Hand Amount”); provided that, to the extent that the Company has cash and cash equivalents in excess of the Cash on Hand Amount immediately prior to the Effective Time, the Company shall use any such excess cash and cash equivalents to make, immediately after the Effective Time, change of control payments in an aggregate amount not to exceed the amounts listed on item 1 of Section 4.26 of the Company Disclosure Schedule.

(h)  Revenues.  There shall not have been any cancellation or termination of customer contracts of the Company or any of its Subsidiaries, that are in effect as of the date of this Agreement (other than the customer contract with Creek County, Oklahoma), that in aggregate would have the effect of a loss of revenue greater than $4,265,000 over a twelve (12)-month period.

(i)  Company Stock Options.  The Company shall have obtained the written consent contemplated by Section 6.08(a) from the holders of at least 95% of the aggregate number of shares of Common Stock underlying the Company Stock Options outstanding immediately prior to the Effective Time.

(j)  Warrants.  The Company shall have obtained the written consent contemplated by Section 6.08(b) from the holders of at least 95% of the aggregate number of shares of Common Stock underlying the Warrants outstanding immediately prior to the Effective Time.

(k)  Surety.  The Company and its Subsidiaries shall have obtained a fully-enforceable endorsement from Hanover Insurance Group which effectuates the terms of the draft endorsement previously delivered to the Company and Parent prior to the date of this Agreement.

(l)  Professional Liability Insurance.  The Company and its Subsidiaries shall have obtained a fully-enforceable endorsement, effective under the terms of the Company’s existing professional liability insurance policy with Lexington Insurance Company, which effectuates the terms set forth on Section 9.02(l) of the Company Disclosure Schedule.

(m)  Amended Tax Return.  The Company shall have filed its amended 2007 federal tax return and paid all amounts due in connection with such tax return.

(n)  Tax Certificate.  The Company shall have provided a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulation, certifying that the shares of the Company are not United States real property interests within the meaning of Section 897(c) of the Code.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived in writing exclusively by the Company:

(a)  Performance of Obligations of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(b)  Representations and Warranties.  The representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger.

(c)  Officer’s Certificate.  Each of Parent and Merger Subsidiary shall have delivered to the Company a certificate, dated the Effective Time, and signed by its chief executive officer or another senior officer on behalf of Parent or Merger Subsidiary, as applicable, certifying to the effect that the conditions set forth in Sections 9.03(a) and 9.03(b) have been satisfied.

ARTICLE 10
Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Merger has not been consummated on or before December 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such time;

(ii)  (A) any Applicable Law makes consummation of the Merger illegal or otherwise prohibited or (B) any Governmental Authority of competent jurisdiction shall have issued an order, decree or rule or taken any other action (including the failure to have taken an action), that may have the effect of permanently enjoining or otherwise prohibiting the Company or Parent from consummating the Merger and such injunction or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this clause (B) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such injunction; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose action or failure to act has been the principal cause of, or resulted directly in, such Applicable Law or action prohibiting consummation of the Merger; or

(iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c)  by Parent, if:

(i)  (A) an Adverse Company Recommendation Change shall have occurred, (B) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (C) the Company shall have failed to call or hold the Company Stockholder Meeting in accordance with Section 6.02, (D) at any time after receipt or public announcement of a Company Acquisition Proposal, the Board of Directors of the Company shall have failed to recommend against any publicly announced Company Acquisition Proposal and reaffirm the Company Board Recommendation as promptly as practicable (but in any event within three (3) Business Days following a request by Parent to do so and in any event at least two (2) Business Days prior to the Company Stockholder Meeting) after receipt of any written request to do so from Parent, (E) the Company enters into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, a Company Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(b)), (F) a tender or exchange offer relating to its securities shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (G) the Company or the Company Board of Directors shall have publicly announced its intention to do any of the actions set forth in the foregoing clauses (A), (B) or (E);

(ii)  there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach of any such covenants or agreements or any such representations or warranties would, individually or in the aggregate, result in, the failure of the conditions set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(e) and which breach has not been cured within thirty (30) days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement;

(iii)  any of the conditions set forth in Section 9.02(g), Section 9.02(h), Section 9.02(i), Section 9.02(j), Section 9.02(k), Section 9.02(l) or Section 9.02(m) have not been satisfied within thirty (30) days following the date on which the Company Stockholder Approval is obtained; or

(iv)  at any time following the date of this Agreement, the condition set forth in Section 9.02(f) cannot be satisfied.

(d)  by the Company, if:

(i)  prior to the time that the Company Stockholder Approval is obtained, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03, to effectuate such termination of this Agreement solely in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that, as a condition to the Company’s ability to terminate this Agreement pursuant to this Section 10.01(d)(i), the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein;

(ii)  there shall have been a material breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii)  (A) all of the conditions set forth in each of Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company is, at such time, ready, willing and able to consummate the transactions contemplated by this Agreement and has not materially breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and (C) on the Outside Date, none of the Parent, Merger Subsidiary nor the Surviving Corporation shall have received the proceeds of the Equity Financing or the Debt Financing.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto, except as set forth in Section 7.04 (Confidentiality), this Section 10.02 and Article 11 (Miscellaneous), including, without limitation, Section 11.04 (Expenses); provided that such termination shall not relieve any party from any liability for any willful or knowing breach of this Agreement.

ARTICLE 11
Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Ayelet Investments LLC
c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Attention: James H. Desnick, M.D.
Facsimile No.: (847) 433-8307
E-mail: jimd@mma40.com

with a copy to:

Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Attention:	Robert F. Wall Brian M. Schafer

Facsimile No.: (312) 558-5700
E-mail: rwall@winston.com
bschafer@winston.com

if to the Company, to:

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076
Attention: Chief Executive Officer
Facsimile No.: (410) 712-4760
E-mail: RTurner@conmed-inc.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James A. Grayer, Esq.
Facsimile No.: (212) 715-8000
E-mail: jgrayer@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article 11.

Section 11.03.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)  Termination Fee; Termination Expenses.  In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(i)  The Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $2,290,650:

(1)	if Parent terminates this Agreement pursuant to (A) Section 10.01(c)(i) or (B) Section 10.01(c)(ii) as a result of the failure of the conditions set forth in Section 9.02(a) following a breach of Section 6.03, or (C) Section 10.01(c)(ii) as a result of a breach by the Company of any of its covenants, agreements, representations or warranties set forth in this Agreement which breach individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; provided that in the event any such breach described in the preceding clause (C) of this Section 11.04(b)(i)(1) arises as a result of legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or relating to this Agreement or the Merger, then the aggregate payments by the Company to Parent pursuant to this Section 11.04(b) shall be reduced to an amount equal to the Reduced Termination Expenses;
(2)	if (x) the Company or Parent terminates this Agreement pursuant to (A) Section 10.01(b)(i) or (B) Section 10.01(b)(iii) and (y) (A) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company’s stockholders or Board of Directors and not withdrawn (an “Acquisition Proposal Announcement”) and (B) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated, in which case the Company Termination Fee shall be paid contemporaneous with the entering into or consummation of a definitive agreement for, a Company Acquisition Proposal (provided, however, that for purposes of this clause (2), each reference to “15%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50.1%”); or
(3)	if the Company terminates this Agreement pursuant to Section 10.01(d)(i).

(ii)  In addition to any payment of the Company Termination Fee that may be due and payable pursuant to this Agreement, if this Agreement is terminated pursuant to:

(1)	Section 10.01(c)(i), Section 10.01(c)(ii) (except as expressly provided in Section 11.04(b)(ii)(4)) or Section 10.01(d)(i), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to all of the documented out-of-pocket expenses of Parent (the “Termination Expenses”) within two (2)

Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the aggregate payments by the Company pursuant to Section 11.04(b)(i) together with the Termination Expenses under this Section 11.04(b)(ii) shall not exceed 5% of the aggregate Merger Consideration;
(2)	Section 10.01(b)(ii)(B) or Section 10.01(c)(iii) (other than due to a termination of this Agreement based upon the failure of the conditions to Closing set forth in Section 9.02(k)), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to the Termination Expenses within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the Company shall not be required to pay more than an aggregate of $1 million in Termination Expenses pursuant to this Section 11.04(b)(ii)(2) (the “Reduced Termination Expenses”);
(3)	Section 10.01(b)(i) or Section 10.01(b)(iii), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to (A) in the case of a termination where prior to such termination an Acquisition Proposal Announcement shall have been made and not withdrawn, the Termination Expenses, or (B) in the case of a termination where there is no Acquisition Proposal Announcement, the Reduced Termination Expenses, within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, unless, (x) in the case of any termination pursuant to Section 10.01(b)(i), Parent’s failure to fulfill any of its obligations under this Agreement has been the sole cause of the failure of the Merger to be consummated on or before the Outside Date and therefore no Termination Expenses shall be owed to Parent under this Section 11.04(b)(ii)(3) or (y) in the case of any termination pursuant to Section 10.01(b)(iii) and there has been no Acquisition Proposal Announcement, Desnick fails to vote the Company Stock beneficially owned by him in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby at the Company Stockholder Meeting in accordance with the Voting Agreement between Desnick, Parent and the Company, and therefore no Reduced Termination Expenses shall be owed to Parent under this Section 11.04(b)(ii)(3); provided that the aggregate payments by the Company pursuant to Section 11.04(b)(i) together with the Termination Expenses under this Section 11.04(b)(ii) shall not exceed 5% of the aggregate Merger Consideration; and
(4)	Section 10.01(c)(ii), as a result of a breach by the Company of any of its covenants, agreements, representations or warranties set forth in this Agreement, other than as expressly described in clauses (B) or (C) of Section 11.04(b)(i)(1), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to the Termination Expenses within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the Company shall not be required to pay more than an aggregate of $1.5 million in Termination Expenses pursuant to this Section 11.04(b)(ii)(4).

(iii)  Parent agrees to pay a fee (the “Parent Termination Fee”) to the Company in the amount of $2,290,650 if the Company terminates this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii). Pursuant to the terms of the Limited Guarantee, James H. Desnick M.D. unconditionally guarantees to the Company all obligations of Parent pursuant to this Section 11.04(b)(iii).

(c)  The payment of the Company Termination Fee or the Parent Termination Fee, as applicable, shall be made by wire transfer of immediately available funds by the Company or Parent, as applicable, within two (2) Business Days following the termination of this Agreement in the case of Section 11.04(b)(i)(1) and (3) or in the case of Section 11.04(b)(ii), and within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 11.04(b)(i)(2). For the avoidance of doubt, any payment to be made by any party under Section 11.04(b) shall be payable only once to such other party with respect to Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof or on more occasion pursuant to the same subsection of this Section 11.04.

(d)  Exclusive Remedy.

(i)  Except as provided in Section 11.13, the parties acknowledge that the payments required to be made pursuant to Section 11.04(b) shall be, with respect to the matters giving rise to the payments in clause (b) of this Section, the sole and exclusive remedy of the parties hereto for monetary damages under this Agreement related to the matters giving rise to such payments. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), the guarantee pursuant to the Limited Guarantee, except in the case of fraud or willful misconduct, shall be the sole remedy of the Company and its Subsidiaries against Desnick or the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees or Financing Sources of Desnick, Parent, Merger Subsidiary or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Subsidiary in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of Desnick, Parent, Merger Subsidiary or any of their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(ii)  The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 11.04, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 11.04, the Company or Parent, as applicable, shall pay to Parent or the Company the reasonable costs and expenses of Parent or the Company, as applicable (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee, as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 11.05.  Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or any Company SEC Document filed after December 31, 2010 and before the date hereof shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of the Company SEC Document filed after December 31, 2010 and before the date hereof entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, disclosure for purposes of) any representations and warranties of the Company contained in this Agreement. The inclusion of any information in the Company Disclosure Schedule or in any Company SEC Document filed after December 31, 2010 and before the date hereof, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  Each of the parties hereto (a) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (b) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement, the Limited Guarantee and each of the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance; Monetary Damages.  The parties hereto agree that irreparable damage would occur to Parent or Merger Subsidiary if any provision of this Agreement were not performed in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company or to enforce specifically against the Company the performance of the terms and provisions hereof by the Company, in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question, in addition to any other remedy to which Parent and Merger Subsidiary are entitled at law or in equity. The Company hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity. Notwithstanding anything herein to the contrary, the parties hereto further acknowledge and agree that the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or otherwise seek to enforce specifically or through any other equity rule or remedy against Parent or Merger Subsidiary the terms and provisions of this Agreement, and that the Company’s sole and exclusive remedy with respect any such breach shall be the remedy available to the Company pursuant to Section 11.04(b)(iii); provided that the Company shall be entitled to specific performance against Parent and Merger Subsidiary to prevent any breach by Parent or Merger Subsidiary of Section 7.04.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

A-CONMED HEALTHCARE MANAGEMENT, INC.
By: /s/ Richard W. Turner Name: Richard W. Turner Title: Chairman of the Board
AYELET INVESTMENTS LLC
By: /s/ James H. Desnick, M.D. Name: James H. Desnick, M.D. Title: CEO
AYELET MERGER SUBSIDIARY, INC.
By: /s/ James H. Desnick, M.D. Name: James H. Desnick, M.D. Title: CEO

AMENDMENT NO. 1 TO MERGER AGREEMENT

This Amendment No. 1 to Merger Agreement (this “Amendment”) is dated as of October 24, 2011 by and among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

R E C I T A L S

WHEREAS, the Company, Parent and Merger Subsidiary are parties to that certain Merger Agreement dated as of July 11, 2011 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Agreement. Effective as of the date hereof, the Agreement shall be amended as follows:

(a)  Section 9.01(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Cash on Hand. The Company and its Subsidiaries shall have on hand immediately prior to the Effective Time cash and cash equivalents determined in accordance with GAAP in an aggregate amount equal to or greater than the sum of (i) $12 million plus, (ii) an amount equal to the outstanding principal amount due and owing by the Company to Premium Assignment Corporation as of the Closing Date under the Premium Finance Agreement dated September 28, 2011 by and between the Company and Premium Assignment Corporation, plus (iii) an amount equal to the portion of payroll accrual of the Company and its Subsidiaries, in the aggregate, for the period beginning on the day following the last pay date of the Company preceding the Closing Date and ending on the Closing Date, it being understood that the amount of payroll accrual of the Company and its Subsidiaries immediately following the last pay date of the Company preceding the Closing Date shall begin at zero and the payroll shall accrue thereafter through the Closing Date in a manner consistent with past practice (clauses (i), (ii) and (iii) together being the “Cash on Hand Amount”); provided that, to the extent that the Company has cash and cash equivalents in excess of the Cash on Hand Amount immediately prior to the Effective Time, the Company shall use any such excess cash and cash equivalents to make, immediately after the Effective Time, change of control payments in an aggregate amount not to exceed the amounts listed on item 1 of Section 4.26 of the Company Disclosure Schedule.”

2.  Consent. Parent hereby (i) consents to the entry into by the Company of the Premium Finance Agreement dated September 28, 2011 by and between the Company and Premium Assignment Corporation (the “Premium Finance Agreement”) and (ii) acknowledges and agrees that the Company’s execution of the Premium Finance Agreement will not be a breach of the Merger Agreement.

3.  Miscellaneous.

(a)  From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Agreement as amended hereby.

(b)  Except as specifically set forth above, the Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)  This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

CONMED HEALTHCARE MANAGEMENT, INC.
By: /s/ Richard W. Turner Name: Richard W. Turner Title: Chairman of the Board
AYELET INVESTMENTS LLC
By: /s/ James H. Desnick Name: James J. Desnick, M.D. Title: CEO
AYELET MERGER SUBSIDIARY, INC.
By: /s/ James H. Desnick Name: James J. Desnick, M.D. Title: CEO

ANNEX B

[Letterhead of Gleacher & Company Securities Inc.]

July 11, 2011

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, MD 21076
Attention: Members of the Board of Directors

Members of the Board of Directors:

We understand that Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and each share of common stock, $0.0001 par value (“Company Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Company Common Stock held in the treasury of the Company and Company Common Stock owned, directly or indirectly, by the Company or Parent) will be converted into the right to receive to receive $3.85 in cash (the “Consideration”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. We understand that India Investment Company (“Ultimate Parent”), Parent and Merger Sub have been formed by or on behalf of Dr. James H. Desnick, M.D., the beneficial owner of approximately 9.4% of the outstanding Company Common Stock (“Desnick”), Parent is a wholly owned subsidiary of Ultimate Parent and that, prior to the consummation of the Merger, Desnick will contribute, or cause the contribution of, approximately 1,430,778 shares of Company Common Stock representing approximately 10.9% of the outstanding Company Common Stock to Ultimate Parent in exchange for equity securities of Ultimate Parent. We further understand that Desnick has obtained a commitment letter, dated July 11, 2011 (the “Financing Letter”), from Levine Leichtman Capital Partners, Inc. (together with its affiliated or associated investment funds, “LLCP” and, together with Desnick and investment funds and other parties affiliated or associated with Desnick, the “Excluded Parties”) confirming LLCP’s commitment to provide debt financing to Parent in connection with the Merger, upon the terms and subject to the conditions set forth in the Financing Letter.

You have requested that we provide the Board of Directors of the Company (the “Board”) with our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders of the Company Common Stock other than the Excluded Parties and their affiliates of the Consideration to be received by such holders in the Merger.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information relating to the Company, including publicly available equity research analyst reports;
ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;
iii)	analyzed certain financial forecasts prepared by the management of the Company;
iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
v)	reviewed the financial performance of the Company as compared to that of certain other companies with publicly traded securities that we considered relevant;
vi)	reviewed the reported prices and trading activity of Company Common Stock and compared those prices and trading activity to the publicly reported prices and trading activity of the publicly traded equity securities of certain other companies that we considered relevant;
vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant and compared those terms to the financial terms of the proposed Merger;
viii)	reviewed a draft, dated July 11, 2011, of the Merger Agreement and a draft, dated June 29, 2011, of the Financing Letter; and
ix)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from public sources) for the purposes of this opinion. With respect to the financial forecasts prepared and provided to us by management of the Company, with your consent, we have assumed that they have been reasonably prepared based on the best estimates and judgments of the senior management of the Company as to the future financial performance of the Company and the other matters covered thereby and are the best currently available forecasts with respect to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the estimates, judgments or assumptions on which they are based, and we have relied upon the assurances of the senior management of the Company that they are unaware of any facts or circumstances that would make the information provided to or reviewed by us incomplete or misleading. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or its subsidiaries nor have we been furnished with any such valuations or appraisals and, we do not express any opinion as to the value of any such assets or liabilities of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the date of the most recent financial statements of the Company provided to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied without modification or waiver and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses or this opinion. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company or the contemplated benefits of the Merger. In addition, we do not provide legal, accounting, regulatory or tax advice and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to the price at which any share of Company Common Stock or any other security may trade at any time, including subsequent to the date of our opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock other than the Excluded Parties and their affiliates of the Consideration to be received by such holders in the Merger, and we do not express any view or opinion as to any other term, provision, aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of the Merger or the Consideration to be received by the holders of Company Common Stock in the Merger to the holders of any other class of securities of the Company, the creditors or other constituencies of the Company or its subsidiaries. We have not been asked to, nor do we, offer any opinion as to the form or structure of the Merger or the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, we express no opinion with respect to the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the Merger or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the Financing Letter, the financing of the Merger or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which will become payable only if the Merger is consummated and a portion of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for liabilities relating to or arising out of our engagement. We and certain of our affiliates, and certain of our and their respective employees may have invested in investment funds and their portfolio companies that are affiliated or associated with the Excluded Parties. We and our affiliates may have in the past provided, and may in the future provide, financial advice and other services to the Company, Parent, the Excluded Parties, any other company that may be involved in the Merger, certain significant stockholders of the Company including John Pappajohn, Lehman Brothers Holdings, Inc. and Gainsborough, LLC (collectively, the “Stockholders”), and certain of their respective affiliates for which we and our affiliates may have received and would expect to receive compensation. In the ordinary course of business Gleacher & Company Securities, Inc. (“Gleacher & Company”) and certain of its affiliates may trade the securities or other financial instruments of the Company, LLCP, Parent, the Stockholders and certain of their respective affiliates, including investment funds and their portfolio companies that are affiliated or associated with the Excluded Parties for their own account and for accounts of customers, and may at any time hold a long and short position in any such securities and financial instruments.

Our opinion expressed herein is provided for the information of the Board (solely in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation as to whether the Board of Directors of the Company should approve the Merger Agreement or recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Merger or any matter related thereto.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock other than the Excluded Parties and their affiliates in the Merger is fair, from a financial point of view, to such holders. The issuance of this opinion has been approved by the Fairness Committee of Gleacher & Company.

Very truly yours, GLEACHER & COMPANY SECURITIES, INC.

ANNEX C-1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 11, 2011 by and between Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Ayelet Merger Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, the Company’s Board of Directors has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and such number of Company Stock Options and Warrants as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his Shares and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Shares” means (i) all securities of the Company (including Company Stock, Company Stock Options, Warrants and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof (including without limitation, all securities of the Company set forth on Schedule 1) and (ii) all additional securities of the Company (including Company Stock, Company Stock Options, Warrants, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)  For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (whether with or without consideration) (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01  Agreement To Vote Shares.  (a) Prior to the termination of this Agreement, at every meeting of stockholders of the Company called, including the Company Stockholder Meeting, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)  Stockholder agrees that prior to termination of this Agreement he will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Company Acquisition Proposal (other than the Merger), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Merger), (iii) corporate action the consummation of which would materially frustrate the purposes, prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) any change in the board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent, (v) any material change in the present capitalization or dividend policy of the Company, or (vi) any material change in the Company’s corporate structure, the Company’s articles of incorporation, charter or bylaws or comparable organizational documents of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent.

Section 2.02  Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with and pursuant to Section 5.04 hereof, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.01 as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to all of the Stockholder’s Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. The proxy granted by Stockholder shall be revoked automatically and without any further act of Stockholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01  Stockholder represents and warrants to Parent that:

(a)  Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate (or equivalent) powers of Stockholder and have been duly authorized by all necessary corporate (or equivalent) action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

(b)  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any material agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, or (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement.

(c)  Ownership of Shares.  (i) Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the shares of Company Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

(ii)  Stockholder is the owner of the Company Stock Options and Warrants set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options and Warrants are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options and Warrants will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).

(iii) For each of the Shares owned by Stockholder, Stockholder has (A) the sole right to vote, (B) the sole power of disposition, and (C) the sole power to demand dissenter’s rights, if applicable. None of the shares of Company Stock, Company Stock Options and Warrants set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any proxy, voting trust or other agreement or arrangement with respect to the voting or disposition of such shares, options or warrants.

(d)  Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(f)  Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(g)  Reliance.  Stockholder understands and acknowledges that each of Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h)  Company Acquisition Proposals.  As of the date of this Agreement, Stockholder is not engaged in any discussions or negotiations with any party other than Parent with respect any Company Acquisition Proposal.

Section 3.02.  Parent represents and warrants to Stockholder that:

(a)  Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)  Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (a) violate its certificate of incorporation or by-laws (or similar governing documents) or any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4
COVENANTS

Section 4.01  Transfer Restrictions.  Prior to the termination of this Agreement Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except (a) as contemplated by the Merger Agreement, (b) by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were the Stockholder hereunder), or (c) as specifically required by court order; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any stock options or warrants of the Company held by Stockholder, (ii) transfer Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Stockholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Stockholder hereunder, or (iii) by will in which case this Agreement shall bind the transferee. Stockholder agrees not to deposit (or permit the deposit of) any of Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares, or prior to the termination of this Agreement take any action that would make any representation, warranty or covenant of the Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

Section 4.02  Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or his commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder to act in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04  Termination.  This Agreement shall terminate:

(a)  upon the earliest to occur of:

(i)  the Effective Time;

(ii)  the termination of the Merger Agreement in accordance with its terms;

(b)  at any time upon the written agreement of Parent and Stockholder; and

(c)  the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Merger Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Stock solely in their capacities as holders of Common Stock.

Section 5.05  Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06  Publication.  Stockholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Authority, Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. No person, other than the parties hereto and their successors and permitted assigns, shall have right, remedy, or claim under or in respect of this Agreement or any provision hereof.

Section 5.09  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)  Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 5.10 shall be deemed effective service of process on such party.

(c)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10  Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Ayelet Investments LLC
c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Attention: James H. Desnick, M.D.
Facsimile No.: _______________
E-mail: jimd@mma40.com

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Robert F. Wall
         Brian M. Schafer
Facsimile No.: (312) 558-5700

if to Stockholder, to:

if to Stockholder, to:

John Pappajohn

Facsimile No.:

with a copy to:

Facsimile No.:

Section 5.11  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14  Pending Bankruptcy of Stockholder.  In the event that Stockholder shall be the subject of a pending bankruptcy petition under Title 11 of the United States Code, this Agreement shall not become effective with respect to or binding upon Stockholder, and none of the representations, warranties, covenants or agreements of Stockholder (except for the covenant set forth in the last sentence of this Section 5.14) shall be deemed to be given, true or correct (in the case of representations and warranties) or made (in the case of covenants and agreements) until the first date on which this Agreement and the transactions contemplated hereby have been duly approved by the bankruptcy court exercising jurisdiction over such case by virtue of the entry of an order authorizing Stockholder to enter into this Agreement (the “Approval Order”), and the expiration of any period in which an appeal may be filed to such Approval Order without the entry of an order staying the effect of the Approval Order. Stockholder hereby agrees that Stockholder will use Stockholder’s commercially reasonable efforts to expedite the filing of any pleadings necessary or appropriate to cause the bankruptcy court to enter the Approval Order as expeditiously as possible.

Section 5.15  Board of Directors Action.  No action taken by the Board of Directors of the Company (including the withdrawal, modification or amendment of the Company Board Recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of Stockholder hereunder, subject to Section 5.01.

Section 5.16  Legal Counsel.  Stockholder acknowledges that he has been advised to, and has had the opportunity to consult with his personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Parent represent the Parent and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby. Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.17  Entire Agreement.  This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Voting Agreement to be executed as of the date first written above.

AYELET INVESTMENTS LLC
By: /s/ James H. Desnick Name: James H. Desnick, M.D. Title: Chief Executive Officer
STOCKHOLDER:
By: /s/ John Pappajohn Name: John Pappajohn

Schedule 1
Shares Beneficially Owned by Stockholder

2,558,342 shares of Company Stock

Company Stock Options

•	40,000 shares of Company Stock issuable upon exercise of such outstanding Company Stock Options

ANNEX C-2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 11, 2011 by and between Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Ayelet Merger Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, the Company’s Board of Directors has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and such number of Company Stock Options and Warrants as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his Shares and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Shares” means (i) all securities of the Company (including Company Stock, Company Stock Options, Warrants and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof (including without limitation, all securities of the Company set forth on Schedule 1) and (ii) all additional securities of the Company (including Company Stock, Company Stock Options, Warrants, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)  For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (whether with or without consideration) (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01  Agreement To Vote Shares.  (a) Prior to the termination of this Agreement, at every meeting of stockholders of the Company called, including the Company Stockholder Meeting, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)  Stockholder agrees that prior to termination of this Agreement he will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Company Acquisition Proposal (other than the Merger), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Merger), (iii) corporate action the consummation of which would materially frustrate the purposes, prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) any change in the board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent, (v) any material change in the present capitalization or dividend policy of the Company, or (vi) any material change in the Company’s corporate structure, the Company’s articles of incorporation, charter or bylaws or comparable organizational documents of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent.

Section 2.02  Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with and pursuant to Section 5.04 hereof, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.01 as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to all of the Stockholder’s Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. The proxy granted by Stockholder shall be revoked automatically and without any further act of Stockholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01  Stockholder represents and warrants to Parent that:

(a)  Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate (or equivalent) powers of Stockholder and have been duly authorized by all necessary corporate (or equivalent) action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

(b)  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any material agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, or (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement.

(c)  Ownership of Shares.  (i) Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the shares of Company Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

(ii)  Stockholder is the owner of the Company Stock Options and Warrants set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options and Warrants are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options and Warrants will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).

(iii)  For each of the Shares owned by Stockholder, Stockholder has (A) the sole right to vote, (B) the sole power of disposition, and (C) the sole power to demand dissenter’s rights, if applicable. None of the shares of Company Stock, Company Stock Options and Warrants set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any proxy, voting trust or other agreement or arrangement with respect to the voting or disposition of such shares, options or warrants.

(d)  Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(f)  Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(g)  Reliance.  Stockholder understands and acknowledges that each of Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h)  Company Acquisition Proposals.  As of the date of this Agreement, Stockholder is not engaged in any discussions or negotiations with any party other than Parent with respect any Company Acquisition Proposal.

Section 3.02.  Parent represents and warrants to Stockholder that:

(a)  Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)  Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (a) violate its certificate of incorporation or by-laws (or similar governing documents) or any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4
COVENANTS

Section 4.01  Transfer Restrictions.  Prior to the termination of this Agreement Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except (a) as contemplated by the Merger Agreement, (b) by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were the Stockholder hereunder), or (c) as specifically required by court order; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any stock options or warrants of the Company held by Stockholder, (ii) transfer Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Stockholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Stockholder hereunder, or (iii) by will in which case this Agreement shall bind the transferee. Stockholder agrees not to deposit (or permit the deposit of) any of Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares, or prior to the termination of this Agreement take any action that would make any representation, warranty or covenant of the Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

Section 4.02  Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or his commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder to act in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04  Termination.  This Agreement shall terminate:

(a)  upon the earliest to occur of:

(i)  the Effective Time;

(ii)  the termination of the Merger Agreement in accordance with its terms;

(b)  at any time upon the written agreement of Parent and Stockholder; and

(c)  the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Merger Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Stock solely in their capacities as holders of Common Stock.

Section 5.05  Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06  Publication.  Stockholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Authority, Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. No person, other than the parties hereto and their successors and permitted assigns, shall have right, remedy, or claim under or in respect of this Agreement or any provision hereof.

Section 5.09  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)  Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 5.10 shall be deemed effective service of process on such party.

(c)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10  Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Ayelet Investments LLC
c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Attention: James H. Desnick, M.D.
Facsimile No.: _______________
E-mail: jimd@mma40.com

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Robert F. Wall
         Brian M. Schafer
Facsimile No.: (312) 558-5700

if to Stockholder, to:

c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Attention: James H. Desnick, M.D.
Facsimile No.: _______________
E-mail: jimd@mma40.com

with a copy to Winston & Strawn LLP at the address above set forth.

Section 5.11  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14  Pending Bankruptcy of Stockholder.  In the event that Stockholder shall be the subject of a pending bankruptcy petition under Title 11 of the United States Code, this Agreement shall not become effective with respect to or binding upon Stockholder, and none of the representations, warranties, covenants or agreements of Stockholder (except for the covenant set forth in the last sentence of this Section 5.14) shall be deemed to be given, true or correct (in the case of representations and warranties) or made (in the case of covenants and agreements) until the first date on which this Agreement and the transactions contemplated hereby have been duly approved by the bankruptcy court exercising jurisdiction over such case by virtue of the entry of an order authorizing Stockholder to enter into this Agreement (the “Approval Order”), and the expiration of any period in which an appeal may be filed to such Approval Order without the entry of an order staying the effect of the Approval Order. Stockholder hereby agrees that Stockholder will use Stockholder’s commercially reasonable efforts to expedite the filing of any pleadings necessary or appropriate to cause the bankruptcy court to enter the Approval Order as expeditiously as possible.

Section 5.15  Board of Directors Action.  No action taken by the Board of Directors of the Company (including the withdrawal, modification or amendment of the Company Board Recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of Stockholder hereunder, subject to Section 5.01.

Section 5.16  Legal Counsel.  Stockholder acknowledges that he has been advised to, and has had the opportunity to consult with his personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Parent represent the Parent and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby. Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.17  Entire Agreement.  This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Voting Agreement to be executed as of the date first written above.

AYELET INVESTMENTS LLC
By: /s/ James H. Desnick Name: James H. Desnick, M.D. Title: Chief Executive Officer
STOCKHOLDER:
By: /s/ James H. Desnick Name: James H. Desnick, M.D.

Schedule 1
Shares Beneficially Owned by Stockholder

1,118,300 shares of Company Stock

4 Warrants

•	91,570 shares of Company Stock issuable upon exercise of such outstanding Warrant

ANNEX C-3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 11, 2011 by and between Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Ayelet Merger Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, the Company’s Board of Directors has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and such number of Company Stock Options and Warrants as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his Shares and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Shares” means (i) all securities of the Company (including Company Stock, Company Stock Options, Warrants and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof (including without limitation, all securities of the Company set forth on Schedule 1) and (ii) all additional securities of the Company (including Company Stock, Company Stock Options, Warrants, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)  For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (whether with or without consideration) (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02  Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01  Agreement To Vote Shares.  (a) Prior to the termination of this Agreement, at every meeting of stockholders of the Company called, including the Company Stockholder Meeting, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)  Stockholder agrees that prior to termination of this Agreement he will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Company Acquisition Proposal (other than the Merger), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Merger), (iii) corporate action the consummation of which would materially frustrate the purposes, prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) any change in the board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent, (v) any material change in the present capitalization or dividend policy of the Company, or (vi) any material change in the Company’s corporate structure, the Company’s articles of incorporation, charter or bylaws or comparable organizational documents of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent.

Section 2.02  Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with and pursuant to Section 5.04 hereof, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.01 as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to all of the Stockholder’s Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. The proxy granted by Stockholder shall be revoked automatically and without any further act of Stockholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01  Stockholder represents and warrants to Parent that:

(a)  Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate (or equivalent) powers of Stockholder and have been duly authorized by all necessary corporate (or equivalent) action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

(b)  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any material agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, or (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement.

(c)  Ownership of Shares.  (i) Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the shares of Company Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

(ii)  Stockholder is the owner of the Company Stock Options and Warrants set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options and Warrants are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options and Warrants will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).

(iii)  For each of the Shares owned by Stockholder, Stockholder has (A) the sole right to vote, (B) the sole power of disposition, and (C) the sole power to demand dissenter’s rights, if applicable. None of the shares of Company Stock, Company Stock Options and Warrants set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any proxy, voting trust or other agreement or arrangement with respect to the voting or disposition of such shares, options or warrants.

(d)  Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(f)  Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(g)  Reliance.  Stockholder understands and acknowledges that each of Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h)  Company Acquisition Proposals.  As of the date of this Agreement, Stockholder is not engaged in any discussions or negotiations with any party other than Parent with respect any Company Acquisition Proposal.

Section 3.02.  Parent represents and warrants to Stockholder that:

(a)  Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)  Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (a) violate its certificate of incorporation or by-laws (or similar governing documents) or any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4
COVENANTS

Section 4.01  Transfer Restrictions.  Prior to the termination of this Agreement Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except (a) as contemplated by the Merger Agreement, (b) by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were the Stockholder hereunder), or (c) as specifically required by court order; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any stock options or warrants of the Company held by Stockholder, (ii) transfer Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Stockholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Stockholder hereunder, or (iii) by will in which case this Agreement shall bind the transferee. Stockholder agrees not to deposit (or permit the deposit of) any of Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares, or prior to the termination of this Agreement take any action that would make any representation, warranty or covenant of the Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

Section 4.02  Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or his commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder to act in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04  Termination.  This Agreement shall terminate:

(a)  upon the earliest to occur of:

(i)  the Effective Time;

(ii)  the termination of the Merger Agreement in accordance with its terms;

(b)  at any time upon the written agreement of Parent and Stockholder; and

(c)  the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Merger Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Stock solely in their capacities as holders of Common Stock.

Section 5.05  Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06  Publication.  Stockholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Authority, Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. No person, other than the parties hereto and their successors and permitted assigns, shall have right, remedy, or claim under or in respect of this Agreement or any provision hereof.

Section 5.09  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)  Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 5.10 shall be deemed effective service of process on such party.

(c)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10  Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Ayelet Investments LLC
c/o Medical Equity Dynamics, LLC
370 Ravine Drive
Highland Park, Illinois 60035
Attention: James H. Desnick, M.D.
Facsimile No.: _______________
E-mail: jimd@mma40.com

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Robert F. Wall
         Brian M. Schafer
Facsimile No.: (312) 558-5700

if to Stockholder, to:

Edward Heil
202 St. Michael Court
Oak Brook, Illiniois 60523
Facsimile No.: (630) 323-4778

with a copy to:

Facsimile No.:

Section 5.11  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14  Pending Bankruptcy of Stockholder.  In the event that Stockholder shall be the subject of a pending bankruptcy petition under Title 11 of the United States Code, this Agreement shall not become effective with respect to or binding upon Stockholder, and none of the representations, warranties, covenants or agreements of Stockholder (except for the covenant set forth in the last sentence of this Section 5.14) shall be deemed to be given, true or correct (in the case of representations and warranties) or made (in the case of covenants and agreements) until the first date on which this Agreement and the transactions contemplated hereby have been duly approved by the bankruptcy court exercising jurisdiction over such case by virtue of the entry of an order authorizing Stockholder to enter into this Agreement (the “Approval Order”), and the expiration of any period in which an appeal may be filed to such Approval Order without the entry of an order staying the effect of the Approval Order. Stockholder hereby agrees that Stockholder will use Stockholder’s commercially reasonable efforts to expedite the filing of any pleadings necessary or appropriate to cause the bankruptcy court to enter the Approval Order as expeditiously as possible.

Section 5.15  Board of Directors Action.  No action taken by the Board of Directors of the Company (including the withdrawal, modification or amendment of the Company Board Recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of Stockholder hereunder, subject to Section 5.01.

Section 5.16  Legal Counsel.  Stockholder acknowledges that he has been advised to, and has had the opportunity to consult with his personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Parent represent the Parent and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby. Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.17  Entire Agreement.  This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Voting Agreement to be executed as of the date first written above.

AYELET INVESTMENTS LLC
By: /s/ James H. Desnick Name: James H. Desnick, M.D. Title: Chief Executive Officer
STOCKHOLDER:
By: /s/ Edward Heil Name: Edward Heil

Schedule 1
Shares Beneficially Owned by Stockholder

209,700 shares of Company Stock

1 Warrant

•	8,430 shares of Company Stock issuable upon exercise of such outstanding Warrant

ANNEX D

DELAWARE GENERAL CORPORATION LAW SECTION 262

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

SPECIAL MEETING OF STOCKHOLDERS OF
CONMED HEALTHCARE MANAGEMENT, INC.
TO BE HELD NOVEMBER 15, 2011

Directions to offices of Kramer Levin Naftalis & Frankel LLP

By Air

There are three major airports in the metropolitan area: LaGuardia Airport (which is closest in the NYC Borough of Queens), John F. Kennedy International Airport (on Long Island) and Newark International Airport (in Newark, NJ). From each of these airports, you can take a taxi to and from the office.

From Penn Station (Hub for Long Island Railroad, Amtrak and some NJ Transit Trains)

Walk north on Seventh Avenue to 45th Street and make a right onto 45th Street. Walk one avenue east to Avenue of the Americas (6th Avenue). 1177 Avenue of the Americas is on your near left corner of 45th.

From Port Authority (Hub for NJ Transit Buses and Some Out of Town Buses such as Greyhound)

Walk north on Eighth Avenue to 45th Street and make a right onto 45th Street. Walk three avenues east to Avenue of the Americas (6th Avenue). 1177 Avenue of the Americas is on your near left corner of 45th.

From Grand Central Station (Hub for MetroNorth — Connecticut and Westchester)

Walk west two and a half avenues up 42nd Street to Avenue of the Americas (6th Avenue). Make a right on 42nd Street and Avenue of the Americas. Walk three blocks north on Avenue of Americas to #1177.

Nearest Subway Stations

The B, D, F and M trains all go to 47th and 50th Streets/Rockefeller Center. The A, C, E, 7, 1, 2, 3, N, R and Q trains all go to 42nd Street/Times Square (Broadway and Seventh Avenues). The 4, 5, 6 and 7 trains all go to Grand Central Terminal (42nd – 45th Streets between Lexington and Madison Avenues).

Parking

The two nearest parking garages are the garage on 46th Street, between 7th Avenue and Avenue of the Americas (6th Avenue), right before the Muse Hotel, and the Grace Building Garage on 43rd Street and Avenue of the Americas.

The office is located between 45th and 46th Streets. Reception is on the 29th Floor.

CONMED HEALTHCARE MANAGEMENT, INC.

SPECIAL MEETING OF STOCKHOLDERS

Tuesday, November 15, 2011
9:00 a.m.

CONMED HEALTHCARE MANAGEMENT, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONMED HEALTHCARE MANAGEMENT, INC.

The undersigned hereby appoint(s) Richard Turner and Thomas Fry with the power of substitution and resubstitution to vote any and all shares of capital stock of Conmed Healthcare Management, Inc. (the "Company") which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Special Meeting of the Company, to be held on Tuesday, November 15, 2011, at 9:00 a.m. local time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Special Meeting (receipt of which is hereby acknowledged).

See reverse for voting instructions.

Conmed HEALTHCARE MANAGEMENT

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/conm
Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 14, 2011.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 14, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

2. To approve on a nonbinding basis the "golden parachute" compensation that may be payable to the Company's named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table found in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3.** In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.